Exhibit 10.1

SEVENTH AMENDMENT

This Seventh Amendment (the “Agreement”) to the Credit Agreement referred to below is dated as of June 6, 2008, by and among BOWATER CANADIAN FOREST PRODUCTS INC., a company organized under the laws of Canada, in its capacity as Borrower under the Credit Agreement referred to below (the “Borrower”), BOWATER INCORPORATED, a corporation organized under the laws of Delaware, in its capacity as a Guarantor under the Credit Agreement referred to below (the “Original U.S. Borrower”), certain Subsidiaries and Affiliates of the Original U.S. Borrower party hereto (the “Grantors”), ABITIBIBOWATER INC., a corporation organized under the laws of Delaware (the “Parent”), the Lenders party hereto (collectively, the “Lenders”) pursuant to an authorization (in the form attached hereto as Exhibit A, each a “Lender Authorization”) and THE BANK OF NOVA SCOTIA, as administrative agent (the “Administrative Agent”) for the Lenders party to the Credit Agreement referred to below.

STATEMENT OF PURPOSE:

The Borrower, the Original U.S. Borrower, the existing Lenders, certain other financial institutions and the Administrative Agent are parties to the Credit Agreement dated as of May 31, 2006 (as amended by that certain First Amendment dated as of July 20, 2007, that certain Second Amendment dated as of October 31, 2007, that certain Third Amendment and Waiver dated as of February 25, 2008, that certain Fourth Amendment dated as of March 31, 2008, that certain Fifth Amendment Agreement dated as of April 30, 2008, that certain Sixth Amendment dated as of May 28, 2008, as amended hereby and as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

The Borrower has requested that (i) the Commitments be increased by $31,250,000 (the “Increase”) and that, as such, Goldman Sachs Credit Partners L.P. (“GSCP”) and Canadian Imperial Bank of Commerce (“CIBC”) become Lenders under the Credit Agreement (ii) the Administrative Agent and the Lenders extend the Maturity Date of the Credit Facility to June 5, 2009 (the “Extension”) and (iii) the Credit Agreement be amended as more specifically set forth herein. Subject to the terms and conditions set forth herein, the Administrative Agent and each of the Lenders have agreed to grant such requests of the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Capitalized Terms. Except as otherwise provided herein, all capitalized undefined terms used in this Agreement (including, without limitation, in the introductory paragraph and the statement of purpose hereto) shall have the meanings assigned thereto in the Credit Agreement (as amended by this Agreement).

2. Increase of the Credit Facility.

(a) The Borrower, the Original U.S. Borrower, the Grantors, the existing Lenders and GSCP and CIBC as new Lenders hereby wish to amend the Credit Agreement and increase the Commitments under the Credit Facility by $31,250,000, with GSCP having a new Commitment of $25,000,000 and CIBC having a new Commitment of $20,000,000 and the Commitments of the existing Lenders being adjusted. Accordingly, the Commitments of all Lenders from the Seventh Amendment Effective Date shall be $143,750,000 and the Commitment of each Lender shall be as specified in Exhibit B.

(b) Upon this Agreement being effective on the Seventh Amendment Effective Date, the Administrative Agent shall notify the Borrower and the Lenders of the adjustments which are required to be made among the Lenders to ensure that all outstanding Loans and L/C Participations under Credit Facility are owed to the Lenders in the proportion of their respective Commitments and shall pay any all costs required pursuant to Section 4.9 of the Credit Agreement in connection with such adjustments as if such adjustments were repayments.

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(c) Upon receipt of such notification, the Lenders (including, for greater certainty, GSCP and CIBC) shall promptly pay to the Administrative Agent the amounts payable by such Lenders, respectively under such adjustments, and the Administrative Agent shall promptly distribute to the other Lenders the amounts so received to give effect to such adjustments. The Borrower acknowledges that upon such payment and distribution being made, the Loans and L/C Participations so adjusted shall be owing to the Lenders as provided in such adjustments.

(d) The Administrative Agent may determine the adjustments to be made pursuant to this Article 2 without regard to outstanding Swingline Loans with the Swingline Lender pursuant to Section 2.2 of the Credit Agreement.

3. Credit Agreement Amendments. The Credit Agreement is hereby amended as set forth on Exhibit C.

4. Conditions to Effectiveness. Upon the satisfaction of each of the following conditions, this Agreement shall be deemed to be effective as of June 6, 2008 (the “Seventh Amendment Effective Date”):

(a) the Administrative Agent shall have received counterparts of this Agreement executed by the Administrative Agent (on behalf of itself and each of the Lenders by virtue of each Lender’s execution of a Lender Authorization) the Borrower, the Original U.S. Borrower, the Parent and the Grantors;

(b) the Administrative Agent shall have received a resolution duly adopted by the board of directors (or equivalent governing body) of the Borrower and each U.S. Borrower authorizing the Increase;

(c) the Administrative Agent shall have received a favorable opinion from counsel to the Borrower addressed to the Administrative Agent and the Lenders with respect to this Agreement and the Credit Agreement;

(d) the Administrative Agent shall have been reimbursed for all fees and out-of-pocket charges and other expenses incurred in connection with this Agreement, including, without limitation, the reasonable fees and disbursements of counsel for the Administrative Agent and the U.S. Administrative Agent;

(e) the Borrower shall have paid to the Administrative Agent, for the account of each Lender (including the Administrative Agent) that has agreed to the Increase and the Extension and that executes and delivers this Agreement or a Lender Authorization to the Administrative Agent (or its counsel), an amendment and extension fee in an amount equal to 50 basis points times the principal amount of such Lender’s Commitment; and

(f) the Administrative Agent shall have received such other instruments, documents and certificates as the Administrative Agent shall reasonably request in connection with the execution of this Agreement.

5. Effect of the Agreement. Except as expressly provided herein, the Credit Agreement and the other Loan Documents shall remain unmodified and in full force and effect. Except as expressly set forth herein, this Agreement shall not be deemed (a) to be a waiver of, or consent to, a modification or amendment of, any other term or condition of the Credit Agreement or any other Loan Document, (b) to prejudice any other right or rights which the Administrative Agent or the Lenders may now have or may have in the future

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under or in connection with the Credit Agreement or the other Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or otherwise modified from time to time, (c) to be a commitment or any other undertaking or expression of any willingness to engage in any further discussion with the Borrower, the U.S. Borrower or any other Person with respect to any waiver, amendment, modification or any other change to the Credit Agreement or the Loan Documents or any rights or remedies arising in favor of the Lenders or the Administrative Agent, or any of them, under or with respect to any such documents or (d) to be a waiver of, or consent to or a modification or amendment of, any other term or condition of any other agreement by and among the Borrower and the U.S. Borrower, on the one hand, and the Administrative Agent or any other Lender, on the other hand. References in the Credit Agreement to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein”, and “hereof”) and in any Loan Document to the Credit Agreement shall be deemed to be references to the Credit Agreement as modified hereby.

6. Representations and Warranties/No Default. By their execution hereof,

(a) the Borrower, the Original U.S. Borrower and each Grantor hereby certifies, represents and warrants to the Administrative Agent and the Lenders that after giving effect to the amendments set forth in Sections 2 and 3 above, each of the representations and warranties set forth in the Credit Agreement and the other Loan Documents is true and correct in all material respects as of the date hereof (except to the extent that (i) any such representation or warranty that is qualified by materiality or by reference to Material Adverse Effect, in which case such representation or warranty is true and correct in all respects as of the date hereof or (ii) any such representation or warranty relates only to an earlier date, in which case such representation or warranty shall remain true and correct as of such earlier date) and that no Default or Event of Default has occurred or is continuing;

(b) the Borrower, the Original U.S. Borrower, the Parent and each of the Grantors hereby certifies, represents and warrants to the Administrative Agent and the Lenders that:

(i) it has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other documents executed in connection herewith to which it is a party in accordance with their respective terms and the transactions contemplated hereby; and

(ii) this Agreement and each other document executed in connection herewith has been duly executed and delivered by the duly authorized officers of the Borrower, the Original U.S. Borrower, the Parent and each of the Grantors, and each such document constitutes the legal, valid and binding obligation of the Borrower, the Original U.S. Borrower, the Parent and each of the Grantors, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

7. Reaffirmations. Each Credit Party (a) agrees that the transactions contemplated by this Agreement shall not limit or diminish the obligations of such Person under, or release such Person from any obligations under the Credit Agreement, the applicable Guaranty Agreement, the Collateral Agreement and each other Security Document to which it is a party, (b) confirms and reaffirms its obligations under the Credit Agreement, the applicable Guaranty Agreement, the Collateral Agreement and each other Security Document to which it is a party and (c) agrees that the Credit Agreement, the applicable Guaranty Agreement, the Collateral Agreement and each other Security Document to which it is a party remain in full force and effect and are hereby ratified and confirmed.

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8. Acknowledgement by Parent. The Parent hereby acknowledges receipt of a copy of the Credit Agreement and agrees, for the benefit of the Administrative Agent and the Secured Parties, to be bound thereby and to comply with the terms thereof insofar as such terms are applicable to it (including, without limitation, Sections 7.1(f), 10.6(i) and 12.1(o)).

9. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO THE CONFLICTS OF LAW PRINCIPLES THEREOF INSOFAR AS SUCH PRINCIPLES WOULD DEFER TO THE SUBSTANTIVE LAWS OF SOME OTHER JURISDICTION.

10. Counterparts. This Agreement may be executed by one or more of the parties hereto in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

11. Electronic Transmission. A facsimile, telecopy, pdf or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy, pdf or other reproduction hereof.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

BORROWER:

BOWATER CANADIAN FOREST PRODUCTS INC.

By:	/s/ William G. Harvey
	Name:	William G. Harvey
	Title:	Vice President and Treasurer

PARENT:

ABITIBIBOWATER INC.

By:	/s/ William G. Harvey
	Name:	William G. Harvey
	Title:	Senior Vice President and Chief Financial Officer

PARENT GRANTORS:

BOWATER INCORPORATED

By:	/s/ William G. Harvey
	Name:	William G. Harvey
	Title:	Vice President and Treasurer

BOWATER CANADIAN HOLDINGS INCORPORATED

By:	/s/ William G. Harvey
	Name:	William G. Harvey
	Title:	Vice President

BOWATER NEWSPRINT SOUTH LLC

By:	/s/ William G. Harvey
	Name:	William G. Harvey
	Title:	Manager

BOWATER NEWSPRINT SOUTH OPERATIONS, LLC

By:	/s/ William G. Harvey
	Name:	William G. Harvey
	Title:	Manager

Seventh Amendment =- Bowater Canada

BOWATER ALABAMA LLC

By:	/s/ William G. Harvey
	Name:	William G. Harvey
	Title:	Manager

SUBSIDIARY GRANTORS:

BOWATER CANADA FINANCE LIMITED PARTNERSHIP

By:	BOWATER CANADA TREASURY CORPORATION, its general partner

By:	/s/ William G. Harvey
	Name:	William G. Harvey
	Title:	President

BOWATER SHELBURNE CORPORATION

By:	/s/ William G. Harvey
	Name:	William G. Harvey
	Title:	President

BOWATER LAHAVE CORPORATION

By:	/s/ Duane A. Owens
	Name:	Duane A. Owens
	Title:	Vice President and Treasurer

[Signature Pages Continue]

Seventh Amendment =- Bowater Canada

THE BANK OF NOVA SCOTIA, as Administrative Agent (on behalf of itself and the Lenders (including the new Lenders) who have executed a Lender Authorization) and as Issuing Lender and Lender

By:	/s/ Robert Boomhour
Name:	Robert Boomhour
Title:	Director

Seventh Amendment =- Bowater Canada

Exhibit A

Form of Lender Authorization

LENDER AUTHORIZATION

Bowater Canadian Forest Products Inc.

Seventh Amendment

June 6, 2008

The Bank of Nova Scotia

40 King Street West

Scotia Plaza, 62nd Floor

Toronto, Ontario M5W 2X6

Attention: Corporate Banking Loan Syndication

Re:	Seventh Amendment dated as of June 6, 2008 (the “Amendment”) to that certain Credit Agreement dated as of May 31, 2006 (as amended, the “Agreement”) among Bowater Canadian Forest Products Inc. (the “Borrower”), Bowater Incorporated, the lenders party thereto (the “Lenders”), and The Bank of Nova Scotia, as administrative agent (the “Administrative Agent”) for the Lenders.

This Lender Authorization acknowledges our receipt and review of the execution copy of the Agreement, in the form posted on SyndTrak Online or otherwise distributed to us by the Administrative Agent. By executing this Lender Authorization, we hereby approve the Agreement and authorize the Administrative Agent to execute and deliver the Agreement on our behalf.

Each financial institution purporting to be a Lender (including a new Lender) and executing this Lender Authorization agrees or reaffirms that it shall be a party to the Agreements and the other Loan Documents (as defined in the Credit Agreement) to which Lenders are parties and shall have the rights and obligations of a “Lender” (as defined in the Credit Agreement), and agrees to be bound by the terms and provisions applicable to a “Lender” under each such agreement. In furtherance of the foregoing, each financial institution executing this Lender Authorization agrees to execute any additional documents reasonably requested by the U.S. Administrative Agent or the Administrative Agent, as applicable, to evidence such financial institution’s rights and obligations under the Credit Agreement.

A facsimile, telecopy, pdf or other reproduction of this Lender Authorization may be executed by one or more parties hereto, and an executed copy of this Lender Authorization may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.

[Insert name of applicable financial institution]

By:
Name:
Title:

Exhibit B

Lender	Commitment
The Bank of Nova Scotia	$41,250,000
Bank of Montreal	$37,500,000
Goldman Sachs Credit Partners L.P.	$25,000,000
Export Development Canada	$20,000,000
Canadian Imperial Bank of Commerce	$20,000,000

Total:	$143,750,000

Exhibit C

Published CUSIP Number:

Revolving Credit CUSIP Number:

CREDIT AGREEMENT

dated as of May 31, 2006

(as amended by that certain First Amendment dated as of July 20, 2007,

that certain Second Amendment dated as of October 31, 2007,

that certain Third Amendment and Waiver dated as of February 25, 2008,

that certain Fourth Amendment dated as of March 31, 2008, that certain Fifth Amendment dated as of April 30, 2008, that certain Sixth Amendment dated as of May 28, 2008 and that certain Seventh Amendment dated as of June 6, 2008)

by and among

BOWATER CANADIAN FOREST PRODUCTS INC.,

as Borrower,

BOWATER INCORPORATED,

as Guarantor,

the Lenders referred to herein,

THE BANK OF NOVA SCOTIA,

as Administrative Agent

and Issuing Lender,

BANK OF MONTREAL,

as Syndication Agent and Swingline Lender,

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Documentation Agent

WACHOVIA CAPITAL MARKETS, LLC,

as Sole Book Manager

WACHOVIA CAPITAL MARKETS, LLC,

as Lead Arranger

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-iv-

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EXHIBITS

Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Swingline Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Officer’s Compliance Certificate
Exhibit G	-	Form of Assignment and Assumption
Exhibit H	-	Form of Subsidiary Guaranty Agreement
Exhibit I	-	Form of Collateral Agreement
Exhibit J	-	Form of Intercompany Subordination Agreement
Exhibit K		Form of Borrowing Base Certificate

SCHEDULES

Schedule 1.1(a)	-	Existing Letters of Credit
Schedule 1.1(b)	-	Specified Existing Notes
Schedule 1.1(c)	-	Description of New U.S. Borrower Real Property
Schedule 6.1(b)	-	Subsidiaries and Capitalization
Schedule 6.1(i-1)	-	ERISA Plans
Schedule 6.1(i-2)	-	Canadian Plans
Schedule 6.1(l)	-	Significant Indebtedness
Schedule 6.1(n)	-	Burdensome Provisions
Schedule 6.1(t)	-	Litigation
Schedule 10.1	-	Permitted Indebtedness
Schedule 10.2	-	Existing Liens
Schedule 10.3	-	Existing Loans, Advances and Investments
Schedule 10.8	-	Transactions with Affiliates

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CREDIT AGREEMENT, dated as of May 31, 2006, by and among BOWATER CANADIAN FOREST PRODUCTS INC., a Canadian corporation (the “Borrower”), together with each additional borrower that becomes a party hereto pursuant to the terms hereof, as Borrower, BOWATER INCORPORATED, a Delaware corporation (the “Original U.S. Borrower”), together with each additional guarantor that becomes a party hereto pursuant to the terms hereof, as Guarantors, the lenders who are party to this Agreement or who may become a party to this Agreement pursuant to Section 14.10 hereof, as Lenders, and THE BANK OF NOVA SCOTIA, as Administrative Agent for the Lenders.

STATEMENT OF PURPOSE

The Borrower has requested, and the Lenders have agreed, to extend certain credit facilities to the Borrower on the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

“Abitibi” means Abitibi-Consolidated Inc.

“Abitibi Entities” means, collectively, Abitibi and its Subsidiaries.

“Accounts” has the meaning specified in Section 1.1 of the Collateral Agreement.

“Administrative Agent” means The Bank of Nova Scotia, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 13.6.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 14.1(c).

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. As used in this definition, the term “control” means (a) the power to vote ten percent (10%) or more of the securities or other equity interests of a Person having ordinary voting power (excluding, however, a Person or group whose ownership in another Person is permitted to be reported on Schedule 13G pursuant to Rule 13d-1(b) under the Securities Exchange Act of 1934, as amended) or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

Notwithstanding the foregoing, (i) no individual shall be an Affiliate of the U.S. Borrower or any of its Subsidiaries solely and exclusively by reason of his or her being a director, officer or employee of the U.S. Borrower or any of its Subsidiaries, (ii) none of the Subsidiaries of the U.S. Borrower shall be Affiliates of the U.S. Borrower or any of its Subsidiaries and (iii) no U.S.

Borrower shall be an Affiliate of any other U.S. Borrower; provided that the Abitibi Entities shall be Affiliates of the U.S. Borrower and its Subsidiaries for the purposes of this Agreement and the other Loan Documents and the U.S. Credit Agreement and the “Loan Documents” (as defined in the U.S. Credit Agreement).

“Aggregate Credit Exposure” means the sum of (a) the aggregate amount of outstanding Loans and (b) the aggregate amount of outstanding U.S. Loans.

“Agreement” means this Credit Agreement, as amended by (a) the First Amendment dated as of July 20, 2007 by and among the Borrower, the Guarantors and the Administrative Agent (on behalf of itself and the Lenders party thereto), (b) the Second Amendment dated as of October 31, 2007 by and among the Borrower, the Guarantors and the Administrative Agent (on behalf of itself and the Lenders party thereto), (c) the Third Amendment, (d) the Fourth Amendment, (e) the Fifth Amendment, (f) the Sixth Amendment and (g) the Seventh Amendment and as further amended, restated, supplemented or otherwise modified from time to time.

“Applicable Insolvency Laws” means all Applicable Laws governing bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (including, without limitation, 11 U.S.C. Sections 544, 547, 548 and 550 and other “avoidance” provisions of Title 11 of the United States Code, as amended or supplemented, the Bankruptcy and Insolvency Act (Canada), as amended or supplemented, the Companies’ Creditors Arrangement Act (Canada), as amended or supplemented, and the CCQ).

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, legally binding policies, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means the corresponding percentages per annum as set forth below based on the Average Utilization:

(a) as of any date of determination prior to the Conversion Date:

Pricing Level	Average Utilization Percentage	LIBOR +	Canadian Prime Rate or Base Rate +
I	Greater than 75%	3.00%	1.75%
II	Greater than 35%, but less than or equal to 75%	2.75%	1.50%
III	Less than or equal to 35%	2.50%	1.25%

(b) as of any date of determination on or after the Conversion Date:

Pricing Level	Average Utilization Percentage	LIBOR +	Base Rate +
I	Greater than 75%	3.50%	2.25%
II	Greater than 35%, but less than or equal to 75%	3.25%	2.00%
III	Less than or equal to 35%	3.00%	1.75%

The Applicable Margin shall be determined by the Administrative Agent and adjusted quarterly on each Calculation Date; provided that the Applicable Margin shall be based on Pricing Level II until the first Calculation Date occurring after the Seventh Amendment Effective Date and, thereafter the Pricing Level shall be determined by reference to the Average Utilization Percentage as of the last day of the most recently ended fiscal quarter of the U.S. Borrower preceding the applicable Calculation Date. The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all Extensions of Credit then existing or subsequently made or issued.

“Approved Fund” means any Person (other than a natural Person), including, without limitation, any special purpose entity, that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business; provided, that such Approved Fund must be administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“April 2008 Convertible Indebtedness” means that certain Indebtedness incurred by the Parent in accordance with the terms of Section 12.1(o)(viii) on or prior to April 15, 2008, which is convertible into Capital Stock of the Parent.

“Asset Coverage Amount” means, as of any date of determination, an amount equal to sixty percent (60%) of the net book value of the Coverage Assets as set forth on the Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries most recently delivered pursuant to Section 5.2 or Section 7.1 hereof.

“Asset Disposition” means the disposition of any or all of the assets (including, without limitation, any Capital Stock owned thereby) of the U.S. Borrower or any of its Subsidiaries whether by sale, lease, transfer or otherwise. The term “Asset Disposition” shall not include any Insurance and Condemnation Event.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 14.10), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Average Utilization” means, for any calendar quarter, the average daily principal balance of all Extensions of Credit outstanding during such calendar quarter.

“BA Discount Rate” means, with respect to an issue of Bankers’ Acceptances with the same maturity date, (a) for a Lender which is a Schedule I Lender, the CDOR Rate for the appropriate term, and (b) for a Lender which is a Lender (other than a Schedule I Lender), the arithmetic average (rounded upwards to the nearest 1/100 of 1%) of the actual discount rates for Bankers’ Acceptances for such term accepted by the Schedule II or III Reference Banks established in accordance with their normal practices at or about 10:00 a.m. (Toronto time) on the date of issuance.

“BA Equivalent Loan” means a Revolving Credit Loan made to the Borrower by a Non-BA Lender in lieu of accepting such Non-BA Lender’s share of Bankers’ Acceptances which may be evidenced by a Discount Note.

“BA Loan” means a borrowing by the Borrower by way of the issuance of Bankers’ Acceptances and includes a BA Equivalent Loan.

“BA Proceeds” means, for any Bankers’ Acceptance issued and to be purchased by the Lenders hereunder, an amount calculated on the applicable date that such Bankers’ Acceptance is accepted by dividing:

(a) the face amount of such Bankers’ Acceptance

      by

(b) the sum of one plus the product of:

(i) the BA Discount Rate applicable thereto

     and

(ii) a fraction, the numerator of which is the number of days in the applicable Interest Period and the denominator of which is the number of days in the applicable year, being 365 or 366, as the case may be, with the product being rounded up or down to the (A) second decimal place (with .005 being rounded up) and (B) nearest whole cent with one-half of one cent being rounded up.

“Bankers’ Acceptance” means each bill of exchange, including a depository bill issued in accordance with the Depository Bills and Notes Act (Canada), denominated in Canadian Dollars, drawn by the Borrower and accepted by a Lender (including, without limitation, each Discount Note).

“Base Rate” means, at any time, the higher of (a) the Prime Rate and (b) the Federal Funds Rate plus 1/2 of 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate or the Federal Funds Rate.

“Base Rate Loan” means any Loan made to the Borrower in Dollars which bears interest at a rate based upon the Base Rate as provided in Section 4.1(a).

“BCFC Notes” means the 7.95% Notes due 2011 issued pursuant to the Indenture dated as of October 31, 2001 among Bowater Canada Finance Corporation, as Issuer, the Original U.S. Borrower, as Guarantor, and The Bank of New York, as Trustee.

“Borrower” has the meaning assigned thereto in the introductory paragraph hereto.

“Borrowing Base” means, at any time, the amount equal to:

(a) the sum of:

(i) up to eighty-five percent (85%) of Eligible Domestic Accounts; plus

(ii) up to the Credit Insurance Policy limit with respect to Eligible Foreign Accounts, reduced dollar for dollar by the aggregate amount of unpaid premium payments with respect to such Credit Insurance Policy; provided that such amount shall in no event whatsoever exceed one hundred percent (100%) of the Eligible Foreign Accounts;

plus

(b) the sum of:

(i) with respect to Eligible Inventory consisting of raw materials and work in process, the lesser of: (A) up to eighty-five percent (85%) of the Net Recovery Percentage of such Eligible Inventory; and (B) up to sixty percent (60%) of the Value of such Eligible Inventory; plus

(ii) with respect to Eligible Inventory consisting of finished goods, the lesser of: (A) up to eighty-five percent (85%) of the Net Recovery Percentage of such Eligible Inventory and (B) up to seventy-five percent (75%) of the Value of such Eligible Inventory;

minus

(c) any Reserves.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit K.

“Borrowing Limit” means, at any time, the least of:

(a) the aggregate principal amount of the Commitments at such time less, except with respect to Section 2.4(b) and Section 5.2(e)(iii),

(i) in the case of any request for Revolving Credit Loans (other than BA Loans), the sum of all outstanding Swingline Loans, BA Loans and L/C Obligations;

(ii) in the case of any request for Swingline Loans, the sum of all outstanding Revolving Credit Loans (including BA Loans) and L/C Obligations; or

(iii) in the case of any request for BA Loans, the sum of all outstanding Revolving Credit Loans (other than BA Loans), Swingline Loans and L/C Obligations; or

(iv) in the case of any request for issuance of a Letter of Credit, the sum of all outstanding Loans (including BA Loans); and

(b) the amount which, when aggregated with the aggregate amount of all other Extensions of Credit, does not exceed the Asset Coverage Amount; and

(c) at any time on or after the Conversion Date, the Borrowing Base at such time less, except with respect to Section 2.4(b),

(i) in the case of any request for Revolving Credit Loans (other than BA Loans), the sum of all outstanding Swingline Loans, BA Loans and L/C Obligations;

(ii) in the case of any request for Swingline Loans, the sum of all outstanding Revolving Credit Loans (including BA Loans) and L/C Obligations;

(iii) in the case of any request for BA Loans, the sum of all outstanding Revolving Credit Loans (other than BA Loans), Swingline Loans and L/C Obligations; or

(iv) in the case of any request for issuance of a Letter of Credit, the sum of all outstanding Loans (including BA Loans).

“Bowater-Calhoun Arrangement” means that certain intercompany loan arrangement pursuant to which:

(a) the Original U.S. Borrower loaned $33,294,000 of proceeds of the McMinn County pollution control bonds to Calhoun Newsprint Company as evidenced by an intercompany note payable to the Original U.S. Borrower; and

(b) Calhoun Newsprint Company loaned such proceeds back to the Original U.S. Borrower as evidenced by an intercompany note payable to Calhoun Newsprint Company and secured by the Original U.S. Borrower’s intercompany note receivable referred to in clause (a).

“Bowater Guaranteed Obligations” has the meaning assigned thereto in Section 11.1.

“Business Day” means:

(a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in New York, New York, Toronto, Ontario and Montreal, Québec are open for the conduct of their commercial banking business; and

(b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in deposits for the applicable Permitted Currency in the London interbank market or any other applicable offshore interbank market for such Permitted Currency.

“Calculation Date” means (a) each date that is ten (10) Business Days after the end of each fiscal quarter of the Original U.S. Borrower and (b) the Conversion Date.

“Canadian Dollar” or “C$” means, at any time of determination, the lawful currency of Canada.

“Canadian Employee Benefit Plan” means (a) any employee benefit plan that is maintained for the benefit of employees or former employees of the Borrower or any of its Domestic Subsidiaries registered in accordance with the ITA or other Applicable Law which the U.S. Borrower or any of its Subsidiaries sponsors, maintains, or to which it makes, is making, or is obligated to make, contributions or (b) any Canadian Pension Plan or Canadian Multiemployer Plan that has at any time within the preceding six (6) years been maintained for the employees of the U.S. Borrower or any of its Subsidiaries, and shall not include any Employee Benefit Plan.

“Canadian Fee Letter” means the separate fee letter agreement executed by the Borrower and The Bank of Nova Scotia and/or certain of its affiliates dated May 31, 2006.

“Canadian GAAP” means generally accepted accounting principles in Canada, that are applicable to the circumstances as of the date of determination, consistently applied.

“Canadian Multiemployer Plan” means a “multi-employer pension plan” as defined by Applicable Laws and registered in accordance with the ITA or other Applicable Laws and as to which the U.S. Borrower or any of its Subsidiaries is making, or is accruing an obligation to make, or has accrued an obligation to make, contributions within the preceding six (6) years, and shall not include any Multiemployer Plan.

“Canadian Pension Plan” means any Canadian Employee Benefit Plan, other than a Canadian Multiemployer Plan, which is registered in accordance with the ITA or other Applicable Law and which (a) is maintained for the employees of the U.S. Borrower or any of its Subsidiaries or (b) has at any time within the preceding six (6) years been maintained for the employees of the U.S. Borrower or any of its Subsidiaries which the U.S. Borrower or any of its Subsidiaries sponsors, maintains, or to which it makes, is making or is obligated to make, contributions, and shall not include any Pension Plan.

“Canadian Prime Rate” means,

(a) with respect to Revolving Credit Loans denominated in Canadian Dollars, at any time, the greater of (i) the rate of interest per annum announced by the Administrative Agent from time to time (and in effect on such day) as its prime rate for Canadian Dollar commercial loans made in Canada, as adjusted automatically from time to time and without notice to the Borrower upon change by the Administrative Agent and (ii) one percent (1%) plus the one (1) month CDOR Rate from time to time (and in effect on such day) as advised by the Administrative Agent to the Borrower from time to time pursuant hereto; and

(b) with respect to Swingline Loans denominated in Canadian Dollars, at any time, the greater of (i) the rate of interest per annum announced by the Swingline Lender from time to time (and in effect on such day) as its prime rate for Canadian Dollar commercial loans made in Canada, as adjusted automatically from time to time and without notice to the Borrower upon change by the Swingline Lender and (ii) one percent (1%) plus the one (1) month CDOR Rate from time to time (and in effect on such day) as advised by the Swingline Lender to the Borrower from time to time pursuant hereto.

The parties hereto acknowledge that the rate announced publicly by the Administrative Agent or the Swingline Lender, as applicable, as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Canadian Prime Rate Loan” means any Loan made to the Borrower in Canadian Dollars which bears interest based upon the Canadian Prime Rate as provided in Section 4.1(a).

“Capital Asset” means, with respect to the U.S. Borrower and its Subsidiaries, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a Consolidated balance sheet of the U.S. Borrower and its Subsidiaries.

“Capital Expenditures” means, with respect to the U.S. Borrower and its Subsidiaries for any period, the aggregate cost of all Capital Assets acquired by the U.S. Borrower and its Subsidiaries during such period, as determined in accordance with GAAP.

“Capital Lease” means any lease of any property by the U.S. Borrower or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the U.S. Borrower and its Subsidiaries.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means, collectively:

(a) marketable obligations issued or unconditionally guaranteed by the United States, Canada or any agency thereof maturing within two hundred seventy (270) days from the date of acquisition thereof;

(b) commercial paper maturing no more than two hundred seventy (270) days from the date of creation thereof and currently having the highest rating obtainable from either S&P, Moody’s or DBRS;

(c) certificates of deposit, time deposits and bankers’ acceptances maturing no more than two hundred seventy (270) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States or Canada, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; provided that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank;

(d) repurchase obligations for underlying securities of the types described in, and satisfying the requirements specified in, clauses (a) and (c) above entered into with any bank satisfying the requirements specified in clause (c) above;

(e) demand deposit accounts maintained in the ordinary course of business; and

(f) (i) money market mutual or similar funds which (A) invest solely in assets of the types described in clauses (a) through (e) above, without regard to the limitations as to the maturity of such obligations, bankers’ acceptances, time deposits, certificates of deposit, repurchase agreements or commercial paper set forth above, (B) are rated at least “AAm” or “AAmg” or their equivalent by both S&P and Moody’s, provided that there is no “r-highlighter” affixed to such rating and (C) comply with Rule 2a-7 of the Investment Company Act of 1940, as amended; and

(ii) the money market fund called Columbia Cash Reserves, so long as Columbia Cash Reserves continues to buy only “first tier” securities as defined by Rule 2a-7 of the Investment Company Act of 1940, as amended.

“CCQ” means the Civil Code of Québec as in effect in the Province of Québec, as amended or modified from time to time.

“CDOR Rate” means, on any day, with respect to a particular term as specified herein, the annual rate of discount or interest which is the arithmetic average of the discount rates (rounded upwards to the nearest multiple of 0.01%) for bankers’ acceptances denominated in Canadian Dollars for such term and face amount identified as such on the Reuters Screen CDOR Page at approximately 10:00 a.m. (Toronto time) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:00 a.m. (Toronto time) to reflect any error in any posted rate or in the posted average annual rate). If the rate does not appear on the Reuters Screen CDOR Page as contemplated above, then the CDOR Rate on any day shall be calculated by the Administrative Agent as the arithmetic average of the discount rates (rounded upwards to the nearest multiple of 0.01%) for bankers’ acceptances denominated in Canadian Dollars for such term and face amount of, and as quoted by, the Schedule I Reference Banks, as of 10:00 a.m. (Toronto time) on that day, or if that day is not a Business Day, then on the immediately preceding Business Day. Each calculation by the Administrative Agent of the CDOR Rate shall be binding and conclusive for all purposes, absent manifest error.

“Change in Control” means an event or series of events by which (a) except in the case of the conversion to Capital Stock of the April 2008 Convertible Indebtedness (as to which this clause (a) shall not apply), any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) shall obtain ownership or control in one or more series of transactions of more than thirty-five percent (35%) of the Capital Stock or thirty-five percent (35%) of the voting power of the Parent entitled to vote in the election of members of the board of directors of the Parent, (b) after giving effect to the conversion to Capital Stock of the April 2008 Convertible Indebtedness and solely in connection therewith, any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) shall obtain ownership or control in one or more series of transactions of fifty percent (50%) or more of the Capital Stock or fifty percent (50%) or more of the voting power of the Parent entitled to vote in the election of members of the board of directors of the Parent, (c) during any period of twenty-five (25) consecutive calendar months, a majority of the members of the board of directors of the Parent cease to be composed of Continuing Directors, (d) there shall have occurred under any indenture or other instrument evidencing any Indebtedness of the U.S. Borrower or any of its Subsidiaries in excess of $25,000,000 any “change in control” or similar provision (as set forth in the indenture, agreement or other evidence of such Indebtedness) obligating the U.S. Borrower or any of its Subsidiaries to repurchase, redeem or repay all or any part of such Indebtedness or Capital Stock provided for therein (provided that if such obligation is contingent on any other event or circumstance, then such “change in control” shall not constitute a Change in Control hereunder unless such other event or circumstance also has occurred or exists), (e) the Parent shall cease to own one hundred percent (100%) of the Capital Stock of the Original U.S. Borrower, (f) the Original U.S. Borrower shall cease to own, directly or indirectly, one hundred percent (100%) of the Capital Stock of the Borrower or (g) the Parent shall cease to own one hundred percent (100%) of the Capital Stock of any New U.S. Borrower.

For the purposes hereof, “Continuing Directors” means, during any period of twenty-five (25) consecutive calendar months, individuals (i) who were members of the board of directors on the first day of such period, (ii) whose election or nomination to the board of directors was approved by individuals who comprised a majority of the board of directors on the first day of such period or (iii) whose election or nomination to the board of directors was approved by (A) individuals who were members of the board of directors on the first day of such period or (B) individuals whose election or nomination to the board of directors was approved by a majority of the board of directors on the first day of such period; provided that in each case such individuals referenced in clause (A) and clause (B) constituted a majority of the board of directors at the time of such election or nomination.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 5.2 shall be satisfied or waived in all respects in a manner acceptable to the Administrative Agent, in its sole discretion.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or modified from time to time.

“Collateral” means the collateral security for the Obligations and/or the U.S. Obligations (as the case may be) pledged or granted pursuant to the Security Documents.

“Collateral Agreement” means the collateral agreement of even date executed by the Credit Parties in favor of the Administrative Agent, for the benefit of the Secured Parties, substantially in the form of Exhibit I, as amended, restated, supplemented or otherwise modified from time to time.

“Combination” means the combination of the Original U.S. Borrower with Abitibi-Consolidated Inc., with the Parent as a common holding company, pursuant to the terms of the Combination Agreement.

“Combination Agreement” means that certain Combination Agreement and Agreement and Plan of Merger dated as of January 29, 2007 among the Parent, Abitibi-Consolidated Inc., the Original U.S. Borrower, Alpha-Bravo Merger Sub Inc., a Delaware corporation, and Bowater Canada, Inc., as the same may be amended, modified or supplemented from time to time.

“Commitment” means (a) as to any Lender, the obligation of such Lender to make Extensions of Credit to the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on the Register, as such amount may be modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate commitment of all Lenders to make Extensions of Credit, as such amount may, subject to Section 14.2(b)(ii), be modified at any time or from time to time pursuant to the terms hereof. The Commitment of all the Lenders on the Closing Date shall be $165,000,000, the Commitments of all the Lenders on the Sixth Amendment Effective Date shall be $112,500,000 and the Commitments of all Lenders on the Seventh Amendment Effective Date shall be $143,750,000.

“Commitment Percentage” means, as to any Lender at any time, the ratio of (a) the amount of the Commitment of such Lender to (b) the Commitments of all the Lenders.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP; provided, however, that, when used with respect to the U.S. Borrower, “Consolidated” shall include the Original U.S. Borrower and its Subsidiaries (other than the Abitibi Entities) combined with each New U.S. Borrower and its Subsidiaries (if any).

“Consolidated Adjusted EBITDA” means, for any period, the sum for the U.S. Borrower and its Consolidated Subsidiaries (determined on a Consolidated basis, without duplication, in accordance with GAAP) of the following: (a) Consolidated EBITDA for such period plus (b) any net gain on any Asset Disposition during such period minus (c) any net loss on any Asset Disposition during such period; provided that, for purposes of this Agreement, Consolidated Adjusted EBITDA shall be adjusted on a pro forma basis, in a manner consistent with Regulation S-X of the SEC or otherwise reasonably acceptable to the Administrative Agent, to include or exclude, as applicable, as of the first day of any applicable period, (A) any Permitted Acquisition closed during such period or (B) any permitted Asset Disposition closed during such period (other than Asset Dispositions permitted pursuant to Section 10.5(a)-(h)) of assets having an aggregate fair market value (at the time of the closing of such Asset Disposition) in excess of $50,000,000.

“Consolidated EBITDA” means, for any period, the sum for the U.S. Borrower and its Consolidated Subsidiaries (determined on a Consolidated basis, without duplication, in accordance with GAAP) of the following:

(a) Consolidated Net Income for such period,

plus

(b) the sum of the following to the extent deducted in determining Consolidated Net Income for such period:

(i) income taxes for such period (or minus, to the extent added in determining Consolidated Net Income for such period, income tax benefit for such period);

(ii) amortization, depreciation, depletion and other non-cash charges for such period;

(iii) Consolidated Interest Expense for such period;

(iv) any extraordinary charges for such period;

(v) any unusual or non-recurring charges for such period up to an amount not to exceed five percent (5%) of the Consolidated EBITDA of the U.S. Borrower and its Subsidiaries (as calculated without giving effect to this clause (v) or clause (vi) below);

(vi) any cost savings and synergies associated with a Permitted Acquisition not to exceed five percent (5%) of the Consolidated EBITDA of the U.S. Borrower and its Subsidiaries (as calculated without giving effect to this clause (vi) or clause (v) above); and

(vii) any net loss on any Asset Disposition during such period,

less

(c) the sum of the following to the extent included in determining Consolidated Net Income for such period:

(i) the aggregate amount of interest income for such period;

(ii) any extraordinary gains during such period;

(iii) any unusual or non-recurring gains during such period; and

(iv) any net gain on any Asset Disposition during such period;

provided that, for purposes of this Agreement, Consolidated EBITDA shall be adjusted on a pro forma basis, in a manner consistent with Regulation S-X of the SEC or otherwise reasonably acceptable to the Administrative Agent and the U.S. Administrative Agent, to include or exclude, as applicable, as of the first day of any applicable period, (A) any Permitted Acquisition closed during such period or (B) any permitted Asset Disposition closed during such period (other than Asset Dispositions permitted pursuant to Section 10.5(a)-(h)) of assets having an aggregate fair market value (at the time of the closing of such Asset Disposition) in excess of $50,000,000.

“Consolidated Interest Expense” means, with respect to the U.S. Borrower and its Consolidated Subsidiaries for any period, (a) the gross interest expense (including, without limitation, interest expense attributable to Capital Leases and plus the net amount payable (or minus the net amount receivable) under any Interest Rate Contracts of the U.S. Borrower and its Consolidated Subsidiaries), plus (b) the aggregate amount of all cash distributions or dividends paid by the U.S. Borrower and its Consolidated Subsidiaries to the Parent pursuant to, and in accordance with, Section 10.6(j) , all determined for such period on a Consolidated basis without duplication, in accordance with GAAP.

“Consolidated Net Income” means, with respect to the U.S. Borrower and its Consolidated Subsidiaries, for any period of determination, the net income (or loss) of the U.S. Borrower and its Consolidated Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP.

“Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Senior Secured Indebtedness on such date to (b) the sum, without duplication, of (i) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date plus (ii) the amount of Specified Non-Recurring Charges taken during the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Consolidated Subsidiary” means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP.

“Consolidated Total Indebtedness” means, as of any date of determination, without duplication, all Indebtedness (excluding clause (h) of the definition thereof) of the U.S. Borrower and its Consolidated Subsidiaries.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness on such date to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Consolidated Total Senior Secured Indebtedness” means,

(a) for purposes of determining the Consolidated Senior Secured Leverage Ratio, as of any date of determination with respect to the U.S. Borrower and its Consolidated Subsidiaries on a Consolidated basis, without duplication, the sum of (i) all outstanding U.S. Extensions of Credit (including, without limitation, each outstanding letter of credit and each outstanding swingline loan) under the U.S. Credit Facility plus (ii) all outstanding Extensions of Credit (including, without limitation, each outstanding Letter of Credit and each outstanding Swingline Loan) under the Credit Facility plus (iii) all other outstanding Indebtedness of the U.S. Borrower and its Consolidated Subsidiaries which is secured by any assets of the U.S. Borrower and its Consolidated Subsidiaries other than any Hedging Agreement; and

(b) for all other purposes, as of any date of determination with respect to the U.S. Borrower and its Consolidated Subsidiaries on a Consolidated basis, without duplication, the sum of (i) all outstanding U.S. Extensions of Credit (including, without limitation, each outstanding letter of credit and each outstanding swingline loan) under the U.S. Credit Facility plus (ii) all other outstanding Indebtedness (other than any Hedging Agreement) of the U.S. Borrower and its Consolidated Subsidiaries which is secured by a Lien on the U.S. Coverage Assets.

“Conversion Date” means November 15, 2008.

“Coosa Pines IDB” has the meaning set forth in the definition of Supplemental New U.S. Borrower Mortgage.

“Coverage Assets” means all accounts receivable (excluding any intercompany accounts receivable) and all inventory of the Borrower and its Domestic Subsidiaries; provided that for purposes of calculating the Asset Coverage Amount, the net book value of inventory constituting Coverage Assets shall not, at any time, exceed $170,000,000.

“Credit Facility” means, collectively, the Revolving Credit Facility, the Swingline Facility and the L/C Facility.

“Credit Insurance Policy” means a foreign accounts receivable credit insurance policy payable to the Administrative Agent, for the benefit of the Secured Parties, and issued by an insurer reasonably acceptable to the Administrative Agent and containing terms and provisions (including, without limitation, coverage amounts, limits, deductibles and exclusions from coverage) acceptable to the Administrative Agent in its sole discretion.

“Credit Parties” means, collectively, the Borrower and the Guarantors.

“DBRS” means DBRS Limited and any successor thereto.

“Default” means any of the events specified in Section 12.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Credit Loans or participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless such amount is the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy, receivership or insolvency proceeding.

“Determination Time” means (i) with respect to Extensions of Credit expressed in Canadian Dollars, each of (A) approximately 11:00 a.m. (Toronto time) two (2) Business Days before such Extension of Credit is made or issued (or to be made or issued), as applicable, and (B) approximately 11:00 a.m. (Toronto time) two (2) Business Days before each date on which such Extension of Credit is continued pursuant to Section 4.2 or extended (or to be continued or extended), as applicable, or (ii) at such times as may be reasonably determined by the Administrative Agent (not more frequently than quarterly).

“Discount Note” means a non-interest bearing promissory note denominated in Canadian Dollars issued by the Borrower to a Non-BA Lender to evidence a BA Equivalent Loan.

“Disputes” means any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Loan Document, between or among parties hereto and to the other Loan Documents.

“Document” has the meaning specified in Section 1.1 of the Collateral Agreement.

“Documentation Agent” means Wachovia Bank, National Association, in its capacity as Documentation Agent hereunder.

“Dollar Amount” means, as of any date of determination, (a) with respect to each Extension of Credit or other sum expressed in Dollars, the amount thereof and (b) with respect to each Extension of Credit or other sum expressed in Canadian Dollars, the amount of Dollars which is equivalent to the principal amount of such Extension of Credit or other sum, at the most favorable spot exchange rate reasonably determined by the Administrative Agent as of the most recent Determination Time.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary of the Borrower organized under the laws of Canada or any province or political subdivision thereof.

“Eligible Accounts” means, at any time, Accounts of the Borrower and its Consolidated Subsidiaries which the Administrative Agent determines, in the exercise of its reasonable business and credit judgment as a secured asset based lender, are eligible as the basis for the extension of Revolving Credit Loans and Swingline Loans and the issuance of Letters of Credit hereunder. Without limiting the Administrative Agent’s discretion provided herein, Eligible Accounts shall not include any Account:

(a) that does not arise out of actual and bona fide sales of goods or rendering of services in the ordinary course of the Borrower’s or the relevant Subsidiary’s business, which transactions are completed in accordance with the terms and provisions of any documents related thereto;

(b) that would otherwise be an Eligible Domestic Account, but is payable other than in Dollars or Canadian Dollars, or that is otherwise on terms other than those normal or customary in the Borrower’s or the relevant Subsidiary’s business;

(c) that would otherwise be an Eligible Foreign Account, but is payable other than in Dollars, Canadian Dollars, Euros or Pounds Sterling or that is otherwise on terms other than those normal or customary in the Borrower’s or the relevant Subsidiary’s business;

(d) that is owing from an account debtor where the account debtor or any officer or employee of the account debtor with respect to such Account is an officer, employee, agent or other Affiliate of the Borrower or any Subsidiary;

(e) that is unpaid more than ninety (90) days past original invoice date or more than sixty (60) days past the original due date;

(f) of any account debtor where fifty percent (50%) or more of the Accounts owing from such account debtor are not deemed Eligible Accounts;

(g) that is owing by an account debtor to the extent the aggregate amount of Accounts owing from such account debtor and its Affiliates to the Borrower or any of its Subsidiaries exceeds ten percent (10%) of the aggregate Eligible Accounts, but only the amount in excess thereof shall be ineligible;

(h) that is owing from any Person that (i) has disputed liability for any Account owing from such Person or (ii) has otherwise asserted any claim, demand or liability against the Borrower or any of its Subsidiaries, whether by action, suit, counterclaim or otherwise;

(i) that is owing from any Person that shall take or be the subject of any action or proceeding of a type described in Section 12.1(i) or Section 12.1(j);

(j) that is owing from any account debtor not deemed creditworthy at any time by the Administrative Agent in good faith;

(k) with respect to which any cheque or other instrument of payment has been returned uncollected for any reason;

(l) which is evidenced by a promissory note, chattel paper or instrument;

(m) which is owed by an account debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the Borrower or its applicable Subsidiary to seek judicial enforcement in such jurisdiction of payment of such Account, unless the Borrower or its applicable Subsidiary has filed such report or qualified to do business in such jurisdiction;

(n) (i) owing from any Person that is also a supplier to or creditor of the Borrower or any of its Subsidiaries or (ii) representing any manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling the Borrower or any of its Subsidiaries to discounts on future purchase therefrom;

(o) that is owing by an account debtor whose chief executive office with respect to such Account is located outside Canada or the United States, other than Eligible Foreign Accounts;

(p) which (i) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent which has been sent to the account debtor, (ii) is contingent upon the Borrower’s or its Subsidiary’s completion of any further performance, (iii) represents a progress billing, or (iv) arises out of sales on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval, consignment, cash on delivery basis or subject to any right of return, repurchase, setoff or charge back;

(q) owing from an account debtor that is a Governmental Authority of the United States or Canada or any state or province thereof unless the Borrower or its relevant Subsidiary shall have satisfied the requirements of the Assignment of Claims Act of 1940 in the case of Accounts owing from a Governmental Authority of the United States, the Financial Administration Act (Canada) in the case of Accounts owing from a Governmental Authority of Canada and any similar state or provincial legislation and the Administrative Agent is satisfied as to the absence of setoffs, counterclaims and other defenses on the part of such account debtor;

(r) with respect to which any representation and warranty set forth in any Loan Document applicable to Accounts is not true and correct;

(s) in respect of which the Collateral Agreement, after giving effect to the related filings of financing statements that have then been made, if any, does not or has ceased to create a valid and perfected first priority lien or security interest in favor of the Administrative Agent, on behalf of the Secured Parties, securing the Obligations or which is subject to any Lien except those permitted under this Agreement which does not have priority over the Liens of the Administrative Agent hereunder;

(t) which is owing to a non-Wholly Owned Subsidiary;

(u) that is, in accordance with GAAP, classified as a contra-account which offset other assets on the balance sheet of the Borrower or its Subsidiaries; or

(v) which the Administrative Agent otherwise determines, in the exercise of its reasonable business and credit judgment as a secured asset based lender, is unacceptable for any reason whatsoever.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) the Swingline Lender, (iii) each Issuing Lender and (iv) unless a Default or Event of

Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed). Notwithstanding the foregoing, “Eligible Assignee” shall not include the U.S. Borrower or any of the U.S. Borrower’s Affiliates or Subsidiaries.

“Eligible Domestic Accounts” means Eligible Accounts owing by an account debtor whose chief executive office with respect to such Accounts is located in Canada or the United States.

“Eligible Foreign Accounts” means Eligible Accounts owing by an account debtor whose chief executive office with respect to such Accounts is located outside Canada or the United States and (a) the account debtor has delivered to the Borrower an irrevocable letter of credit issued or confirmed by a bank reasonably satisfactory to the Administrative Agent and payable only in Canada and in Dollars or Canadian Dollars, sufficient to cover such Account, in form and substance satisfactory to the Administrative Agent and if required by the Administrative Agent, the original of such letter of credit has been delivered to the Administrative Agent and the issuer thereof, and the Borrower has assigned the proceeds of such letter of credit to the Administrative Agent or named the Administrative Agent as transferee beneficiary thereunder or (b) such Account is subject to a Credit Insurance Policy.

“Eligible Inventory” means, at any time, Inventory of the Borrower and its Consolidated Subsidiaries which the Administrative Agent determines, in the exercise of its reasonable business and credit judgment as a secured asset based lender, are eligible as the basis for the extension of Revolving Credit Loans and Swingline Loans and the issuance of Letters of Credit hereunder. Without limiting the Administrative Agent’s discretion provided herein, Eligible Inventory shall not include any Inventory:

(a) that is located on leaseholds as to which the lessor has not entered into a collateral access agreement providing the Administrative Agent with the right to receive notices of default, the right to repossess such Inventory at any time and such other rights as may be requested by the Administrative Agent, unless the Administrative Agent has established acceptable Reserves against such Inventory in lieu of obtaining a collateral access agreement;

(b) that is slow moving, obsolete, unusable, unmerchantable, damaged, defective, unfit for sale, perishable or otherwise unavailable for sale;

(c) consisting of promotional, marketing, packaging or shipping materials and supplies, prototypes, displays or display items, bill-and-hold goods, goods held on consignment or goods not of a types held for sale in the ordinary course of business;

(d) that fails to meet all standards imposed by any Governmental Authority having regulatory authority over such Inventory or its use or sale;

(e) that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party unless the Administrative Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such party, (ii) violating any contract with such party, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to the sale of such Inventory under the current licensing agreements;

(f) that is subject to a Lien of any other Person (unless such Person has entered into an intercreditor agreement, in form and substance satisfactory to the Administrative Agent which subordinates such Lien to the Liens of the Administrative Agent);

(g) that is located outside Canada;

(h) that is not in the possession of or under the sole control of the Borrower or any of its Subsidiaries (including any Inventory that is owned in part by another Person);

(i) with respect to which any representation and warranty set forth in any Loan Document applicable to Inventory is not true and correct;

(j) in respect of which the Collateral Agreement, after giving effect to the related filings of financing statements that have then been made, if any, does not or has ceased to create a valid and perfected first priority lien or security interest in favor of the Administrative Agent, on behalf of the Secured Parties, securing the Obligations;

(k) that is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document, unless such warehouseman or bailee has delivered to the Administrative Agent a collateral access agreement in form and substance acceptable to the Administrative Agent and such other documentation as the Administrative Agent may require or the Administrative Agent has established acceptable Reserves against such Inventory in lieu of obtaining a collateral access agreement;

(l) which is being processed offsite at a third party location or outside processor, or is in transit to or from said third party location or outside processor;

(m) which is not reflected in a current perpetual inventory report of the Borrower delivered to the Administrative Agent pursuant to Section 7.1(g);

(n) for which reclamation rights have been asserted by the seller;

(o) which is owned by any non-Wholly-Owned Subsidiary;

(p) that is subject to repossession under the “30-day goods” rule in the Bankruptcy and Insolvency Act (Canada) except to the extent that the applicable vendor has entered into an agreement with the Administrative Agent in form and substance acceptable to the Administrative Agent waiving its right to repossession; or

(q) which the Administrative Agent otherwise determines, in the exercise of its reasonable business and credit judgment as a secured asset based lender, is unacceptable for any reason whatsoever.

“Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of the U.S. Borrower or any of its Subsidiaries which the U.S. Borrower or any of its Subsidiaries or any of their ERISA Affiliates sponsors, maintains, or to which it makes, is making, or is obligated to make, contributions or (b) any Pension Plan or Multiemployer Plan that has at any time within the preceding six (6) years been maintained for the employees of the U.S. Borrower or any of its Subsidiaries or any of their current or former ERISA Affiliates.

“EMU Legislation” means legislative measures of the Council of European Union for the introduction of, change over to or operation of the euro.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, legally binding policies, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any Person who together with the U.S. Borrower or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Euro” means the single currency to which the Participating Member States of the European Union have converted.

“Event of Default” means any of the events specified in Section 12.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Exchangeable Shares” means those shares of Capital Stock issued by Bowater Canada, Inc. and listed on the Toronto Stock Exchange (under stock symbol BWX) which are exchangeable at any time at the option of the holder of such shares into common stock of the Parent and which entitle the holders thereof to similar voting rights and dividend payments (on a per share basis) as those granted to holders of the common stock of the Parent.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by Canada or any similar tax imposed by any other jurisdiction in which the Borrower is located. and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 4.12(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 4.11(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 4.11(a).

“Existing Facilities” means the collective reference to (a) the credit facility established pursuant to that certain Credit Agreement dated as of April 22, 2004 (as amended, restated, supplemented or modified) by and among the Original U.S. Borrower and the Borrower, as borrowers, JPMorgan Chase Bank, as U.S. administrative agent, The Bank of Nova Scotia, as Canadian administrative agent and the lenders party thereto and (b) the conduit facility established pursuant that certain Loan Agreement dated as of December 19, 2002 (as amended, restated, supplemented or modified) by and among Bowater Funding Inc., as borrower, the U.S. Borrower, as initial servicer, the lenders party thereto, SunTrust Capital Markets, Inc. and Wachovia Bank, National Association, as co-agents, and SunTrust Capital Markets, Inc., as administrative agent.

“Existing Letters of Credit” means those letters of credit existing on the Closing Date and identified on Schedule 1.1(a).

“Existing Notes” means the collective reference to each of the senior unsecured notes and debentures set forth on Schedule 10.1.

“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Commitment Percentage of the L/C Obligations then outstanding and (iii) such Lender’s Commitment Percentage of the Swingline Loans then outstanding or (b) the making of any Loan or participation in any Swingline Loan or any Letter of Credit by such Lender, as the context requires.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business

Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fiscal Year” means the fiscal year of the U.S. Borrower and its Subsidiaries ending on December 31.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, Canada and each province thereof shall be deemed to constitute a single jurisdiction.

“Fourth Amendment” means that certain Fourth Amendment dated as of Fourth Amendment Effective Date by and among the Borrower, the Guarantors and the Administrative Agent (on behalf of itself and the Lenders party thereto).

“Fourth Amendment Effective Date” means March 31, 2008.

“Fifth Amendment” means that certain Fifth Amendment dated as April 30, 2008 by and among the Borrower, the Guarantors and the Administrative Agent (on behalf of itself and the Lenders party thereto).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means the government of the United States, Canada or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” means each Parent Guarantor and each Subsidiary Guarantor, and each New U.S. Borrower.

“Guaranty Agreements” means, collectively, the Parent Guaranty Agreements and the Subsidiary Guaranty Agreements.

“Guaranty Obligation” means, with respect to the U.S. Borrower and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedging Agreement” means any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices, all as amended, restated, supplemented or otherwise modified from time to time.

“Hedging Obligations” means all existing or future payment and other obligations owing by any Credit Party under any Hedging Agreement (which such Hedging Agreement is permitted hereunder) with any Person that is a Lender or an Affiliate of a Lender at the time such Hedging Agreement is executed.

“Immaterial Subsidiary” means:

(a) any Domestic Subsidiary that is not a Wholly-Owned Subsidiary to the extent that (i) there is a provision in the organizational documents of such Domestic Subsidiary or (ii) the Borrower or any of its Subsidiaries is party to a legally enforceable agreement, in either case that would prohibit such Domestic Subsidiary from being a Subsidiary Guarantor without the consent of (or the approval of directors appointed by) a third party owner of such Domestic Subsidiary; and

(b) any individual Domestic Subsidiary having total assets with a book value that is less than one percent (1%) of the aggregate book value of the total Consolidated assets of the U.S. Borrower and its Subsidiaries (as of the most recent date for which financial statements have been delivered).

“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:

(a) all liabilities, obligations and indebtedness for borrowed money of such Person, including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of such Person;

(b) all obligations of such Person to pay the deferred purchase price of property or services (including, without limitation, all obligations under non-competition, earn-out or similar agreements in connection with an acquisition), except trade payables and accrued obligations arising in the ordinary course of business, so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered;

(c) the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d) all Indebtedness of any other Person secured by a Lien on any asset owned by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(e) all Guaranty Obligations of such Person;

(f) all obligations, contingent or otherwise, of such Person in connection with letters of credit, whether or not drawn, including, without limitation, any reimbursement obligation, and bankers’ acceptances issued for the account of such Person;

(g) all cash obligations of any such Person to redeem, repurchase, exchange, defease or otherwise make payments in respect of Capital Stock of such Person, unless such redemption, repurchase, exchange, defeasance or other payment is contingent (unless such contingency has been satisfied) or is not required prior to the date that is ninety-one (91) days after the Maturity Date;

(h) all Net Hedging Obligations of such Person; and

(i) the outstanding attributed principal amount under any asset securitization program of such Person.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Person is not legally liable therefor under Applicable Law or as a result of any legally enforceable contractual limitation with respect to such Indebtedness.

“Indemnified Taxes” means Taxes and Other Taxes other than Excluded Taxes.

“Insurance and Condemnation Event” means the receipt by the U.S. Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.

“Intercompany Subordination Agreement” means an Intercompany Subordination Agreement substantially in the form of Exhibit J by and among the Administrative Agent and the applicable Credit Parties or Subsidiaries thereof party thereto.

“Interest Period” has the meaning assigned thereto in Section 4.1(b).

“Interest Rate Contract” means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“Inventory” has the meaning specified in Section 1.1 of the Collateral Agreement.

“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“Issuing Lender” means (a) with respect to Letters of Credit issued hereunder on or after the Closing Date, The Bank of Nova Scotia, in its capacity as issuer thereof, or any successor thereto or any other Lender designated as an Issuing Lender by the Borrower (with reasonable prior notice of such designation by the Borrower to the Administrative Agent) and (b) with respect to the Existing Letters of Credit, the issuers thereof as identified on Schedule 1.1(a).

“ITA” means the Income Tax Act (Canada), as amended or modified from time to time.

“L/C Commitment” means the lesser of (a) Fifty Million Dollars ($50,000,000) and (b) the aggregate Commitments of the Lenders.

“L/C Facility” means the letter of credit facility established pursuant to Article III.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

“L/C Participants” means the collective reference to all of the Lenders other than the applicable Issuing Lender.

“L/C Supporting Documentation” has the meaning assigned thereto in Section 3.2.

“Lender” means each Person that is bound by the terms of this Agreement as a Lender (including, without limitation, each Issuing Lender and the Swingline Lender unless the context otherwise requires) and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 14.10.

“Lending Office” means, with respect to any Lender, the office or branch of such Lender maintaining such Lender’s Extensions of Credit.

“Letter of Credit Application” means an application, in the form specified by the applicable Issuing Lender from time to time, requesting the applicable Issuing Lender to issue a Letter of Credit.

“Letters of Credit” means the collective reference to letters of credit issued pursuant to Section 3.1 and the Existing Letters of Credit.

“LIBOR” means the rate of interest per annum determined on the basis of the rate for deposits in the applicable Permitted Currency in minimum amounts of at least $5,000,000 (with respect to Revolving Credit Loans denominated in Dollars) or C$5,000,000 (with respect to Revolving Credit Loans denominated in Canadian Dollars) for a period equal to the applicable Interest Period which appears on the Reuters Page LIBOR01 (or any successor page) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Reuters Page LIBOR01 (or any successor page), then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in the applicable Permitted Currency in minimum amounts of at least $5,000,000 (with respect to Revolving Credit Loans denominated in Dollars) or C$5,000,000 (with respect to Revolving Credit Loans denominated in Canadian Dollars) would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

“LIBOR Rate” means the rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) equal to LIBOR. Each calculation by the Administrative Agent of the LIBOR Rate shall be conclusive and binding for all purposes, absent manifest error.

“LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 4.1(a).

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothec, hypothecation, assignment by way of security or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Loan Documents” means, collectively, this Agreement, each Note, the Letter of Credit Applications, the Security Documents, the Intercompany Subordination Agreement, and each other document, instrument, certificate and agreement executed and delivered by the Parent, the U.S. Borrower or any of their respective Subsidiaries in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Hedging Agreement), all as may be amended, restated, supplemented or otherwise modified from time to time.

“Loans” means the collective reference to the Revolving Credit Loans and the Swingline Loans, and “Loan” means any of such Loans.

“Material Adverse Effect” means, with respect to the U.S. Borrower or any of its Subsidiaries, a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of the U.S. Borrower and its Subsidiaries, taken as a whole, or (b) the ability of any such Person to perform its obligations under the Loan Documents to which it is a party.

“Material Subsidiary” means:

(a) each Domestic Subsidiary of the Borrower, other than the Immaterial Subsidiaries; and

(b) each Domestic Subsidiary that, notwithstanding the definition of Immaterial Subsidiary, is designated as a Material Subsidiary pursuant to Section 8.10(a)(ii).

Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, any Domestic Subsidiary that (i) owns a Material Subsidiary or (ii) provides a guaranty of (A) the Existing Notes, (B) any Indebtedness incurred to refinance, refund, renew or extend the Existing Notes as permitted pursuant to Section 10.1(d) or (C) any Indebtedness permitted pursuant to Section 12.1(o)(viii), in each case, shall be a Material Subsidiary.

“Maturity Date” means the earliest of the dates referred to in Section 2.6 (subject to the extension provisions thereof).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the U.S. Borrower or any of its Subsidiaries or any of their ERISA Affiliates is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding six (6) years.

“Net Cash Proceeds” means, as applicable;

(a) with respect to any Asset Disposition, the gross cash proceeds received by the U.S. Borrower or any of its Subsidiaries therefrom less the sum of the following, without duplication, (i) selling expenses incurred in connection with such Asset Disposition (including reasonable brokers’ fees and commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and the Original U.S. Borrower’s reasonable good faith estimate of income taxes paid or payable in connection with such sale), (ii) reasonable reserves with respect to post-closing adjustments, indemnities and other contingent liabilities established in connection with such Asset Disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness secured by a Lien on the assets (or a portion thereof) sold in such Asset Disposition, which Indebtedness is repaid with such proceeds and (iv) the Original U.S. Borrower’s reasonable good faith estimate of cash payments required to be made within ninety (90) days of such Asset Disposition with respect to retained liabilities directly related to the assets (or a portion thereof) sold in such Asset Disposition (provided that, to the extent that cash proceeds are not used to make payments in respect of such retained liabilities within ninety (90) days of such Asset Disposition, such cash proceeds shall constitute Net Cash Proceeds); and

(b) with respect to any Insurance and Condemnation Event, the gross cash proceeds received by the U.S. Borrower or any of its Subsidiaries therefrom less the sum of the following, without duplication, (i) all fees and expenses in connection therewith and (ii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness secured by a Lien on the assets (or a portion thereof) subject to such Insurance and Condemnation Event, which Indebtedness is repaid in connection therewith.

“Net Hedging Obligations” means, with respect to any Hedging Agreement as of any date, the Termination Value of such Hedging Agreement on such date.

“Net Recovery Percentage” means, at any time, the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the recovery in respect of Eligible Inventory at such time on a net orderly liquidation value basis as set forth in the most recent acceptable appraisal of Eligible Inventory received by the Administrative Agent, net of operating expenses, liquidation expenses and commissions, and (b) the denominator of which is the applicable original Value of the aggregate amount of the Inventory subject to such appraisal.

“New U.S. Borrowers” means (a) Bowater Alabama LLC (formerly known as Bowater Alabama, Inc.), an Alabama limited liability company (the “Coosa Pines U.S. Borrower”), (b) Bowater Newsprint South LLC, a Delaware limited liability company (“BNS Holdings”) and (c) Bowater Newsprint South Operations LLC (formerly known as Bowater Newsprint South, Inc.), a Delaware corporation and as successor by merger to Bowater Mississippi, LLC (the “Grenada U.S. Borrower”).

“New U.S. Borrower Fixed Assets” means, collectively, the Coosa Pines Mill, the Coosa Pines Mill Real Property, the Coosa Pines Mill Equipment, the Grenada Mill, the Grenada Mill Real Property, the Grenada Mill Equipment and any and all other real property and equipment owned or thereafter acquired by any New U.S. Borrower or in which any New U.S. Borrower has or at any time in the future may acquire any right, title or interest, and wherever located or deemed located to the extent related to or forming a part of the Coosa Pines Mill, the Coosa Pines Mill Real Property, the Coosa Pines Mill Equipment, the Grenada Mill, the Grenada Mill Real Property or the Grenada Mill Equipment; provided, that in no event shall the New U.S. Borrower Fixed Assets include any U.S. Coverage Assets.

“New U.S. Borrower Mill Assets” means, collectively:

(a) (i) that certain mill owned as of the Fourth Amendment Effective Date by Bowater Alabama, Inc., a Subsidiary of the Original U.S. Borrower, and located in Coosa Pines, Alabama (the “Coosa Pines Mill”), along with the real property upon which the Coosa Pines Mill is situated (as more particularly described on Schedule 1.1(c) hereto, the “Coosa Pines Mill Real Property”);

(ii) all equipment used in connection with the Coosa Pines Mill and located at the Coosa Pines Mill Real Property (the “Coosa Pines Mill Equipment”); and

(iii) all other rights and assets used for the operation, administration and maintenance of the Coosa Pines Mill Real Property;

(b) (i) that certain mill owned (directly or beneficially) as of the Fourth Amendment Effective Date by a Subsidiary of the Original U.S. Borrower, and located in Grenada, Mississippi (the “Grenada Mill”), along with the real property upon which the Grenada Mill is situated (as more particularly described on Schedule 1.1(c) hereto, the “Grenada Mill Real Property”);

(ii) all equipment used in connection with the Grenada Mill and located at the Grenada Mill Real Property (the “Grenada Mill Equipment”); and

(iii) all other rights and assets used for the operation, administration and maintenance of the Grenada Mill Real Property; and

(c) all operations of the foregoing.

“New U.S. Borrower Mortgages” means those certain mortgages, deeds of trust, security agreements, subordination agreements or other real property security documents encumbering the New U.S. Borrower Fixed Assets executed by the applicable New U.S. Borrower in favor of the U.S. Administrative Agent, for the ratable benefit of the Secured Parties and the U.S. Secured Parties, as amended, restated, supplemented or otherwise modified from time to time in form and substance reasonably satisfactory to the Administrative Agent and the U.S. Administrative Agent.

“New U.S. Borrower Notes” has the meaning assigned thereto in Section 10.5(h).

“New U.S. Borrower Transactions” means the transfer of the Capital Stock of each New U.S. Borrower from the Original U.S. Borrower to the Parent in exchange for the New U.S. Borrower Notes, in each case, to the extent permitted pursuant to, and in accordance with the terms of, this Agreement and the U.S. Credit Agreement.

“New Material Subsidiary” has the meaning assigned thereto in Section 8.10.

“Non-BA Lender” means a Lender that cannot or does not as a matter of policy accept or purchase Bankers’ Acceptances.

“Non-Consenting Lender” has the meaning assigned thereto in Section 2.6.

“Notes” means the collective reference to the Revolving Credit Notes, the Swingline Note and the Discount Notes.

“Notice of Account Designation” has the meaning assigned thereto in Section 2.3(b).

“Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 4.2.

“Notice of Prepayment” has the meaning assigned thereto in Section 2.4(c).

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations, (c) all Hedging Obligations and (d) all other fees and commissions (including reasonable attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the U.S. Borrower, the Borrower or any of their respective Subsidiaries to the Lenders or the Administrative Agent, in each case under any Loan Document, with respect to any Loan or Letter of Credit, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Compliance Certificate” means a certificate of the chief financial officer, the treasurer or the assistant treasurer of each of the Borrower and the Original U.S. Borrower substantially in the form of Exhibit F.

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Original U.S. Borrower” has the meaning assigned thereto in the introductory paragraph hereto.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent” means AbitibiBowater Inc., a Delaware corporation f/k/a Alpha-Bravo Holdings, Inc.

“Parent Guarantor” means (a) the U.S. Borrower, as guarantor pursuant to Article XI hereof, and (b) each other direct or indirect parent company of the Borrower that (i) has previously provided a guaranty of the Obligations or (ii) hereafter becomes a guarantor pursuant to Section 8.10(c).

“Parent Guaranty Agreements” means each unconditional guaranty agreement executed by the Parent Guarantors in favor of the Administrative Agent for the ratable benefit of the Secured Parties, as amended, restated, supplemented or otherwise modified from time to time.

“Parent Overhead Expenses” means (a) accounting and auditing costs and expenses incurred by the Parent in the ordinary course of its business in connection with preparing financial reports and tax filings; (b) customary fees and expenses payable to the SEC and other reasonable and customary costs and expenses payable in connection with the Parent being a publicly traded company (including, without limitation, reasonable and customary fees and expenses required to be paid for professional and regulatory compliance); (c) reasonable and customary legal fees and expenses required for the corporate maintenance of the Parent and the U.S. Borrower and its Subsidiaries; (d) reasonable and customary director fees; (e) reasonable and customary costs and expenses payable for director and officer insurance; (f) transfer agent fees payable in connection with Capital Stock of the Parent; and (g) franchise taxes and other fees payable to the jurisdiction of incorporation or qualification of the Parent incurred in the ordinary course of conducting its business; provided that in no event shall Parent Overhead Expenses include management fees, salaries, bonuses, debt service and dividends and other distributions in respect of the Capital Stock of the Parent.

“Participant” has the meaning assigned thereto in Section 14.10(d).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for the employees of the U.S. Borrower or any of its Subsidiaries or any of their ERISA Affiliates or (b) has at any time within the preceding six (6) years been maintained for the employees of the U.S. Borrower or any of its Subsidiaries or any of their current or former ERISA Affiliates which the U.S. Borrower or any of its Subsidiaries or any of their ERISA Affiliates sponsors, maintains, or to which it makes, is making or is obligated to make, contributions.

“Permitted Acquisition” means any investment by the U.S. Borrower or any of its Subsidiaries in the form of the acquisition of all or substantially all of the business or assets, or any portion of the business or assets that constitutes a line of business, a business unit or a division (whether by the acquisition of Capital Stock, assets or any combination thereof), of any other Person if each such acquisition or investment meets all of the following requirements:

(a) with respect to any acquisition:

(i) such acquisition is not a hostile acquisition (with evidence thereof to be provided to the Administrative Agent or the U.S. Administrative Agent upon its reasonable request);

(ii) the Person or business to be acquired shall be in a substantially similar line of business as the U.S. Borrower and its Subsidiaries pursuant to Section 10.12;

(iii) if such transaction is a merger or consolidation involving a Credit Party or a U.S. Credit Party, the surviving Person shall be a Credit Party or U.S. Credit Party and no Change of Control shall have been effected thereby;

(iv) if the acquisition will result in the acquisition of, or creation of, any New Material Subsidiary, the Borrower shall comply with Section 8.10 hereof;

(v) no Default or Event of Default shall have occurred and be continuing both before and after giving effect to such acquisition; and

(vi) after giving effect to the acquisition, at least (A) $50,000,000 in availability shall exist under the U.S. Credit Facility and (B) $25,000,000 in availability shall exist under this Credit Facility; and

(b) with respect to any acquisition for which the Permitted Acquisition Consideration is greater than $50,000,000 or any acquisition funded (in whole or in part) by Extensions of Credit or U.S. Extensions of Credit (in addition to the requirements set forth in clause (a) above):

(i) no less than fifteen (15) Business Days prior to the proposed closing date of such acquisition, the Original U.S. Borrower shall have delivered written notice of such acquisition to the Administrative Agent and the U.S. Administrative Agent, which notice shall include the proposed closing date of such acquisition;

(ii) no later than five (5) Business Days prior to the proposed closing date of such acquisition, the Original U.S. Borrower shall have delivered to the Administrative Agent and the U.S. Administrative Agent an Officer’s Compliance Certificate demonstrating, in form and substance reasonably satisfactory thereto, (A) pro forma compliance (as of the most recent fiscal quarter ended for which financial statements have been delivered pursuant hereto, adjusted to give effect the acquisition and any Extensions of Credit or U.S. Extensions of Credit made or to be made in connection therewith) with each covenant contained in Article IX and (B) a pro forma Consolidated Senior Secured Leverage Ratio (as of the most recent fiscal quarter ended for which financial statements have been delivered pursuant hereto, adjusted to give effect the acquisition and any Extensions of Credit or U.S. Extensions of Credit made or to be made in connection therewith) not to exceed 1.00 to 1.00;

(iii) no later than five (5) Business Days prior to the proposed closing date of such acquisition, the Original U.S. Borrower, to the extent requested by the Administrative Agent or the U.S. Administrative Agent, (A) shall have delivered to the Administrative Agent or the U.S. Administrative Agent, as applicable, promptly upon the finalization thereof, copies of substantially final Permitted Acquisition Documents, which shall be in form and substance reasonably satisfactory to the Administrative Agent or the U.S. Administrative Agent, as applicable, and (B) shall have delivered to, or made available for inspection by, the Administrative Agent or the U.S. Administrative Agent, as applicable, substantially complete Permitted Acquisition Diligence Information, which shall be in form and substance reasonably satisfactory to the Administrative Agent or the U.S. Administrative Agent, as applicable;

(iv) the Original U.S. Borrower shall provide such other documents and other information as may be reasonably requested by the Administrative Agent or the U.S. Administrative Agent in connection with the acquisition; and

(v) the Original U.S. Borrower shall demonstrate, in form and substance reasonably satisfactory to the Administrative Agent and the U.S. Administrative Agent, that the entity to be acquired had positive Consolidated EBITDA for the four (4) fiscal quarter period ended prior to the proposed closing date of such acquisition (it being agreed and acknowledged that clause (b)(vi) of the definition of “Consolidated EBITDA” shall be calculated solely with respect to the Person or business to be acquired); and

(c) with respect to any acquisition for which the Permitted Acquisition Consideration is less than $50,000,000 and such acquisition is not funded (in whole or in part) by Extensions of Credit or U.S. Extensions of Credit (in addition to the requirements set forth in clause (a) above):

(i) no more than ten (10) days following the closing date of such acquisition, the Original U.S. Borrower shall have delivered written notice of such acquisition to the Administrative Agent and the U.S. Administrative Agent, which notice shall include the closing date of such acquisition; and

(ii) to the extent requested by the Administrative Agent or the U.S. Administrative Agent, the Original U.S. Borrower shall have delivered to the Administrative Agent or the U.S. Administrative Agent, as applicable, promptly upon the finalization thereof (but no later than fifteen (15) days after the closing date of such acquisition) copies of substantially final Permitted Acquisition Documents.

Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, the Original U.S. Borrower shall have obtained the prior written consent of the Required Lenders prior to the consummation of such acquisition if (1) the Permitted Acquisition Consideration for any such acquisition (or series of related acquisitions), together with all other acquisitions consummated during the previous twelve (12) month period exceeds $100,000,000 in the aggregate (excluding any portion of the acquisitions paid with the proceeds from any equity issuance by the U.S. Borrower) and (2) the Permitted Acquisition Consideration for such acquisition (or series of related acquisitions), together with all other acquisitions consummated during the term of this Agreement, exceeds $300,000,000 in the aggregate (excluding any portion of the acquisitions paid with the proceeds from any equity issuance by the U.S. Borrower).

“Permitted Acquisition Consideration” means the aggregate amount of the purchase price (including, but not limited to, any assumed debt, earn-outs (valued at the maximum amount payable thereunder), deferred payments, or Capital Stock of the U.S. Borrower, net of the applicable acquired company’s cash and Cash Equivalent balance as shown on its most recent financial statements delivered in connection with the applicable Permitted Acquisition) to be paid on a singular basis in connection with any applicable Permitted Acquisition as set forth in the applicable Permitted Acquisition Documents executed by the U.S. Borrower or any of its Subsidiaries in order to consummate the applicable Permitted Acquisition.

“Permitted Acquisition Diligence Information” means with respect to any acquisition proposed by the U.S. Borrower or any of its Subsidiaries, to the extent applicable and in the possession of the U.S. Borrower or any of its Subsidiaries, all material financial information, all material contracts, all material customer lists, all material supply agreements, and all other material information, in each case, reasonably requested to be delivered to the Administrative Agent or the U.S. Administrative Agent in connection with such acquisition (except to the extent that any such information is (a) subject to any confidentiality agreement, unless mutually agreeable arrangements can be made to preserve such information as confidential, (b) classified or (c) subject to any attorney-client privilege).

“Permitted Acquisition Documents” means with respect to any acquisition proposed by the U.S. Borrower or any of its Subsidiaries, the purchase agreement, sale agreement, merger agreement or other similar agreement evidencing such acquisition (whichever is applicable), including, without limitation, all schedules and exhibits thereto and each other material document executed, delivered, contemplated by or prepared in connection therewith and any amendment, modification or supplement to any of the foregoing.

“Permitted Currency” means Dollars and Canadian Dollars or each such currency, as the context requires.

“Permitted Liens” means the Liens permitted pursuant to Section 10.2.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Pounds Sterling” means, at any time of determination, the then official currency of the United Kingdom.

“PPSA” means the Personal Property Security Act as in effect in the provinces of Ontario, Nova Scotia and New Brunswick, as amended or modified from time to time.

“Prime Rate” means,

(a) with respect to all Revolving Credit Loans denominated in Dollars, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate for Dollar commercial loans made in Canada; and

(b) with respect to all Swingline Loans denominated in Dollars, at any time, the rate of interest per annum publicly announced from time to time by the Swingline Lender as its prime rate for Dollar commercial loans made in Canada.

Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent or the Swingline Lender, as applicable, as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Priority Payables” means, with respect to any Person, any amount payable by such Person which is secured by a Lien in favour of a Governmental Authority which, in the reasonable good faith credit discretion of the Administrative Agent, ranks or is capable of ranking prior to or pari passu with the Liens created by the Security Documents in respect of any Eligible Accounts or Eligible Inventory, including amounts owing for wages, vacation pay, severance pay, employee deductions, sales tax, excise tax, Taxes payable pursuant to the Excise Tax Act (net of GST input credits), income tax, workers compensation, government royalties, pension fund obligations including Canadian Pension Plans, real property tax and other statutory or other claims that have or may have priority over, or rank pari passu with, such Liens created by the Security Documents.

“QSPE” means each of the following: (a) Calhoun Note Holdings AT LLC, (b) Calhoun Note Holdings TI LLC, (c) Bowater Catawba Note Holdings I LLC, (d) Bowater Catawba Note Holdings II LLC, (e) Bowater Saluda Note Holdings LLC, (f) Timber Note Holding LLC and (g) any other qualified special purpose entity created to facilitate the sale and/or the monetization of receivables from the sale of timberlands pursuant to Section 10.5(g); provided that:

(i) no portion of the Indebtedness or any other obligations (contingent or otherwise) of any such Person (1) may be guaranteed by the U.S. Borrower or any of its Subsidiaries, (2) may be recourse to or obligate the U.S. Borrower or any of its Subsidiaries in any way or (3) may subject any property or asset of the U.S. Borrower or any of its Subsidiaries, directly or indirectly, contingently or otherwise, to the satisfaction thereof (other than, in the case of clauses (1) (solely with respect to guaranties of make whole premiums), (2) and (3), pursuant to Standard Securitization Undertakings);

(ii) the U.S. Borrower and its Subsidiaries may not have any material contract, agreement, arrangement or understanding with any such Person other than on terms no less favorable to the U.S. Borrower or any of its Subsidiaries than those that might be obtained at the time from Persons that are not Affiliates of the U.S. Borrower or any of its Subsidiaries; and

(iii) the U.S. Borrower and its Subsidiaries may not (A) have any obligation to maintain or preserve the financial condition of any such Person or (B) cause any such Person to achieve certain levels of operating results.

“Québec Collateral Documents” means collectively the Deed of Hypothec, the Debenture and the Pledge referred to in Section 13.1(b).

“Register” has the meaning assigned thereto in Section 14.10(c).

“Reimbursement Obligation” means the obligation of the Borrower to reimburse the applicable Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Agreement Lenders” means, at any date, any combination of Lenders having more than fifty percent (50%) of the sum of the aggregate amount of the Commitment under this Credit Facility or, if the Commitment under this Credit Facility has been terminated, any combination of Lenders holding more than fifty percent (50%) of the aggregate Extensions of Credit.

“Required Lenders” means, at any date, any combination of Lenders and U.S. Lenders having more than fifty percent (50%) of the sum of (a) the aggregate amount of the Commitment under this Credit Facility (or if the Commitment has been terminated, the aggregate amount of Extensions of Credit under this Credit Facility) plus (b) the aggregate amount of the commitments under the U.S. Credit Facility (or, if the commitments under the U.S. Credit Facility have been terminated, the aggregate amount of the U.S. Extensions of Credit).

“Reserves” means, as of any date of determination, such amounts as the Administrative Agent may from time to time establish and revise in good faith reducing the amount of the Extensions of Credit which would otherwise be available to the Borrower under the lending formulas provided herein: (a) to reflect events, conditions, contingencies or risks which, as determined by the Administrative Agent in good faith, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Collateral or any other property which is security for the Obligations, its value or the amount that might be received by the Administrative Agent from the sale or other disposition or realization upon the Collateral, or (ii) the assets, business or prospects of the Borrower or any of its Consolidated Subsidiaries or (iii) the security interests and other rights of the Administrative Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect the Administrative Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of the Borrower or any of its Consolidated Subsidiaries to the Administrative Agent is or may have been incomplete, inaccurate or misleading in any material respect or (c) in respect of any state of facts which the Administrative Agent determines in good faith constitutes a Default or an Event of Default. Without limiting the generality of the foregoing, Reserves may, at the Administrative Agent’s option, be established to reflect environmental liabilities or Priority Payables. To the extent that the Administrative Agent may revise the lending formulas used to determine the Borrowing Base or establish new criteria or revise existing criteria so as to address any circumstances, condition, event or contingency in any manner satisfactory to the Administrative Agent, the Administrative Agent shall not establish a Reserve for the same purpose. The amount of any Reserve established by the Administrative Agent shall have a reasonable relationship to the event, condition, or other matter which is the basis for the Reserve as determined by the Administrative Agent in good faith.

“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer of such Person or any other officer of such Person reasonably acceptable to the Administrative Agent and the U.S. Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Subsidiary” means any Person that is a “Restricted Subsidiary” pursuant to the definition thereof as contained in the Existing Notes as in effect as of the Closing Date, for so long as such Existing Notes or any Indebtedness incurred to refinance such Existing Notes is outstanding and includes provisions restricting the granting of a lien on the capital stock or indebtedness of such Restricted Subsidiaries.

“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II.

“Revolving Credit Loan” means (i) any revolving loan made to the Borrower pursuant to Section 2.1, (b) any BA Loan made to the Borrower pursuant to Section 2.7 and (c) all such revolving loans collectively as the context requires.

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Lender evidencing the Revolving Credit Loans (other than BA Loans) made by such Lender, substantially in the form of Exhibit A-1, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Sanctioned Entity” shall mean (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sanctions/index.html, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

“Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/ enforcement/ofac/sdn/index.html, or as otherwise published from time to time.

“Schedule I Lender” means any Lender named on Schedule I to the Bank Act (Canada).

“Schedule I Reference Banks” means any bank or banks named on Schedule I to the Bank Act (Canada) as may be agreed from time to time by the Administrative Agent and the Borrower.

“Schedule II or III Lender” means any Lender named on Schedule II or Schedule III to the Bank Act (Canada).

“Schedule II or III Reference Banks” means any bank named on Schedule II or Schedule III to the Bank Act (Canada) as may be agreed from time to time by the Administrative Agent and the Borrower.

“Secured Parties” means the Administrative Agent, the Lenders and/or any party to a Hedging Agreement that was a Lender or an Affiliate of a Lender at the time such Hedging Agreement was executed.

“Security Documents” means the collective reference to the Collateral Agreement, the Québec Security Documents, the Guaranty Agreements, the New U.S. Borrower Mortgages and each other agreement or writing pursuant to which any Credit Party purports to pledge or grant a security interest in any property or assets securing the Obligations or any such Person purports to guaranty the payment and/or performance of the Obligations, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Seventh Amendment” means that certain Seventh Amendment dated as of June 6, 2008 by and among the Borrower, the Guarantors and the Administrative Agent (on behalf of itself and the Lenders party thereto).

“Seventh Amendment Effective Date” means June 6, 2008.

“Significant Indebtedness” means Indebtedness (other than the Obligations and the U.S. Obligations) of the U.S. Borrower and its Subsidiaries the outstanding principal amount of which is in excess of $25,000,000.

“Sixth Amendment” means that certain Sixth Amendment dated as of May 28, 2008 by and among the Borrower, the Guarantors and the Administrative Agent (on behalf of itself and the Lenders party thereto).

“Sixth Amendment Effective Date” means May 28, 2008.

“Solvent” means, as to the U.S. Borrower and its Subsidiaries on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) has assets having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

“Specified Existing Notes” means each of the Existing Notes which (a) as of the Closing Date, matures or is subject to mandatory redemption prior to May 25, 2011 and (b) has an outstanding principal amount, as of the Closing Date, in excess of $75,000,000. The Specified Existing Notes shall be set forth on Schedule 1.1(b).

“Specified Non-Recurring Charges” means the non-recurring charges against income taken by the Original U.S. Borrower during the following periods in the following amounts:

(a) with respect to the fiscal quarter ended March 31, 2007, non-recurring charges in the amount of $9,500,000;

(b) with respect to the fiscal quarter ended June 30, 2007, non-recurring charges in the amount of $20,000,000;

(c) with respect to the fiscal quarter ended September 30, 2007, non-recurring charges in the amount of $46,000,000;

(d) with respect to the fiscal quarter ending December 31, 2007, non-recurring charges consisting of the following, without duplication, (i) severance expenses of the Original U.S. Borrower, (ii) merger costs incurred with respect to the Combination and (iii) other mill closure costs, in each case, taken during such quarter, in an aggregate amount to be determined in accordance with GAAP, but not to exceed $100,000,000; and

(e) with respect to the fiscal quarter ending March 31, 2008, non-recurring charges consisting of the following, without duplication, (i) severance expenses of the Original U.S. Borrower, (ii) merger costs incurred with respect to the Combination and (iii) other mill closure costs, in each case, taken during such quarter, in an aggregate amount to be determined in accordance with GAAP, but not to exceed $100,000,000 less the amount of Specified Non-Recurring Charges taken pursuant to clause (d) above with respect to the fiscal quarter ended December 31, 2007;

provided that, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, for purposes of calculating the Consolidated Senior Secured Leverage Ratio and the interest coverage ratio as set forth in Section 9.2, such non-recurring charges shall be excluded from the non-recurring charges included in clause (b)(v) of the definition of Consolidated EBITDA.

“Stamping Fee” has the meaning assigned thereto in Section 2.7(k).

“Standard Securitization Undertakings” means, collectively, (i) customary arms-length servicing obligations (together with any related performance guaranties), (ii) obligations (together with any related performance guaranties) to refund the purchase price or grant purchase price credits for dilutive events or misrepresentation (in each case unrelated to the collectibility of receivables or creditworthiness of the associated account debtors), (iii) representations, warranties, covenants and indemnities (together with any related performance guaranties) of a type that are reasonably customary in accounts receivable securitizations and (iv) in the case of a QSPE, a guarantee by the U.S. Borrower or its Subsidiaries of any make whole premium (but not any principal or interest) on Indebtedness of such QSPE.

“Subordinated Indebtedness” means the collective reference to any Indebtedness of the U.S. Borrower or any of its Subsidiaries subordinated in right and time of payment to the Obligations and containing such other terms and conditions, in each case as are satisfactory to the Administrative Agent and the U.S. Administrative Agent.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors or other persons or governing body performing similar functions of such corporation, partnership, limited liability company or other entity is at the time directly or indirectly owned or controlled by such Person and/or one or more Subsidiaries of such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency); provided, however, notwithstanding the foregoing, the terms “Subsidiary” or “Subsidiaries”:

(a) shall include (i) all Subsidiaries of the Original U.S. Borrower (other than those noted in clause (b) below) and (ii) all Subsidiaries of each New U.S. Borrower; and

(b) shall exclude (i) all QSPEs and (ii) all of the Abitibi Entities.

Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the U.S. Borrower.

“Subsidiary Borrower” means any Domestic Subsidiary of the Borrower that is designated as a borrower under this agreement in accordance with the terms of Section 4.14.

“Subsidiary Guarantors” means each direct or indirect Material Subsidiary of the Borrower which becomes a party to the Subsidiary Guaranty Agreement in accordance with Section 8.10(a).

“Subsidiary Guaranty Agreement” means each unconditional guaranty agreement executed by the Subsidiary Guarantors in favor of the Administrative Agent for the ratable benefit of the Secured Parties, substantially in the form of Exhibit H, as amended, restated, supplemented or otherwise modified from time to time.

“Supplemental New U.S. Borrower Mortgage” means that certain Agreement of Subordination and Attornment, dated as of May 15, 2008, executed by The Industrial Development Board of the City of Childersburg, a public corporation duly organized and existing under the laws of the State of Alabama (such Person, the “Coosa Pines IDB”), in the Coosa Pines Mill or Coosa Pines Real Property to the interests of the Administrative Agent and the U.S. Administrative Agent therein, executed by the Coosa Pines IDB in favor of the U.S. Administrative Agent, for the ratable benefit of the Secured Parties and the U.S. Secured Parties, as amended, restated, supplemented or otherwise modified from time to time.

“Swingline Commitment” means the lesser of (a) Ten Million Dollars ($10,000,000) and (b) the Commitment.

“Swingline Facility” means the swingline facility established pursuant to Section 2.2.

“Swingline Lender” means Bank of Montreal in its capacity as swingline lender hereunder.

“Swingline Loan” means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.2, and all such swingline loans collectively as the context requires.

“Swingline Note” means a promissory note made by the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form of Exhibit A-2, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Swingline Termination Date” means the first to occur of (a) the resignation or removal of the Swingline Lender in accordance with Section 13.10 (except to the extent the Swingline Lender is replaced with a successor Swingline Lender, reasonably acceptable to the Borrower and the Administrative Agent (such approvals not to be unreasonably withheld or delayed), prior to the effectiveness of such resignation) and (b) the Maturity Date.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means except for any such event or condition that could not reasonably be expected to have a Material Adverse Effect: (a) a “Reportable Event” described in Section 4043 of ERISA for which the notice requirement has not been waived by the PBGC, or (b) the withdrawal of the U.S. Borrower or any of its Subsidiaries or any of their ERISA Affiliates from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA or similar provision of other Applicable Law, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC or any other applicable Governmental Authority under other Applicable Law, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA or other Applicable Law for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA or the provisions of any other Applicable Law, or (g) the partial or complete withdrawal of the U.S. Borrower or any of its Subsidiaries or of any of their ERISA Affiliates from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (j) the termination of a Canadian Pension Plan, the filing of a notice of intent to terminate a Canadian Pension Plan or the treatment of a Canadian Pension Plan amendment as a termination, under Applicable Law, if the plan assets are not sufficient to pay all plan liabilities, or (k) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Canadian Pension Plan by any applicable Governmental Authority under Applicable Law, or (l) any other event or condition which would constitute grounds under Applicable Law for the termination of, or the appointment of a trustee to administer, any Canadian Pension Plan, or (m) the partial or complete withdrawal of the U.S. Borrower or any of its Subsidiaries from a Canadian Multiemployer Plan if withdrawal liability is asserted by such plan, or (n) any event or condition which results in the reorganization or insolvency of a Canadian Multiemployer Plan, or (o) any event or condition which results in the termination of a Canadian Multiemployer Plan or the institution by any Governmental Authority of proceedings to terminate a Canadian Multiemployer Plan.

“Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Third Amendment” means that certain Third Amendment and Waiver dated as of Third Amendment Effective Date by and among the Borrower, the Guarantors and the Administrative Agent (on behalf of itself and the Lenders party thereto).

“Third Amendment Effective Date” means February 25, 2008.

“United Kingdom” means the United Kingdom of Great Britain and Northern Ireland.

“U.S. Administrative Agent” means Wachovia Bank, National Association in its capacity as the administrative agent under the U.S. Credit Agreement.

“U.S. Borrower” means, collectively, the New U.S. Borrowers and the Original U.S. Borrower.

“U.S. Borrower Guaranty” means the unconditional guaranty of the payment of the Obligations of the Borrower under Article XI of this Agreement.

“U.S. Borrowing Limit” means the “Borrowing Limit” as defined in the U.S. Credit Agreement.

“U.S. Collateral” means the “Collateral” as defined in the U.S. Credit Agreement.

“U.S. Collateral Agreement” means the “Collateral Agreement” as defined in the U.S. Credit Agreement.

“U.S. Coverage Assets” means the “Coverage Assets” as defined in the U.S. Credit Agreement.

“U.S. Credit Agreement” means that certain credit agreement dated as of even date herewith by and among the U.S. Borrower, as borrower, the lenders party thereto, as lenders, and the U.S. Administrative Agent, as administrative agent.

“U.S. Credit Facility” means that certain revolving credit facility established pursuant to the U.S. Credit Agreement.

“U.S. Credit Party” means the U.S. Borrower and each U.S. Subsidiary Guarantor.

“U.S. Extensions of Credit” means the “Extensions of Credit” as defined in the U.S. Credit Agreement.

“U.S. Fee Letter” means the separate fee letter agreement executed by the Original U.S. Borrower and Wachovia and/or certain of its affiliates dated April 3, 2006.

“U.S. Lender” means any “Lender” as defined in the U.S. Credit Agreement.

“U.S. Loans” means “Loans” as defined in the U.S. Credit Agreement.

“U.S. Maturity Date” means the “Maturity Date” as defined in the U.S. Credit Agreement.

“U.S. Obligations” means the “Obligations” as defined in the U.S. Credit Agreement.

“U.S. Parent Guaranty Agreement” means the “Parent Guaranty Agreement” as defined in the U.S. Credit Agreement.

“U.S. Required Agreement Lenders” means the “Required Agreement Lenders” as defined in the U.S. Credit Agreement.

“U.S. Secured Parties” means the “Secured Parties” as defined in the U.S. Credit Agreement.

“U.S. Subsidiary Guarantors” means the “Subsidiary Guarantors” as defined in the U.S. Credit Agreement.

“United States” means the United States of America.

“Value” means, with respect to Inventory, the lower of (a) cost computed on a first-in first-out basis in accordance with GAAP or (b) market value; provided that, for purposes of the calculation of the Borrowing Base, (i) the value of the Inventory shall not include: (A) intercompany profit or (B) write-ups or write-downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained in this Agreement, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by the Administrative Agent.

“Wholly-Owned” means, with respect to a Subsidiary, that all of the shares of Capital Stock of such Subsidiary are, directly or indirectly, owned or controlled by the U.S. Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for (a) directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the U.S. Borrower and (b) the Exchangeable Shares).

SECTION 1.2 Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (f) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (g) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (h) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (j) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”, and (l) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.3 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP as in effect from time to time, applied on a consistent basis and in a manner consistent with that used in preparing the audited financial statements required by Section 7.1(b) and (d), except as otherwise specifically prescribed herein.

SECTION 1.4 PPSA and CCQ Terms. Terms defined in the PPSA or the CCQ in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the terms “PPSA” and “CCQ” refer, as of any date of determination, to the PPSA or the CCQ, as applicable, then in effect.

SECTION 1.5 Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.6 References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.7 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.8 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.

SECTION 1.9 Amount of Obligations. Unless otherwise specified, for purposes of this Agreement, any determination of the amount of any outstanding Loans, L/C Obligations or other Obligations or the amount of the Borrowing Base or any component thereof shall be based upon the Dollar Amount of such outstanding Loans, L/C Obligations or other Obligations or Borrowing Base or component thereof.

ARTICLE II

REVOLVING CREDIT FACILITY

SECTION 2.1 Revolving Credit Loans. Subject to the terms and conditions of this Agreement (including, without limitation, with respect to any BA Loan, Section 2.7), and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to make Revolving Credit Loans in any Permitted Currency to the Borrower from time to time from the Closing Date through, but not including, the Maturity Date as requested by the Borrower in accordance with the terms of Section 2.3; provided, that (a) the aggregate principal amount of all outstanding Revolving Credit Loans, after giving effect to any amount requested, shall not exceed the Borrowing Limit and (b) the principal amount of outstanding Revolving Credit Loans from any Lender shall not at any time exceed such Lender’s Commitment less such Lender’s Commitment Percentage of outstanding L/C Obligations and outstanding Swingline Loans. Each Revolving Credit Loan by a Lender shall be in a principal amount equal to such Lender’s Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion in the Permitted Currency requested by the Borrower. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Maturity Date.

SECTION 2.2 Swingline Loans.

(a) Availability. Subject to the terms and conditions of this Agreement, the Swingline Lender agrees to make Swingline Loans in any Permitted Currency to the Borrower from time to time from the Closing Date through, but not including, the Swingline Termination Date; provided, that the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested), shall not exceed the lesser of (i) the Borrowing Limit and (ii) the Swingline Commitment.

(b) Refunding.

(i) Swingline Loans shall be refunded by the Lenders in the applicable Permitted Currency on demand by the Swingline Lender with notice to the Administrative Agent. Such refundings shall be made by the Lenders in accordance with their respective Commitment Percentages and shall thereafter be reflected as Revolving Credit Loans of the Lenders on the books and records of the Administrative Agent (which Revolving Credit Loans shall bear interest based upon (A) the Canadian Prime Rate with respect to any Swingline Loan denominated in Canadian Dollars and (B) the Base Rate with respect to any Swingline Loan denominated in Dollars). Each Lender shall fund its respective Commitment Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 1:00 p.m. on the next succeeding Business Day after such demand is made. No Lender’s obligation to fund its respective Commitment Percentage of a Swingline Loan shall be affected by any other Lender’s failure to fund its Commitment Percentage of a Swingline Loan, nor shall any Lender’s Commitment Percentage be increased as a result of any such failure of any other Lender to fund its Commitment Percentage of a Swingline Loan.

(ii) The Borrower shall pay to the Swingline Lender on demand, in the applicable Permitted Currency, with notice to the Administrative Agent, the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the Borrower hereby authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders in accordance with their respective Commitment Percentages (unless the amounts so recovered by or on behalf of the Borrower pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Swingline Lender has received notice in the manner consistent with the notice requirements of Section 13.10(b) and which such Event of Default has not been waived by the Required Lenders, the Required Agreement Lenders or the Lenders, as applicable).

(iii) Each Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article V. Further, each Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section, one of the events described in Section 12.1(i) or (j) shall have occurred, each Lender will, on the date the applicable Revolving Credit Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Commitment Percentage of the aggregate amount of such Swingline Loan. Each Lender will immediately transfer to the Swingline Lender, in immediately available funds in the applicable Permitted Currency, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded).

SECTION 2.3 Procedure for Advances of Revolving Credit Loans and Swingline Loans.

(a) Requests for Borrowing. The Borrower shall give the Administrative Agent and, with respect to each Swingline Loan, the Swingline Lender irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) not later than 12:00 p.m. (i) on the same Business Day as each Canadian Prime Rate Loan, each Base Rate Loan and each Swingline Loan, (ii) at least one (1) Business Day before each BA Loan and (iii) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day; (B) the applicable Permitted Currency with respect to such borrowing; (C) the amount of such borrowing, which shall be, (1) with respect to Canadian Prime Rate Loans (other than Swingline Loans) in an aggregate principal amount of C$1,000,000 or a whole multiple of C$500,000 in excess thereof, (2) with respect to Base Rate Loans (other than Swingline Loans) in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, (3) with respect to BA Loans in an aggregate principal amount of C$1,000,000 or a whole multiple of C$500,000 in excess thereof, (4) with respect to LIBOR Rate Loans denominated in Canadian Dollars in an aggregate principal amount of C$3,000,000 or a whole multiple of C$1,000,000 in excess thereof, (5) with respect to LIBOR Rate Loans denominated in Dollars in an aggregate principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof and (6) with respect to Swingline Loans in any amount of Canadian Dollars or Dollars (as applicable); (D) whether such Loan is to be a Revolving Credit Loan or Swingline Loan; (E) in the case of a Revolving Credit Loan whether the Loans are to be LIBOR Rate Loans, Canadian Prime Rate Loans, Base Rate Loans or BA Loans; and (E) in the case of a LIBOR Rate Loan or any BA Loan, the duration of the Interest Period applicable thereto. A Notice of Borrowing received after 12:00 p.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.

(b) Disbursement of Revolving Credit and Swingline Loans. Not later than 2:00 p.m. on the proposed borrowing date for any Loan (including any BA Loan), (i) each Lender will make available to the Administrative Agent, for the account of the Borrower, at the Administrative Agent’s Office in funds immediately available to the Administrative Agent, such Lender’s Commitment Percentage of the Revolving Credit Loans (including any BA Loan) to be made on such borrowing date (provided that, without limiting the anything to the contrary contained herein, BA Loans shall be subject to all disbursement provisions of Section 2.7) and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrower, at the Administrative Agent’s Office in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form of Exhibit C (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Subject to Section 4.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Loan (including any BA Loan) requested pursuant to this Section to the extent that (i) with respect to any Revolving Credit Loan (including any BA Loan), any Lender has not made available to the Administrative Agent its Commitment Percentage of such Revolving Credit Loan (including any BA Loan) or (ii) with respect to any Swingline Loan, the Swingline Lender has not made available to the Administrative Agent such Swingline Loan. Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Lenders as provided in Section 2.2(b).

SECTION 2.4 Repayment and Prepayment of Revolving Credit Loans and Swingline Loans.

(a) Repayment on Maturity Date. The Borrower hereby agrees to repay the outstanding principal amount of (i) all Revolving Credit Loans in full on the Maturity Date, and (ii) all Swingline Loans in accordance with Section 2.2(b), together, in each case, with all accrued but unpaid interest thereon.

(b) Mandatory Prepayments.

(i) Borrowing Limit. If at any time (as determined by the Administrative Agent under Section 2.4(b)(iv), which determination shall be conclusive absent manifest error):

(A) solely because of currency fluctuation, the outstanding principal amount of all Revolving Credit Loans plus the sum of all outstanding Swingline Loans and L/C Obligations exceeds one hundred and five percent (105%) of the Borrowing Limit; or

(B) for any other reason, the outstanding principal amount of all Revolving Credit Loans plus the sum of all outstanding Swingline Loans and L/C Obligations exceeds the Borrowing Limit;

then, in each such case, the Borrower agrees to prepay (x) if such excess results from a change to the Asset Coverage Amount, within three (3) Business Days following the delivery of the applicable financial statements resulting in such change or (y) in any other circumstance, immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Lenders, Extensions of Credit in an amount equal to such excess with each such repayment applied first to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans (other than Bankers’ Acceptances and BA Loans) and third, with respect to any Letters of Credit, Bankers’ Acceptances or BA Loans then outstanding, a payment of cash collateral into a cash collateral account opened by the Administrative Agent, for the benefit of the Lenders in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit, Bankers’ Acceptances or BA Loans (such cash collateral to be applied in accordance with Section 2.5(b) or Section 12.2(b)).

(ii) Excess Swingline Loans. If at any time (as determined by the Administrative Agent or the Swingline Lender under Section 2.4(b)(iv), which determination shall be conclusive absent manifest error) the outstanding amount of all Swingline Loans exceeds the Swingline Commitment, then, in each such case, the Borrower agrees to repay, immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Swingline Lender, Swingline Loans in an amount equal to such excess; provided that if such excess is solely as a result of currency fluctuations the Borrower shall only be required to make such payment to the extent that the outstanding amount of all Swingline Loans exceeds one hundred and five percent (105%) of the Swingline Commitment.

(iii) Excess L/C Obligations. If at any time (as determined by the Administrative Agent under Section 2.4(b)(iv), which determination shall be conclusive absent manifest error) the outstanding amount of all L/C Obligations exceeds the L/C Commitment, then, in each such case, the Borrower shall make a payment of cash collateral into an account opened by the Administrative Agent, for the benefit of itself and the Lenders, in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (such cash collateral to be applied in accordance with Section 12.2(b)); provided that if such excess is solely as a result of currency fluctuations the Borrower shall only be required to make such payment of cash collateral to the extent that the outstanding amount of all L/C Obligations exceeds one hundred and five percent (105%) of the L/C Commitment.

(iv) Testing. The Borrower’s compliance with this Section 2.4(b) shall be tested only at each Determination Time.

(c) Optional Prepayments. The Borrower may at any time and from time to time prepay Revolving Credit Loans and Swingline Loans, in whole or in part, with irrevocable prior written notice to the Administrative Agent substantially in the form of Exhibit D (a “Notice of Prepayment”) given not later than 12:00 p.m. (i) on the same Business Day as the prepayment of each Canadian Prime Rate Loan and each Base Rate Loan (including, in each case, each Swingline Loan), (ii) at least one (1) Business Day before the prepayment of each BA Loan and (iii) at least three (3) Business Days before the prepayment of each LIBOR Rate Loan, specifying the date and amount of prepayment, the applicable Permitted Currency in which such prepayment is denominated and whether the prepayment is of Canadian Prime Rate Loans, Base Rate Loans, BA Loans, LIBOR Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of C$1,000,000 or a whole multiple of C$500,000 in excess thereof with respect to Canadian Prime Rate Loans (other than Swingline Loans), $1,000,000 or a whole multiple of $500,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans), C$1,000,000 or a whole multiple of C$500,000 in excess thereof with respect to BA Loans, C$3,000,000 or a whole multiple of C$1,000,000 in excess thereof with respect to LIBOR Rate Loans denominated in Canadian Dollars, $3,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to LIBOR Rate Loans denominated in Dollars, C$100,000 or a whole multiple of C$100,000 in excess thereof with respect to Swingline Loans denominated in Canadian Dollars and $100,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans denominated in Dollars. A Notice of Prepayment received after 12:00 p.m. shall be deemed received on the next Business Day.

(d) Limitation on Prepayment of LIBOR Rate Loans and BA Loans.

(i) The Borrower may not prepay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 4.9 hereof.

(ii) Notwithstanding Section 2.4(c) above, the Borrower may not prepay any BA Loan on any day other than on the last day of the Interest Period applicable thereto; provided that, notwithstanding anything to the contrary contained in this Agreement, if at any time any Bankers’ Acceptances are required to be prepaid prior to their maturity, the Borrower shall be required to deposit the amount of such prepayment in a cash collateral account with the Administrative Agent until the date of maturity of such Bankers’ Acceptances. Such cash collateral account shall be under the sole control of the Administrative Agent. Except as contemplated hereby, neither the Borrower nor any Person claiming on behalf of the Borrower shall have any right to any of the cash in such cash collateral account. The Administrative Agent shall apply the cash held in such cash collateral account to the face amount of such Bankers’ Acceptances at maturity whereupon any cash remaining in such cash collateral account shall be released by the Administrative Agent to the Borrower. Upon deposit of such cash collateral as provided herein, such Bankers’ Acceptances shall not be considered to be outstanding for any purpose hereunder, including, without limitation, calculation of Average Utilization and availability under the Borrowing Limit.

(e) Hedging Agreements. No repayment or prepayment pursuant to this Section shall affect any of the Borrower’s obligations under any Hedging Agreement.

SECTION 2.5 Permanent Reduction of the Commitment.

(a) Voluntary Reduction. The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Commitment at any time or (ii) portions of the Commitment, from time to time, in an aggregate principal amount not less than $5,000,000 or any whole multiple of $5,000,000 in excess thereof. Any reduction of the Commitment shall be applied to the Commitment of each Lender according to its Commitment Percentage. All commitment fees accrued until the effective date of any termination of the Commitment shall be paid on the effective date of such termination.

(b) Corresponding Payment. Each permanent reduction permitted or required pursuant to this Section or Section 8.2(b) shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations, as applicable, after such reduction to the Commitment as so reduced and if the Commitment as so reduced is less than the aggregate amount of all outstanding Letters of Credit, the Borrower shall be required to deposit cash collateral in a cash collateral account opened by the Administrative Agent in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Such cash collateral shall be applied in accordance with Section 12.2(a). Any reduction of the Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of cash collateral for all L/C Obligations) and shall result in the termination of the Commitment and the Credit Facility. Such cash collateral shall be applied in accordance with Section 12.2(b). If the reduction of the Commitment requires the repayment of any LIBOR Rate Loan or any BA Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof; provided that, notwithstanding anything to the contrary contained in this Agreement, if at any time any Bankers’ Acceptances are prepaid prior to their maturity, the Borrower shall be required to deposit the amount of such prepayment in a cash collateral account with the Administrative Agent until the date of maturity of such Bankers’ Acceptances. Such cash collateral account shall be under the sole control of the Administrative Agent. Except as contemplated hereby, neither the Borrower nor any Person claiming on behalf of the Borrower shall have any right to any of the cash in such cash collateral account. The Administrative Agent shall apply the cash held in such cash collateral account to the face amount of such Bankers’ Acceptances at maturity whereupon any cash remaining in such cash collateral account shall be released by the Administrative Agent to the Borrower. Upon deposit of such cash collateral as provided herein, such Bankers’ Acceptances shall not be considered to be outstanding for any purpose hereunder, including, without limitation, calculation of Average Utilization and availability under the Borrowing Limit.

SECTION 2.6 Termination of Credit Facility.

(a) The Credit Facility shall terminate on the earliest of: (i) May 30, 2007 (it being agreed by all parties hereto that, as of the Seventh Amendment Effective Date, such date has been extended to June 5, 2009), (ii) the date of termination by the Borrower pursuant to Section 2.5, (iii) the date of termination by the Administrative Agent on behalf of the Lenders pursuant to Section 12.2(a), (iv) the date which is ninety-one (91) days prior to the then current maturity date of any Specified Existing Note if on the date which is one hundred twenty (120) days prior to the then current maturity date of such Specified Existing Note either (A) the remaining outstanding principal balance thereof (excluding any such balance as to which sums have been set aside for the payment thereof pursuant to any defeasance or sinking fund or escrow arrangement or similar provisions) is in excess of $75,000,000 or (B) the Aggregate Credit Exposure is in excess of $100,000,000 and the outstanding principal balance of such Specified Existing Note (excluding any such balance as to which sums have been set aside for the payment thereof pursuant to any defeasance or sinking fund or escrow arrangement or similar provisions) has not been paid in full; or (v) the date which is ninety-one (91) days prior to the then current maturity date of any Indebtedness permitted pursuant to Section 12.1(o)(iii) if, on the date which is one hundred twenty (120) days prior to the then current maturity date of such Indebtedness, such Indebtedness has not been paid in full in accordance with the terms of this Agreement or extended or refinanced such that the maturity of such Indebtedness is more than ninety-one (91) days after May 27, 2009 (as such date may be extended pursuant to Section 2.6(b)); provided, that, on an annual basis the Borrower shall be entitled to request an extension of the Credit Facility upon the same terms and conditions as contained herein for an additional 364-day period and thereafter be entitled to request subsequent extensions for 364-day periods, which request shall be granted in the Lenders’ discretion and subject to the provisions of Sections 2.6(b) and (c); provided that the following conditions are satisfied (A) no Default or Event of Default has occurred and is continuing, (B) the Credit Facility has not been terminated pursuant to clause (ii), (iii), (iv) or (v) above, (C) the Borrower provides written notice to the Administrative Agent (the “Extension Notice”) at least ninety (90) days prior to the then existing Maturity Date (the date on which such Extension Notice is delivered, the “Extension Notice Date”) of its request to extend the Credit Facility and (D) each of the conditions set forth in Section 5.3 on the then existing Maturity Date are satisfied by the Borrower.

(b) The Administrative Agent shall promptly deliver a copy of the Extension Notice to each Lender upon receipt of same from the Borrower. Each of the Lenders shall within thirty (30) days from the Extension Notice Date (the “Consent Date”) provide written notice to the Administrative Agent of each such Lender’s agreement to extend (any such Lender, a “Consenting Lender”) or not to so extend (any such Lender, a “Non-Consenting Lender”) the then existing Maturity Date. No Lender shall be under any obligation or commitment to extend the then existing Maturity Date and no such obligation or commitment on the part of any Lender shall be inferred from the provisions of this Section 2.6. Failure on the part of any Lender to respond to the Extension Notice by the Consent Date shall be deemed to be a refusal of such Lender to consent to the Extension Notice and such Lender shall be deemed to be a Non-Consenting Lender for purposes of this Section 2.6. The Administrative Agent shall provide a written list of the Consenting Lenders and Non-Consenting Lenders to the Borrower and the Lenders promptly following the Consent Date.

(c) All Loans of any Non-Consenting Lender shall be subject to the then existing Maturity Date. If Lenders holding Commitment Percentages aggregating less than one hundred percent (100%) of the aggregate Commitments consent to such extension, the Borrower may elect by written notice to the Administrative Agent to (i) continue the Credit Facility for such additional period with an aggregate Commitment equal to the then effective aggregate Commitment less the total Commitments of the Non-Consenting Lenders (provided that such continuation shall be permitted only if the total amount of such Commitments to be continued are equal to or greater than fifty percent (50%) of the total amount of the original Commitments

(after giving effect to any assignments pursuant to clause (iii) below)) or (ii) not continue the Credit Facility for such additional period and, in such event, the Extension Notice shall be of no further effect or (iii) require any such Non-Consenting Lender to transfer and assign without recourse (in accordance with the provisions of Section 14.10) its Commitment and other interests, rights and obligations under this Agreement to an Eligible Assignee which consents thereto, which shall assume such obligations upon its consent to assume such obligations; provided that (A) no such assignment shall conflict with any Applicable Law, (B) such assignment shall be at the cost and expense of the Borrower and (C) the purchase price to be paid to such Non-Consenting Lender shall be an amount equal to the outstanding principal amount of the Loans of such Non-Consenting Lender plus all interest accrued and unpaid thereon and all other amounts owing to such Non-Consenting Lender thereon. If the extension is granted and the conditions set forth in clause (a) of this Section 2.6 are satisfied, upon the then existing Maturity Date, the scheduled Maturity Date shall be extended to the date which is 364 days from such then existing Maturity Date.

SECTION 2.7 Terms Applicable to BA Loans.

(a) Commitment for BA Loans.

(i) Subject to the terms and conditions of this Agreement, the Borrower shall be entitled to receive the BA Proceeds of Bankers’ Acceptances denominated in Canadian Dollars in accordance with the provisions of Article II (including, without limitation, this Section 2.7); provided that:

(A) the aggregate principal amount of all outstanding BA Loans (after giving effect to any amount requested) shall not exceed the Borrowing Limit; and

(B) the aggregate principal amount of all outstanding BA Loans from any Lender shall not at any time exceed such Lender’s Commitment less the such Lender’s Commitment Percentage of outstanding Revolving Credit Loans (other than BA Loans), outstanding Swingline Loans and outstanding L/C Obligations.

Each BA Loan shall be funded in Canadian Dollars by each Lender in a principal amount equal to such Lender’s Commitment Percentage of the aggregate principal amount of BA Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow BA Loans hereunder until the Maturity Date.

(ii) For the purposes of this Agreement, the full face amount of Bankers’ Acceptances, without discount, shall be used when calculations are made to determine the amount of Loans outstanding. Each determination by the Administrative Agent of the Stamping Fee, the BA Discount Rate and the BA Proceeds shall, in the absence of manifest error, be presumed correct.

(b) Term. Each Bankers’ Acceptance shall have an Interest Period as determined pursuant to Section 4.1(b) (subject to availability).

(c) Discount Rate. On each borrowing date on which Bankers’ Acceptances are to be accepted, the Administrative Agent shall advise the Borrower as to its determination of the applicable BA Discount Rate for the Bankers’ Acceptances which the Lenders have agreed to purchase.

(d) Purchase of Bankers’ Acceptances. Each Lender agrees to purchase a Bankers’ Acceptance accepted by it. The Borrower shall sell, and such Lender shall purchase, the Bankers’ Acceptance at the applicable BA Discount Rate. Each Lender shall provide, to the account of the Administrative Agent, the BA Proceeds less the Stamping Fee payable by the Borrower with respect to the Bankers’ Acceptance. The Administrative Agent shall make available to the Borrower, in accordance with the provisions of Section 2.3, the BA Proceeds less the applicable Stamping Fee with respect to each Bankers’ Acceptance purchased and each BA Equivalent Loan advanced by a Lender on the date of such acceptance. Each Lender may from time to time hold, sell, rediscount, trade or otherwise dispose of any or all Bankers’ Acceptances accepted and purchased by it.

(e) Execution of Bankers’ Acceptances. Drafts drawn by the Borrower to be accepted as Bankers’ Acceptances shall be signed by a duly authorized officer or officers of the Borrower or by its attorneys, including attorneys appointed pursuant to Section 2.7(f). Notwithstanding that any Person whose signature appears on any Bankers’ Acceptance may no longer be an authorized signatory for the Borrower at the time of issuance of a Bankers’ Acceptance, that signature shall nevertheless be valid and sufficient for all purposes as if the authority had remained in force at the time of issuance and any Bankers’ Acceptance so signed shall be binding on the Borrower.

(f) Power of Attorney for the Execution of Bankers’ Acceptances. To facilitate availment of the BA Loans, the Borrower hereby appoints each Lender as its attorney to sign and endorse on its behalf, in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Lender, blank forms of Bankers’ Acceptances. In this respect, it is each Lender’s responsibility to maintain an adequate supply of blank forms of Bankers’ Acceptances for acceptance under this Agreement. Each Lender shall exercise the same degree of care in the custody and safekeeping of signed blank forms of Bankers’ Acceptance as it exercises in respect of its own bearer securities. The Borrower recognizes and agrees that all Bankers’ Acceptances signed and/or endorsed on its behalf by a Lender shall bind the Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of the Borrower. Each Lender is hereby authorized to issue such Bankers’ Acceptances endorsed in blank in such face amounts as may be determined by such Lender; provided that the aggregate amount thereof is equal to the aggregate amount of Bankers’ Acceptances required to be accepted and purchased by such Lender. No Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except to the extent that such damage, loss or other claim is determined by a court of competent jurisdiction by final nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Lender or its officers, employees, agents or representatives. On the repayment in full of all Obligations or on request by the Borrower, each Lender shall cancel all forms of Bankers’ Acceptances which have been pre-signed or pre-endorsed by or on behalf of the Borrower and which are held by such Lender and have not yet been issued in accordance herewith. Each Lender shall maintain a record with respect to Bankers’ Acceptances held by it in blank hereunder, voided by it for any reason, accepted and purchased by it hereunder, and cancelled at their respective maturities. Each Lender agrees to provide such records to the Borrower at the Borrower’s expense upon request.

To facilitate the acceptance of Bankers’ Acceptances hereunder, the Borrower hereby authorizes the Lenders and irrevocably appoints each of the Lenders as its attorney, respectively:

(i) to complete and sign on the Borrower’s behalf, either manually or by facsimile or mechanical signature, the drafts to create the Bankers’ Acceptances (with, in each Lender’s discretion, the inscription “This is a depository bill subject to the Depository Bills and Notes Act (Canada)”);

(ii) after the acceptance thereof by any Lender, to endorse on the Borrower’s behalf, either manually or by facsimile or mechanical signature, such Bankers’ Acceptances in favor of the applicable purchaser or endorsee thereof including, in such Lender’s discretion, such Lender or a clearing house (as defined by the Depository Bills and Notes Act (Canada));

(iii) to deliver such Bankers’ Acceptances to such purchaser or to deposit such Bankers’ Acceptances with such clearing house; and

(iv) to comply with the procedures and requirements established from time to time by such Lender or such clearing house in respect of the delivery, transfer and collection of bankers’ acceptances and depository bills.

All Bankers’ Acceptances so completed, signed, endorsed, delivered or deposited by a Lender on behalf of the Borrower shall be binding upon the Borrower as if completed, signed, endorsed, delivered or deposited by it. The records of the Lenders and such clearing houses shall, in the absence of manifest error, be conclusively binding on the Borrower. None of the Lenders shall be liable for any claim arising by reason of any loss or improper use of such drafts or Bankers’ Acceptances except for damages suffered by the Borrower caused by the willful misconduct or gross negligence of such Lender, as determined by a court of competent jurisdiction by final nonappealable judgment.

(g) Disbursement of BA Loans. Promptly following the receipt by the Administrative Agent of a Notice of Borrowing or Notice of Conversion/Continuation in respect of Bankers’ Acceptances, the Administrative Agent shall advise the Lenders of the notice and shall advise each Lender of the face amount of Bankers’ Acceptances to be accepted by it on the applicable borrowing date and the applicable Interest Period (which shall be identical for all Lenders). The aggregate face amount of Bankers’ Acceptances to be accepted by a Lender shall be determined by the Administrative Agent by reference to such Lender’s Commitment Percentage of the Bankers’ Acceptances to be made on the applicable borrowing date, except that, if the face amount of a Bankers’ Acceptance which would otherwise be accepted by a Lender would not be C$100,000, or a whole multiple thereof, the face amount shall be increased or reduced by the Administrative Agent in its sole discretion to C$100,000, or the nearest whole multiple of that amount, as appropriate; provided that after such issuance, the aggregate principal amount of all outstanding BA Loans from any Lender shall not at any time exceed such Lender’s Commitment less such Lender’s Commitment Percentage of outstanding Revolving Credit Loans (other than BA Loans), outstanding Swingline Loans and outstanding L/C Obligations.

(h) Waiver of Presentment and Other Conditions. The Borrower waives presentment for payment and any other defense to payment of any amounts due to any Lender in respect of a Bankers’ Acceptance accepted and purchased by it pursuant to this Agreement which might exist solely by reason of the Bankers’ Acceptance being held, at the maturity thereof, by such Lender in its own right and the Borrower agrees not to claim any days of grace if such Lender as holder sues the Borrower on the Bankers’ Acceptance for payment of the amount payable by the Borrower thereunder. On the specified maturity date of a Bankers’ Acceptance or the date of any prepayment thereof in accordance with this Agreement, if earlier, the Borrower shall pay to the Lender that has accepted such Bankers’ Acceptance the full face amount of such Bankers’ Acceptance and after such payment, the Borrower shall have no further liability in respect of such Bankers’ Acceptance (except to the extent that any such payment is rescinded or reclaimed by operation of law or otherwise) and such Lender shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such Bankers’ Acceptance.

(i) BA Equivalent Loans by Non-BA Lenders. Whenever the Borrower requests a BA Loan or conversion to a BA Loan or continuation of a BA Loan under this Agreement, each Non-BA Lender shall, in lieu of accepting and purchasing a Bankers’ Acceptance, make a BA Equivalent Loan in an amount equal to the Non-BA Lender’s Commitment Percentage of the BA Loan to be made on the applicable borrowing date.

(j) Terms Applicable to Discount Notes. As set out in the definition of “Bankers’ Acceptances”, that term includes Discount Notes and all terms of this Agreement applicable to Bankers’ Acceptances shall apply equally to Discount Notes evidencing BA Equivalent Loans with such changes as may in the context be necessary. For purposes of this Agreement:

(i) the term of a Discount Note shall be the same as the Interest Period for Bankers’ Acceptances accepted and purchased on the same date in respect of the same BA Loan;

(ii) a stamping fee will be payable in respect of a Discount Note and shall be calculated at the same rate and in the same manner as the Stamping Fee in respect of a Bankers’ Acceptance; and

(iii) the BA Discount Rate applicable to a Discount Note shall be the BA Discount Rate applicable to Bankers’ Acceptances accepted by the Administrative Agent (or its designee), as Lender, on the same date, in respect of the same BA Loan.

(k) Stamping Fees on Bankers’ Acceptance. The Borrower shall pay, in respect of each draft accepted by each Lender as a Bankers’ Acceptance, a per annum stamping fee (the “Stamping Fee”) equal to (i) the Applicable Margin for LIBOR Rate Loans, changing when and as such Applicable Margin for LIBOR Rate Loans shall change, multiplied by (ii) the face amount of such Bankers’ Acceptance, and calculated based on the number of days to maturity of such Bankers’ Acceptance divided by the number of days in the applicable year, being 365 or 366, as the case may be. Such Stamping Fee shall be payable in advance on the date of issuance of the Bankers’ Acceptance. The Borrower authorizes and directs each Lender to deduct from the BA Proceeds of Bankers’ Acceptances purchased by such Lender for its own account, the amount of each such Stamping Fee upon the issue of each Bankers’ Acceptance.

(l) Depository Bills and Notes Act. At the option of the Borrower and any Lender, Bankers’ Acceptances under this Agreement to be accepted by such Lender may be issued in the form of depository bills for deposit with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada). All depository bills so issued shall be governed by the provisions of this Agreement.

(m) Circumstances Making Bankers’ Acceptances Unavailable. If the Administrative Agent determines in good faith, which determination shall constitute prima facie evidence thereof, and notifies the Borrower that, by reason of circumstances affecting the money market, there is no market for Bankers’ Acceptances, then:

(i) the right of the Borrower to request a BA Loan (or continuation or conversion thereof) shall be suspended until the Administrative Agent determines that the circumstances causing such suspension no longer exist and the Administrative Agent so notifies the Borrower; and

(ii) any notice relating to a BA Loan (or continuation or conversion thereof) which is outstanding at such time shall be deemed to be a notice requesting Canadian Prime Rate Loans (or continuation or conversion thereof).

The Administrative Agent shall promptly notify the Borrower and the Lenders of the suspension in accordance with this Section 2.7(m) of the Borrower’s right to request a BA Loan (or continuation or conversion thereof) and of the termination of any such suspension.

(n) Prepayment. As provided in Section 2.4, the Borrower may pay the full face amount of a Bankers’ Acceptances to the Administrative Agent to be held by the Administrative Agent in a non-interest bearing (unless otherwise agreed to by the Administrative Agent) account as collateral security for the Borrower’s obligations with respect to those Bankers’ Acceptances and after such payment, the Borrower shall have no further liability in respect of such Bankers’ Acceptance (except to the extent that any such payment is rescinded or reclaimed by operation of law or otherwise) and any Lender that accepted such Bankers’ Acceptance shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such Bankers’ Acceptance.

(o) Default. Immediately upon termination of the Commitments under Section 12.2, the Borrower shall pay to the Administrative Agent on behalf of the Lenders the full face amount of all Bankers’ Acceptances which have not matured. Such amounts shall be held by the Administrative Agent in a non-interest bearing (unless otherwise agreed to by the Administrative Agent) account as collateral security for the Borrower’s obligations with respect to those Bankers’ Acceptances.

ARTICLE III

LETTER OF CREDIT FACILITY

SECTION 3.1 L/C Commitment. Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue standby letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day from the Closing Date to, but not including, the fifth (5th) Business Day prior to the Maturity Date in such form as may be approved from time to time by the applicable Issuing Lender; provided, that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (a) the aggregate amount of L/C Obligations would exceed the L/C Commitment or (b) the aggregate amount of L/C Obligations would exceed the Borrowing Limit. Each Letter of Credit shall (i) be denominated in a Permitted Currency and (ii) be a standby letter of credit issued to support obligations of the Borrower or any of its Subsidiaries, contingent or otherwise, (iii) expire on a date that is no later than the fifth (5th) Business Day prior to the Maturity Date (provided that any such Letter of Credit may, (A) by its terms and otherwise consistent with this Agreement, provide for automatic annual renewals and (B) expire on a date that is after the Maturity Date with the prior written consent of each of the Administrative Agent and the applicable Issuing Lender, in each such Person’s sole discretion; provided that all L/C Obligations associated with any such Letter of Credit are cash collateralized in a manner satisfactory to the Administrative Agent and the applicable Issuing Lender on or prior to the fifth (5th) Business Day prior to the Maturity Date and that, on the Maturity Date, all the L/C Participants are released from their L/C Obligations pertaining to such Letters of Credit) and (iv) be subject to ISP98 and, to the extent not inconsistent therewith, the laws of the State of New York. No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder.

SECTION 3.2 Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at such Issuing Lender’s Lending Office and to the Administrative Agent at the Administrative Agent’s Office a Letter of Credit Application therefor, completed to the reasonable satisfaction of the applicable Issuing Lender and the Administrative Agent, and such other certificates, documents and other papers and information as such Issuing Lender and the Administrative Agent may reasonably request (the “L/C Supporting Documentation”) (which information shall include the Permitted Currency in which the Letter of Credit shall be denominated). Upon receipt of any Letter of Credit Application and the L/C Supporting Documentation, the applicable Issuing Lender shall process such Letter of Credit Application and the L/C Supporting Documentation delivered to it in connection therewith in accordance with its customary procedures and shall, after approving the same and receiving confirmation from the Administrative Agent that sufficient availability exists under the Credit Facility for the issuance of such Letter of Credit, subject to Section 3.1 and Article V, promptly issue the Letter of Credit requested thereby (but in no event shall the applicable Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Letter of Credit Application therefor and the L/C Supporting Documentation relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the applicable Issuing Lender and the Borrower. The applicable Issuing Lender shall promptly furnish to the Borrower and the Administrative Agent a copy of such Letter of Credit and the Administrative Agent shall promptly notify each Lender of the issuance of such Letter of Credit and, upon request by any Lender, furnish to such Lender a copy of such Letter of Credit and the amount of such Lender’s participation therein.

SECTION 3.3 Commissions and Other Charges.

(a) Letter of Credit Commissions. The Borrower shall pay to the Administrative Agent, for the account of the each applicable Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in an amount equal to the face amount of such Letter of Credit (as such amount may be reduced by (i) any permanent reduction of such Letter of Credit or (ii) any amount which is drawn, reimbursed and no longer available under such Letter of Credit) multiplied by the Applicable Margin with respect to LIBOR Rate Loans (determined on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter, on the Maturity Date and thereafter on demand of the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to each applicable Issuing Lender and the L/C Participants all commissions received pursuant to this Section in accordance with their respective Commitment Percentages.

(b) Issuance Fee. In addition to the foregoing commission, the Borrower shall pay to the Administrative Agent, for the account of each applicable Issuing Lender, an issuance fee with respect to each Letter of Credit issued by such Issuing Lender in an amount equal to the face amount of such Letter of Credit multiplied by one-eighth of one percent (0.125%) per annum. Such issuance fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand of the applicable Issuing Lender.

(c) Other Costs. In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

(d) Payments. The commissions, fees, charges, costs and expenses payable pursuant to this Section 3.3 shall be payable in the Permitted Currency in which the applicable Letter of Credit is denominated.

SECTION 3.4 L/C Participations.

(a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Commitment

Percentage in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by such Issuing Lender hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender in the applicable Permitted Currency upon demand at such Issuing Lender’s Lending Office an amount equal to such L/C Participant’s Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(b) Upon becoming aware of any amount required to be paid by any L/C Participant to the applicable Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit issued by it, such Issuing Lender shall notify the Administrative Agent and each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to such Issuing Lender in the applicable Permitted Currency the amount specified on the applicable due date. If any such amount is paid to such Issuing Lender after the date such payment is due, such L/C Participant shall pay to such Issuing Lender in the applicable Permitted Currency on demand, in addition to such amount, the product of (i) such amount, multiplied by (ii) the Base Rate (with respect to payments required to be made in Dollars) or the Canadian Prime Rate (with respect to payments required to be made in Canadian Dollars), in each case as determined by the Administrative Agent, during the period from and including the date such payment is due to the date on which such payment is immediately available to such Issuing Lender, multiplied by (iii) a fraction, the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the applicable Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to an Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 2:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 2:00 p.m. on any Business Day, such payment shall be due on the following Business Day.

(c) Whenever, at any time after the applicable Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Commitment Percentage of such payment in accordance with this Section, such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

SECTION 3.5 Reimbursement Obligation of the Borrower. In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section or with funds from other sources), in same day funds in the applicable Permitted Currency in which such Letter of Credit was denominated, the applicable Issuing Lender on each date on which such Issuing Lender notifies the Borrower of the date and amount of a draft paid under any Letter of Credit for the amount of

(a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment. The applicable Issuing Lender shall promptly deliver written notice of any drawing under any Letter of Credit issued by such Issuing Lender to the Administrative Agent and the Borrower. Unless the Borrower shall immediately notify the applicable Issuing Lender that the Borrower intends to reimburse such Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Lenders make a Revolving Credit Loan bearing interest at the Base Rate (to the extent that the applicable Letter of Credit was denominated in Dollars) or the Canadian Prime Rate (to the extent that the applicable Letter of Credit was denominated in Canadian Dollars) on such date in the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment, and the Lenders shall make such Revolving Credit Loan, the proceeds of which shall be applied to reimburse such Issuing Lender for the amount of the related drawing and costs and expenses. Each Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section to reimburse the applicable Issuing Lender for any draft paid under a Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.3(a) or Article V. If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse the applicable Issuing Lender as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans (with respect to any amount payable in Dollars) or any outstanding Canadian Prime Rate Loans (with respect to any amount payable in Canadian Dollars), in each case which were then overdue, from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.

SECTION 3.6 Obligations Absolute. The Borrower’s obligations under this Article III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against any Issuing Lender or any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees that no Issuing Lender nor any L/C Participant shall be responsible for, and the Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the applicable Issuing Lender’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment. The Borrower agrees that any action taken or omitted by the applicable Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct shall be binding on the Borrower and shall not result in any liability of such Issuing Lender or any L/C Participant to the Borrower. The responsibility of the applicable Issuing

Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

SECTION 3.7 Effect of Letter of Credit Application. To the extent that any provision of any Letter of Credit Application or L/C Supporting Documentation related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

ARTICLE IV

GENERAL LOAN PROVISIONS

SECTION 4.1 Interest.

(a) Interest Rate Options. Subject to the provisions of this Section, at the election of the Borrower:

(i) Revolving Credit Loans denominated in Canadian Dollars (other than BA Loans) shall bear interest at (A) the Canadian Prime Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin;

(ii) Revolving Credit Loan denominated in Canadian Dollars in the form of a BA Loan (and the Banker’s Acceptance applicable thereto) shall be discounted, and shall otherwise be subject to such other terms and conditions, set forth in Section 2.7;

(iii) Revolving Credit Loans denominated in Dollars shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin;

(iv) Swingline Loans denominated in Canadian Dollars shall bear interest at the Canadian Prime Rate plus the Applicable Margin; and

(v) Swingline Loans denominated in Dollars shall bear interest at the Base Rate plus the Applicable Margin.

The Borrower shall select the type of Loan, the applicable Permitted Currency, the rate of interest and the Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given pursuant to Section 2.3 or at the time a Notice of Conversion/Continuation is given pursuant to Section 4.2. Any Loan or any portion thereof as to which the Borrower has not duly specified (i) a type of Loan shall be deemed to be a Revolving Credit Loan, (ii) a currency as provided herein shall be deemed to be a Revolving Credit Loan denominated in Canadian Dollars or (iii) an interest rate as provided herein shall be deemed to be a Base Rate Loan (if such Loan is to be denominated in Dollars) or a Canadian Prime Rate Loan (if such Loan is to be denominated in Canadian Dollars).

(b) Interest Periods. In connection with each LIBOR Rate Loan and each BA Loan, the Borrower, by giving notice at the times described in Section 2.3 or 4.2, as applicable, shall elect an interest period (each, an “Interest Period”) to be applicable to such Revolving Credit Loan, which Interest Period shall be a period of one (1), two (2), three (3), or six (6) months; provided that:

(i) the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan or any BA Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Rate Loan or a BA Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(iii) any Interest Period with respect to a LIBOR Rate Loan or a BA Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(iv) no Interest Period shall extend beyond the Maturity Date; and

(v) there shall be no more than (A) four (4) Interest Periods in effect at any time with respect to LIBOR Rate Loans and (B) ten (10) Interest Periods in effect at any time with respect to BA Loans.

(c) Default Rate. Subject to Section 12.3, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 12.1(a), (b), (i) or (j), or (ii) at the election of the Required Agreement Lenders, upon the occurrence and during the continuance of any other Event of Default, (A) the Borrower shall no longer have the option to request LIBOR Rate Loans, Swingline Loans, BA Loans or Letters of Credit, (B) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate then applicable thereto until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to (1) Canadian Prime Rate Loans (with respect to Revolving Credit Loans denominated in Canadian Dollars) or (2) Base Rate Loans (with respect to Revolving Credit Loans denominated in Dollars), (C) all outstanding Canadian Prime Rate Loans and other Obligations denominated in Canadian Dollars arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Canadian Prime Rate Loans and (D) all outstanding Base Rate Loans and other Obligations denominated in Dollars arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

(d) Interest Payment and Computation.

(i) Interest on each Canadian Prime Rate Loan and each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing September 30, 2006; and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. Interest on LIBOR Rate Loans and all fees (except for Stamping Fees) shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed and interest on Canadian Prime Rate Loans, Base Rate Loans and Stamping Fees shall be computed on the basis of a 365/366-day year and assessed for the actual number of days elapsed.

(ii) For purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or fee to be paid hereunder or in connection herewith is to be calculated on the basis of any period of time that is less than a calendar year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 365 or 366, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

(e) Maximum Rate.

(i) In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.

(ii) Notwithstanding the provisions of this Section 4.1 or any other provision of this Agreement or any other Loan Document, in no event shall the aggregate “interest” (as such term is defined in Section 347 of the Criminal Code (Canada)) exceed the effective annual rate of interest on the “credit advanced” (as such term is defined in Section 347 of the Criminal Code (Canada)) lawfully permitted under Section 347 of the Criminal Code (Canada). The effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the term of the applicable Loan, and in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries qualified for a period of ten (10) years and appointed by the Administrative Agent will be conclusive for the purposes of such determination.

(iii) In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (A) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (B) apply such excess to the principal balance of the Obligations on a pro rata basis. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

SECTION 4.2 Notice and Manner of Conversion or Continuation of Loans.

(a) Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to:

(i) convert at any time all or any portion of any outstanding Canadian Prime Rate Loans (other than Swingline Loans) in a principal amount equal to C$3,000,000 or any whole multiple of C$1,000,000 in excess thereof into one or more LIBOR Rate Loans denominated in Canadian Dollars;

(ii) convert at any time all or any portion of any outstanding Canadian Prime Rate Loans (other than Swingline Loans) in a principal amount equal to C$1,000,000 or a whole multiple of C$500,000 in excess thereof into BA Loans;

(iii) upon the expiration of any Interest Period, (A) convert all or any part of its outstanding LIBOR Rate Loans denominated in Canadian Dollars in a principal amount equal to C$1,000,000 or a whole multiple of C$500,000 in excess thereof into Canadian Prime Rate Loans (other than Swingline Loans) or BA Loans, (B) continue such LIBOR Rate Loans as LIBOR Rate Loans, (C) convert all or any part of its outstanding BA Loans in a principal amount equal to C$1,000,000 or a whole multiple of C$500,000 in excess thereof into Canadian Prime Rate Loans (other than Swingline Loans), (D) convert all or any part of its outstanding BA Loans in a principal amount equal to C$3,000,000 or any whole multiple of C$1,000,000 in excess thereof into one or more LIBOR Rate Loans denominated in Canadian Dollars or (E) continue such BA Loans as BA Loans;

(iv) convert at any time all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $3,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more LIBOR Rate Loans denominated in Dollars; and

(v) upon the expiration of any Interest Period, (A) convert all or any part of its outstanding LIBOR Rate Loans denominated in Dollars in a principal amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof into Base Rate Loans (other than Swingline Loans) or (B) continue such LIBOR Rate Loans as LIBOR Rate Loans;

provided that (1) with respect to any BA Loan, any conversion of a BA Loan shall be made on, and only on, the last day of the Interest Period applicable thereto; (2) with respect to any BA Loan, in the event that a BA Loan is to be continued as a BA Loan, the BA Proceeds arising from the continued BA Loan shall be retained by the relevant Lender to be applied by it to the face amount of the Bankers’ Acceptance maturing on the date of such advance, and the Borrower shall pay to each Lender, on such date, an amount equal to the difference between the face amount at maturity of the maturing Bankers’ Acceptance and the BA Proceeds of the Bankers’ Acceptance to be issued; and (3) with respect to any LIBOR Rate Loan or any BA Loan, if the Borrower fails to provide a Notice of Conversion/Continuation with respect to such Loan or any portion thereof prior to the time period required below, such Loan shall be converted into a Base Rate Loan (if such Loan was denominated in Dollars) or a Canadian Prime Rate Loan (if such Loan was denominated in Canadian Dollars).

(b) Whenever the Borrower desires to convert or continue Revolving Credit Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 12:00 p.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Permitted Currency in which such Loan is denominated, (B) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan or BA Loan to be converted or continued, the last day of the Interest Period therefor, (C) the effective date of such conversion or continuation (which shall be a Business Day), (D) the principal amount of such Loans to be converted or continued, and (E) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan or BA Loan. The Administrative Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation.

SECTION 4.3 Fees.

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent, for the account of the Lenders, a non-refundable commitment fee at a rate per annum equal to 0.25% on the average daily unused portion of the Commitment as in effect from time to time during the period commencing on the Closing Date and ending on the Maturity Date; provided, that the amount of outstanding Swingline Loans shall not be considered usage of the Commitment for the purpose of calculating such commitment fee. The commitment fee shall be payable for each calendar quarter in arrears on the last Business Day of such calendar quarter during the term of this Agreement commencing with the calendar quarter ending September 30, 2006 and ending on the Maturity Date. Such commitment fee shall be distributed by the Administrative Agent to the Lenders pro rata in accordance with the Lenders’ respective Commitment Percentages.

(b) Agency Fee. The Borrower shall pay to the Administrative Agent, for its own account, an annual administrative agency fee in an amount agreed to by the Borrower and the Administrative Agent in the Canadian Fee Letter.

(c) Other Fees. The Borrower agrees to pay any fees (and other expenses) as set forth in the U.S. Fee Letter.

SECTION 4.4 Manner of Payment. Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement shall be made not later than 2:00 p.m. on the date specified for payment under this Agreement to the Administrative

Agent at the Administrative Agent’s Office for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective Commitment Percentages, (except as specified below), in the applicable Permitted Currency, in immediately available funds and shall be made without any setoff, counterclaim or deduction whatsoever. Any payment received after such time but before 3:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 12.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 3:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each Lender at its Lending Office its pro rata share of such payment in accordance with such Lender’s Commitment Percentage, (except as specified below) and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent of the applicable Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of the applicable Issuing Lender or the L/C Participants, as the case may be. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Section 4.9, 4.10, 4.11 or 14.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to Section 4.1(b)(ii), if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

SECTION 4.5 Evidence of Indebtedness.

(a) Extensions of Credit. The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note and/or Swingline Note and/or Discount Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans and/or Swingline Loans and/or BA Equivalent Loans, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b) Participations. In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

SECTION 4.6 Adjustments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Section 4.9, 4.10, 4.11 or 14.3 hereof) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to the Borrower or any of its Subsidiaries (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

SECTION 4.7 Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption by the Administrative Agent. The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. Unless the Administrative Agent shall have received notice from a Lender prior to a proposed borrowing date with respect to a LIBOR Rate Loan or a BA Loan or prior to 12:00 noon on a proposed borrowing date with respect to a Canadian Prime Rate Loan or a Base Rate Loan that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the proposed borrowing date in accordance with Section 2.3(b), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If such amount is made available to the Administrative Agent on a date after such borrowing date, such Lender shall pay to the Administrative Agent on demand an amount, until paid, equal to (a) with respect to any amount to be borrowed denominated in Dollars, the product of (i) the amount not made available by such Lender in accordance with the terms hereof, multiplied by (ii) the daily average Federal Funds Rate during such period as determined by the Administrative Agent, multiplied by (iii) a fraction, the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such amount not made available by such Lender in accordance with the terms hereof shall have become immediately available to the Administrative Agent, and the denominator of which is 360 and (b) with respect to any amount to be borrowed denominated in Canadian Dollars, the amount not made available by such Lender in accordance with the terms hereof and interest thereon at a rate per annum equal to the Administrative Agent’s aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by the Administrative Agent as a result of the failure to deliver funds hereunder) of carrying such amount. A certificate of the Administrative Agent with respect to any amounts owing under this Section shall be conclusive, absent manifest error. If such Lender’s Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such borrowing date, the Administrative Agent shall be entitled to recover such amount made available by the Administrative Agent with interest thereon at the rate per annum applicable to Base Rate Loans hereunder (with respect to any amount denominated in Dollars) or Canadian Prime Rate Loans hereunder (with respect to any amount denominated in Canadian Dollars), in each case, on demand, from the Borrower. The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.

SECTION 4.8 Changed Circumstances.

(a) Circumstances Affecting LIBOR Rate and BA Loan Availability. If with respect to any Interest Period the Administrative Agent or any Lender (after consultation with the Administrative Agent) shall determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars, Dollars or Canadian Dollars in the applicable amounts are not being quoted via Reuters Page LIBOR01 (or any successor page) or offered to the Administrative Agent or such Lender for such Interest Period then the Administrative Agent shall forthwith give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make such LIBOR Rate Loans or BA Loans, as applicable, and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan or a BA Loan, as applicable, shall be suspended, and the Borrower shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan or each such BA Loan, as applicable, together with accrued interest thereon, on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or such BA Loan, as applicable, or convert the then outstanding principal amount of each such LIBOR Rate Loan or BA Loan, as applicable, to a Base Rate Loan (with respect to any such Loan denominated in Dollars) or a Canadian Prime Rate Loan (with respect to any such Loan denominated in Canadian Dollars) as of the last day of such Interest Period.

(b) Laws Affecting LIBOR Rate and BA Loan Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan or any BA Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans or BA Loans and the right of the Borrower to convert any Loan or continue any Loan as a LIBOR Rate Loan or a BA Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans (with respect to any Loan denominated in Dollars) or Canadian Prime Rate Loans (with respect to any Loan denominated in Canadian Dollars) hereunder, and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan or a BA Loan, as applicable, to the end of the then current Interest Period applicable thereto as a LIBOR Rate Loan or a BA Loan, as applicable, the applicable LIBOR Rate Loan shall immediately be converted to a Base Rate Loan (with respect to any such Loan denominated in Dollars) or a Canadian Prime Rate Loan (with respect to any such Loan denominated in Canadian Dollars) for the remainder of such Interest Period.

(c) Regulatory Limitations. In the event, as a result of increases in the value of any Permitted Currency against the Dollar or for any other reason, the obligation of any of the Lenders to make Loans (taking into account the Dollar Amount of the Obligations and all other indebtedness required to be aggregated under any Applicable Law) is determined by such Lender to exceed its then applicable legal lending limit under such Applicable Law, the amount of additional Extensions of Credit such Lender shall be obligated to make or issue or participate in hereunder shall immediately be reduced to the maximum amount which such Lender may legally advance (as determined by such Lender), the obligation of each of the remaining Lenders hereunder shall be proportionately reduced, based on their applicable Commitment Percentages and, to the extent necessary under such laws and regulations (as determined by each of the Lenders, with respect to the applicability of such laws and regulations to itself), and the Borrower shall reduce, or cause to be reduced, complying to the extent practicable with the remaining provisions hereof, the Obligations outstanding hereunder by an amount sufficient to comply with such maximum amounts.

SECTION 4.9 Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or expense which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan or a BA Loan, (b) due to any failure of the Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan or any BA Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans or BA Loans in the London interbank market or other applicable market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

SECTION 4.10 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or an Issuing Lender;

(ii) subject any Lender or any Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan or BA Loan made by it, or change the basis of taxation of payments to such Lender or such Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 4.11 and the imposition of, or any change in the rate of any Excluded Taxes payable by such Lender or such Issuing Lender); or

(iii) impose on any Lender or any Issuing Lender (or their respective Lending Offices) or the London interbank or other applicable market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans or BA Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting into or maintaining any LIBOR Rate Loan or BA Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or such Issuing Lender, the Borrower shall promptly pay to any such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any lending office of such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing

Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender or such Issuing Lender the Borrower shall promptly pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or an Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Exchange Indemnification and Increased Costs. The Borrower shall, upon demand from the Administrative Agent, pay to the Administrative Agent or any applicable Lender, the amount of (i) any loss or cost or increased cost incurred by the Administrative Agent or any applicable Lender, (ii) any reduction in any amount payable to or in the effective return on the capital to the Administrative Agent or any applicable Lender or (iii) any currency exchange loss, that Administrative Agent or any Lender sustains as a result of any payment being made by the Borrower in a currency other than that originally extended to the Borrower. A certificate of the Administrative Agent or the applicable Lender, as the case may be, setting forth in reasonable detail the basis for determining such additional amount or amounts necessary to compensate the Administrative Agent or the applicable Lender shall be conclusively presumed to be correct save for manifest error

(e) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 4.11 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes;

provided that if the Borrower shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or such Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for Canadian withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or the Borrower as the Administrative Agent or the Borrower shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under the Applicable Laws of any other jurisdiction, duly executed and completed by such Lender, as are required under such Applicable Laws to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of Canada by the Borrower pursuant to this Agreement, the other Loan Documents or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction. Each Lender shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of Applicable Laws of any such jurisdiction that the Borrower make any deduction or withholding for taxes from amounts payable to such Lender. Additionally, the Borrower shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Applicable Laws of any jurisdiction, duly executed and completed by the Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Applicable Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

(f) Treatment of Certain Refunds. If the Administrative Agent, a Lender or an Issuing Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, such Lender or such Issuing Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Lender in the event the Administrative Agent, such Lender or such Issuing Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or any Issuing Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g) Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section shall survive the payment in full of the Obligations and the termination of the Commitment.

SECTION 4.12 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 4.10, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.10 or Section 4.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 4.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 14.10), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 14.10;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 4.10 or payments required to be made pursuant to Section 4.11, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 4.13 Security. The Obligations of the Borrower shall be secured as provided in the Security Documents.

SECTION 4.14 Additional Subsidiary Borrowers. The Borrower may designate any Domestic Subsidiary as a Subsidiary Borrower under this Agreement and the other Loan Documents upon satisfaction of each of the following conditions.

(a) The Borrower shall have delivered to the Administrative Agent a written notice requesting that such Domestic Subsidiary be designated as a new Subsidiary Borrower. The Administrative Agent agrees that promptly upon receipt of such notice it will forward such notice to the Lenders requesting their approval of such Domestic Subsidiary as a Subsidiary Borrower. If the Required Agreement Lenders approve such designation (which approval shall occur no earlier than five (5) Business Days after the Lenders receive written notice of the request that such Domestic Subsidiary be designated as a new Subsidiary Borrower), the applicable Domestic Subsidiary shall be deemed a “Borrower” under this Agreement and the other Loan Documents and all references herein (other than the references in Article V, Article VI, Article VII, Article VIII, Article IX and Article X of this Agreement) to “Borrower” shall be deemed to include the Subsidiary Borrower.

(b) The Administrative Agent shall have received a duly executed supplement to this Agreement and any other applicable Loan Documents joining such Domestic Subsidiary as a Subsidiary Borrower hereunder (such supplement to be in form and substance reasonably satisfactory to the Administrative Agent).

(c) Such Domestic Subsidiary shall deliver to the Administrative Agent such documents and certificates referred to in Section 5.2 as may be reasonably requested by the Administrative Agent (it being agreed by the Borrower that, if the designation of such Domestic Subsidiary as a Subsidiary Borrower obligates the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall, promptly upon the request of the Administrative Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent or such Lender to carry out, and be satisfied it has complied with the results of, all necessary “know your customer” or other similar checks under all Applicable Laws).

(d) (i) If not previously granted to the Administrative Agent under the Security Documents, such Domestic Subsidiary shall pledge a security interest in all Collateral owned by such Domestic Subsidiary by delivering to the Administrative Agent a duly executed supplement to each applicable Security Document or such other documents as the Administrative Agent shall reasonably deem appropriate for such purpose.

(ii) To the extent not previously delivered to the Administrative Agent under the Security Documents, the Borrower shall deliver to the Administrative Agent such original Capital Stock or other certificates and stock or other transfer powers evidencing the Capital Stock of such Domestic Subsidiary and, to the extent required by the Security Documents, all Capital Stock or other certificates and stock or other transfer powers evidencing the Capital Stock owned by such Domestic Subsidiary.

(e) The Borrower shall deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Domestic Subsidiary.

(f) The Borrower shall deliver to the Administrative Agent such other documents (including, without limitation, legal opinions) as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(g) The obligations of each Subsidiary Borrower hereunder and under the other Loan Documents shall be joint and several with the Obligations of the Borrower and each other Subsidiary Borrower.

ARTICLE V

CLOSING; CONDITIONS OF CLOSING AND BORROWING

SECTION 5.1 Closing. The closing shall take place at the offices of Kennedy Covington Lobdell & Hickman, L.L.P. at 10:00 a.m. on May 31, 2006 or at such other place, date and time as the parties hereto shall mutually agree.

SECTION 5.2 Conditions to Closing and Initial Extensions of Credit. The obligation of the Lenders to close this Agreement and to make the initial Loan or issue or participate in the initial Letter of Credit, if any, is subject to the satisfaction of each of the following conditions:

(a) Executed Loan Documents. This Agreement, a Revolving Credit Note in favor of each Lender (if requested thereby), a Swingline Note in favor of the Swingline Lender (if requested thereby), a Discount Note in favor of each Non-BA Lender (if requested thereby) and the Security Documents, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.

(b) Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i) Officer’s Certificate of the Original U.S. Borrower. A certificate from a Responsible Officer of the Original U.S. Borrower to the effect that all representations and warranties of the Original U.S. Borrower and its Subsidiaries contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects (provided that any representation or warranty that is qualified by materiality or by reference to Material Adverse Effect shall be true, correct and complete in all respects); that neither the Original U.S. Borrower nor any of its Subsidiaries is in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that each of the Credit Parties, as applicable, has satisfied each of the conditions set forth in Section 5.2 and Section 5.3.

(ii) Certificate of Secretary of each Credit Party. A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation (or equivalent documentation) of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation, (B) the bylaws or other governing document (or equivalent documentation) of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors or other governing body of such Credit Party authorizing the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 5.2(b)(iii).

(iii) Certificates of Good Standing. Certificates as of a recent date of the good standing (or equivalent documentation) of each Credit Party under the laws of its jurisdiction of organization and, to the extent requested by the Administrative Agent, each other jurisdiction where such Credit Party is qualified to do business and, to the extent available, a certificate of the relevant taxing authorities of such jurisdictions certifying that such Credit Party has filed required tax returns and owes no delinquent taxes.

(iv) Opinions of Counsel. Favorable opinions of counsel to the Credit Parties (including, without limitation, applicable local counsel in the State of New York, the provinces of Québec, Ontario, Nova Scotia and New Brunswick, and any other applicable jurisdiction) addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Lenders shall request.

(c) Personal Property Collateral.

(i) Filings and Recordings. The Administrative Agent shall have received all filings and recordations that are necessary to perfect the security interests of the Administrative Agent, on behalf of itself and the Lenders, in the Collateral shall have been received by the Administrative Agent and the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens thereon.

(ii) Lien Search. The Administrative Agent shall have received the results of a Lien search (including a search as to judgments, pending litigation and tax matters), in form and substance reasonably satisfactory thereto, made against each of the Credit Parties (other than the U.S. Borrower) under the PPSA and the CCQ (or applicable judicial docket) as in effect in any province in which any of the assets of such Credit Party are located, indicating among other things that its assets are free and clear of any Lien except for Permitted Liens.

(iii) Hazard and Liability Insurance. The Administrative Agent shall have received certificates of property hazard, business interruption and liability insurance, evidence of payment of all insurance premiums for the current policy year of each insurance policy (naming the Administrative Agent as additional insured on all certificates for liability insurance and loss payee with respect to the Collateral on all certificates for property insurance), and, if requested by the Administrative Agent, copies (certified by a Responsible Officer) of insurance policies in the form required under the Security Documents and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

(d) Consents; Defaults.

(i) Governmental and Third Party Approvals. The Credit Parties shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Credit Parties or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect.

(ii) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.

(e) Financial Matters.

(i) Financial Statements. The Administrative Agent shall have received (A) the audited Consolidated balance sheet of the Original U.S. Borrower and its Subsidiaries as of December 31, 2005 and the related audited statements of income and retained earnings and cash flows for the Fiscal Year then ended, (B) any interim unaudited Consolidated balance sheet of the Original U.S. Borrower and its Subsidiaries and related unaudited interim statements of income, cash flows and retained earnings for each interim quarterly period (if any) ended at least forty-five (45) days prior to the Closing Date, (C) the audited Consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2005 and the related audited statements of income and retained earnings and cash flows for the Fiscal Year then ended and (D) any interim unaudited Consolidated balance sheet of the Borrower and its Subsidiaries and related unaudited interim statements of income, cash flows and retained earnings for each interim quarterly period (if any) ended at least forty-five (45) days prior to the Closing Date.

(ii) Financial Projections. The Administrative Agent shall have received projections prepared by management of the Original U.S. Borrower, of balance sheets, income statements and cash flow statements on a quarterly basis for 2006 and on an annual basis for each year thereafter during the term of the U.S. Credit Facility.

(iii) Financial Condition Certificate. The Original U.S. Borrower shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, and certified as accurate by a Responsible Officer of the Original U.S. Borrower, that (A) the Original U.S. Borrower and each of its Subsidiaries are each Solvent, (B) the material payables of the Original U.S. Borrower and each of its Subsidiaries are current and not past due, (C) attached thereto are calculations, as determined on a pro forma basis as of March 31, 2006 and after giving effect to the transactions contemplated hereby and any Extensions of Credit or U.S. Extensions of Credit to be made on the Closing Date, with the covenants contained in Article IX; (D) the financial projections previously delivered to the Administrative Agent represent the good faith estimates (utilizing assumptions believed to be reasonable) of the financial condition and operations of the Original U.S. Borrower and its Subsidiaries; (E) attached thereto is a calculation of the ratio of (1) Consolidated Total Indebtedness as of the Closing Date (after giving effect to any Extensions of Credit or U.S. Extensions of Credit on the Closing Date) to (2) Consolidated EBITDA for the most recently ended four (4) consecutive fiscal quarters for which financial statements have been delivered, demonstrating that such ratio is less than 5.80 to 1.00; (F) attached thereto is a calculation of Consolidated Adjusted EBITDA for the most recently ended four (4) consecutive fiscal quarters for which financial statements have been delivered, demonstrating to the reasonable satisfaction of the Administrative Agent that Consolidated Adjusted EBITDA (as determined in such manner) is not less than $500,000,000; and (G) attached thereto is a calculation of the Borrowing Limit as of the Closing Date.

(iv) Payment at Closing; Fee Letters. The Borrower shall have paid to the Administrative Agent and the Lenders the fees set forth or referenced in Section 4.3 and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, legal (including, without limitation, local counsel) fees and expenses) and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

(f) Miscellaneous.

(i) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing from the Borrower in accordance with Section 2.3(a) with respect to any Loans (if any) to be made on the Closing Date, and a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made on or after the Closing Date are to be disbursed.

(ii) Existing Facilities. Each of the Existing Facilities shall be repaid in full and terminated and all collateral security therefor shall be released, and the Administrative Agent shall have received pay-off letters in form and substance satisfactory to it evidencing such repayment, termination and release.

(iii) Closing of the U.S. Credit Facility. The U.S. Credit Facility shall simultaneously close on the Closing Date.

(iv) Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent. The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

SECTION 5.3 Conditions to All Extensions of Credit. The obligations of the Lenders to make any Extensions of Credit (including any initial Extensions of Credit), convert or continue any Loan and/or any Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, continuation, conversion, issuance or extension date:

(a) Continuation of Representations and Warranties. The representations and warranties contained in Article VI shall be true and correct in all material respects on and as of such borrowing, continuation, conversion, issuance or extension date with the same effect as if made on and as of such date, except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date; provided that any representation or warranty that is qualified by materiality or by reference to Material Adverse Effect shall be true and correct in all respects on and as of such borrowing, continuation, conversion, issuance or extension date.

(b) No Existing Default. No Default or Event of Default shall have occurred and be continuing (i) on the borrowing, continuation or conversion date with respect to such Loan or after giving effect to the Loans to be made, continued or converted on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.

(c) Notices. The Administrative Agent shall have received a Notice of Borrowing or Notice of Conversion/Continuation, as applicable, from the Borrower in accordance with Section 2.3(a) or Section 4.2, as applicable.

SECTION 5.4 Post-Closing Conditions.

(a) Prior to June 30, 2006, as such date may be extended by the Administrative Agent in its sole discretion, the Administrative Agent shall have received the following control agreements, in each case in form and substance satisfactory to the Administrative Agent:

(i) A deposit account control agreement executed by the Borrower, the Administrative Agent and National Bank of Canada with respect to all Deposit Accounts, other than Excluded Deposit Accounts (in each case as defined in the Collateral Agreement), of the Borrower at National Bank of Canada;

(ii) A deposit account control agreement executed by the Borrower, the Administrative Agent and The Toronto-Dominion Bank with respect to all Deposit Accounts, other than Excluded Deposit Accounts (in each case as defined in the Collateral Agreement), of the Borrower at The Toronto-Dominion Bank;

(iii) A deposit account control agreement executed by the Borrower, the Administrative Agent and Bank of America, N.A. with respect to all Deposit Accounts, other than Excluded Deposit Accounts (in each case as defined in the Collateral Agreement), of the Borrower at Bank of America, N.A.;

(iv) A deposit account control agreement executed by the Borrower, the Administrative Agent and Bank of Montreal with respect to all Deposit Accounts, other than Excluded Deposit Accounts (in each case as defined in the Collateral Agreement), of the Borrower at Bank of Montreal;

(v) All other control agreements which the Administrative Agent requires to be delivered pursuant to the Collateral Agreement, in each case in form and substance satisfactory to the Administrative Agent.

(b) Prior to June 30, 2006, as such date may be extended by the Administrative Agent in its sole discretion, the Administrative Agent shall have received any warehouse or similar agreement, and any other ancillary documentation, required to be delivered thereto pursuant to Section 4.6(b) of the Collateral Agreement (or, if any such warehouse or similar agreement, and any other ancillary documentation, has not been delivered by such date, the Borrower shall take all actions required by the Administrative Agent pursuant to Section 4.6(b) in connection therewith).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

SECTION 6.1 Representations and Warranties. To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, each of the Borrower and the U.S. Borrower hereby represents and warrants to the Administrative Agent and Lenders both before and after giving effect to the transactions contemplated hereunder that:

(a) Organization; Power; Qualification. Each of the U.S. Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect.

(b) Ownership. Each Subsidiary of the U.S. Borrower as of the Closing Date is listed on Schedule 6.1(b) (which schedule shall be updated pursuant to, and in connection with, the consummation of the transactions contemplated by Section 8.10(e)(i)) together with (i) its jurisdiction of formation and each jurisdiction in which it is qualified to do business as of the Closing Date, (ii) each Person holding ownership interests in such Subsidiary, (iii) the nature of the ownership interest held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests and (iv) a designation of each Subsidiary that is inactive. All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and not subject to any preemptive or similar rights, except as described in Schedule 6.1(b) (which schedule shall be updated pursuant to, and in connection with, the consummation of the transactions contemplated by Section 8.10(e)(i)). As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of Capital Stock of the U.S. Borrower or its Subsidiaries, except as described on Schedule 6.1(b) (which schedule shall be updated pursuant to, and in connection with, the consummation of the transactions contemplated by Section 8.10(e)(i)).

(c) Authorization of Agreement, Loan Documents and Borrowing. Each of the U.S. Borrower and its Subsidiaries has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of the U.S. Borrower and each of its Subsidiaries party thereto, and each such document constitutes the legal, valid and binding obligation of the U.S. Borrower or its Subsidiary party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar state or federal laws from time to time in effect which affect the enforcement of creditors’ rights in general and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d) Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by the U.S. Borrower and its Subsidiaries of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval or violate any Applicable Law relating to the U.S. Borrower or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of the U.S. Borrower or any of its Subsidiaries, (iii) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, which could reasonably be expected to have a Material Adverse Effect, (iv) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents or (v) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement other than consents, authorizations, filings or other acts or consents for which the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect and other than consents or filings under the PPSA and the CCQ.

(e) Compliance with Law; Governmental Approvals. Each of the U.S. Borrower and its Subsidiaries (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, (ii) is in compliance with its articles of incorporation, bylaws or other organizational documents of the U.S. Borrower or any of its Subsidiaries, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect, (iii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect, and (iv) has timely filed all reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all records and documents required to be retained by it under Applicable Law, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(f) Tax Returns and Payments. Each of the U.S. Borrower and its Subsidiaries has duly filed or caused to be filed all federal and other material tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal and other material taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable. Such returns accurately reflect in all material respects all liability for taxes of the U.S. Borrower and its Subsidiaries for the periods covered thereby. There is no ongoing audit or examination or, to the knowledge of the Borrower or the U.S. Borrower, other investigation by any Governmental Authority of the tax liability of the U.S. Borrower and its Subsidiaries, except, in each case, as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. No Governmental Authority has asserted any Lien or other claim against the U.S. Borrower or any of its Subsidiaries with respect to unpaid taxes which has not been discharged or resolved other than Permitted Liens. The charges, accruals and reserves on the books of the U.S. Borrower and any of its Subsidiaries in respect of federal and other material taxes for all Fiscal Years and portions thereof since the organization of the U.S. Borrower and any of its Subsidiaries are in the judgment of the U.S. Borrower adequate, and the U.S. Borrower does not anticipate any material amount of additional taxes or assessments for any of such years.

(g) Intellectual Property Matters. Each of the U.S. Borrower and its Subsidiaries owns or possesses rights to use all franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and other rights with respect to the foregoing which are reasonably necessary to conduct its business, except where the failure to own or possess such rights, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and neither the U.S. Borrower nor any of its Subsidiaries is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations except as could not reasonably be expected to have a Material Adverse Effect.

(h) Environmental Matters.

(i) The properties owned, leased or operated by the U.S. Borrower and its Subsidiaries now or in the past do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a violation of applicable Environmental Laws or (B) could give rise to liability under applicable Environmental Laws except where such violation or liability could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(ii) Except to the extent such matters could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the U.S. Borrower, each of its Subsidiaries and such properties and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties;

(iii) Neither the U.S. Borrower nor any of its Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws, nor does the U.S. Borrower or any of its Subsidiaries have knowledge or reason to believe that any such notice will be received or is being threatened, except where such violation, alleged violation, non-compliance, liability or potential liability which is the subject of such notice could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(iv) Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by the U.S. Borrower and its Subsidiaries in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws, except where such violation or liability could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(v) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower or the U.S. Borrower, threatened, under any Environmental Law to which the U.S. Borrower or any of its Subsidiaries is or will be named as a potentially responsible party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the U.S. Borrower, any of its Subsidiaries or such properties or such operations that could reasonably be expected to have a Material Adverse Effect; and

(vi) There has been no release, or to the best of the Borrower’s and the U.S. Borrower’s knowledge, threat of release, of Hazardous Materials at or from properties owned, leased or operated by the U.S. Borrower or any Subsidiary, now or in the past, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws that could reasonably be expected to have a Material Adverse Effect.

(i) ERISA.

(i) As of the Closing Date, neither the U.S. Borrower nor any of its Subsidiaries nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on Schedule 6.1(i-1) and neither the U.S. Borrower nor any of its Subsidiaries maintains or contributes to, or has any obligation under, any Canadian Employee Benefit Plans other than those identified on Schedule 6.1(i-2).

(ii) The U.S. Borrower, each of its Subsidiaries and each of their ERISA Affiliates is in material compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect. The U.S. Borrower and each of its Subsidiaries is in material compliance with all applicable provisions of the ITA and other Applicable Law and the regulations and published interpretations thereunder with respect to all Canadian Employee Benefit Plans except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired. No liability has been incurred by the U.S. Borrower, any of its Subsidiaries or any of their ERISA Affiliates which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect. No liability has been incurred by the U.S. Borrower or any of its Subsidiaries which remains unsatisfied for any taxes or penalties with respect to any Canadian Employee Benefit Plan or any Canadian Multiemployer Plan, except for a liability that could not reasonably be expected to have a Material Adverse Effect.

(iii) Except as set forth on Schedule 6.1(i-1) or Schedule 6.1(i-2), as of the Closing Date, no Pension Plan or Canadian Pension Plan has been terminated, nor has any accumulated funding deficiency (as defined in Section 412 of the Code or any other Applicable Law) been incurred (without regard to any waiver granted under Section 412 of the Code or any other Applicable Law), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has the U.S. Borrower, any of Subsidiaries or any of their ERISA Affiliates failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan.

(iv) Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, neither the U.S. Borrower nor any of its Subsidiaries nor any of their ERISA Affiliates has: (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (C) failed to make a required contribution or payment to a Multiemployer Plan or a Canadian Multiemployer Plan, (D) failed to make a required installment or other required payment under Section 412 of the Code, other Applicable Laws or its Employee Benefit Plans or (E) failed to make a required installment or other required payment under Applicable Laws or its Canadian Employee Benefit Plans.

(v) No Termination Event has occurred or is reasonably expected to occur.

(vi) Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the best knowledge of the Borrower and the U.S. Borrower after due inquiry, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the U.S. Borrower, any of its Subsidiaries or any of their ERISA Affiliates, (B) Pension Plan or Canadian Pension Plan or (C) Multiemployer Plan or Canadian Multiemployer Plan.

(j) Margin Stock. Neither the U.S. Borrower nor any of its Subsidiaries is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors. Not more than 25% of the value of the assets (either of the Borrower only or of the US Borrower and its Subsidiaries on consolidated basis) are margin stock.

(k) Government Regulation. Neither the U.S. Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended) and neither the U.S. Borrower nor any of its Subsidiaries is, or after giving effect to any Extension of Credit or U.S. Extension of Credit will be, subject to regulation under the Interstate Commerce Act, as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

(l) Significant Indebtedness. Schedule 6.1(l) sets forth a complete and accurate list of all Significant Indebtedness of the U.S. Borrower and its Subsidiaries in effect as of the Closing Date. As of the Closing Date, other than as set forth in Schedule 6.1(l), each indenture, agreement or other instrument governing such Significant Indebtedness is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof. To the extent requested by the Administrative Agent, the U.S. Borrower and its Subsidiaries have delivered to the Administrative Agent a true and complete copy of each indenture, agreement or other instrument governing the Significant Indebtedness required to be listed on Schedule 6.1(l). As of the Closing Date, neither the U.S. Borrower nor any Subsidiary (nor, to the knowledge of the Borrower or the U.S. Borrower, any other party thereto) is in breach of or in default under any Significant Indebtedness in any material respect.

(m) Employee Relations. Each of the U.S. Borrower and its Subsidiaries has a stable work force in place, except as could not reasonably be expected to have a Material Adverse Effect. The U.S. Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

(n) Burdensome Provisions. Except as described on Schedule 6.1(n), no Subsidiary is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Capital Stock to the U.S. Borrower or any Subsidiary or to transfer any of its assets or properties to the U.S. Borrower or any other Subsidiary in each case other than restrictions or encumbrances existing under or by reason of (i) the Loan Documents, (ii) Applicable Law and (iii) legally enforceable provisions which are contained in either (A) the organizational documents of any Subsidiary that a not Wholly-Owned Subsidiary or (B) any other agreements with the other owner(s) of such Subsidiary (which, in the case of such provisions existing on the Closing Date, are described on Schedule 6.1(n)).

(o) Financial Statements. The audited and unaudited financial statements delivered pursuant to Section 5.2(e)(i) are complete and correct and fairly present in all material respects on a Consolidated basis the assets, liabilities and financial position of the U.S. Borrower and its Subsidiaries and the Borrower and its Subsidiaries, respectively, as at the respective dates of such statements, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for interim financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP (or, with respect to financial statements of the Borrower and its Subsidiaries, Canadian GAAP). Such financial statements show all material indebtedness and other material liabilities, direct or contingent, of the U.S. Borrower and its Subsidiaries and the Borrower and its Subsidiaries, respectively, as of the date thereof, including material liabilities for taxes, material commitments, and Indebtedness, in each case, to the extent required to be disclosed under GAAP (or, with respect to financial statements of the Borrower and its Subsidiaries, Canadian GAAP). The projected financial statements delivered pursuant to Section 5.2(e)(ii) were prepared in good faith on the basis of the assumptions stated therein, which assumptions are believed to be reasonable in light of then existing conditions.

(p) No Material Adverse Change. Since December 31, 2005, there has been no material adverse change in the business, assets, liabilities (actual or contingent), operations, or condition (financial or otherwise) of the U.S. Borrower and its Subsidiaries taken as a whole and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.

(q) Solvency. As of the Closing Date and after giving effect to each Extension of Credit made hereunder and each U.S. Extension of Credit, each of the Credit Parties will be Solvent.

(r) Titles to Properties. Each of the U.S. Borrower and its Subsidiaries has such title to the real property owned or leased by it as is reasonably necessary to the conduct of its business and valid and legal title to all of its personal property and assets, including, but not limited to, those reflected on the balance sheets of the U.S. Borrower, the Borrower and their respective Subsidiaries delivered pursuant to Section 5.2(e)(i), Section 7.1(a), (b) and (d) except those which have been disposed of by the U.S. Borrower or its Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.

(s) Liens. None of the properties and assets of the U.S. Borrower or any of its Subsidiaries is subject to any Lien, except Permitted Liens. Neither the U.S. Borrower nor any of its Subsidiaries has signed any financing statement or any security agreement authorizing any secured party thereunder to file any financing statement, except to perfect those Permitted Liens.

(t) Litigation. Except for matters existing on the Closing Date and set forth on Schedule 6.1(t), there are no actions, suits or proceedings pending nor, to the knowledge of the Borrower and the U.S. Borrower, threatened against or in any other way relating adversely to or affecting the U.S. Borrower or any of its Subsidiaries or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that has or could reasonably be expected to have a Material Adverse Effect.

(u) Senior Indebtedness Status. The Obligations of each Credit Party under this Agreement and each of the other Loan Documents ranks and shall continue to rank at least senior in priority of payment to all Subordinated Indebtedness of each such Person and is designated as “Senior Indebtedness” under all instruments and documents, now or in the future, relating to all Subordinated Indebtedness of such Person.

(v) OFAC. None of the U.S. Borrower, any Subsidiary of the U.S. Borrower or any Affiliate of the U.S. Borrower or any U.S. Subsidiary Guarantor: (i) is a Sanctioned Person, (ii) has more than ten percent (10%) of its assets in Sanctioned Entities, or (iii) derives more than ten percent (10%) of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity. Solely, for purposes of this subsection (v), “Subsidiary” shall include (A) each Abitibi Entity and (B) each QSPE.

(w) Disclosure. The U.S. Borrower and/or its Subsidiaries have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which the U.S. Borrower or any of its Subsidiaries are subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The financial statements, material reports, material certificates or other material information furnished (whether in writing or orally), taken together as a whole, by or on behalf of any of the U.S. Borrower or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 6.2 Survival of Representations and Warranties, Etc. All representations and warranties set forth in this Article VI and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

ARTICLE VII

FINANCIAL INFORMATION AND NOTICES

Until all the Obligations have been paid and satisfied in full and the Commitment terminated, unless consent has been obtained in the manner set forth in Section 14.2, the U.S. Borrower and the Borrower will furnish or cause to be furnished to the Administrative Agent (for distribution to the Lenders) at the Administrative Agent’s Office at the address set forth in Section 14.1 or such other office as may be designated by the Administrative Agent from time to time:

SECTION 7.1 Financial Statements and Projections.

(a) Quarterly Financial Statements of the U.S. Borrower. As soon as practicable and in any event within forty-five (45) days (or, if earlier, on the date of any required public filing thereof) after the end of each of the first three (3) fiscal quarters of each Fiscal Year, an unaudited Consolidated balance sheet of the U.S. Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, retained earnings and cash flows and a report containing management’s discussion and analysis of such financial statements for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the U.S. Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the U.S. Borrower to present fairly in all material respects the financial condition of the U.S. Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the U.S. Borrower and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments.

(b) Annual Financial Statements of the U.S. Borrower. As soon as practicable and in any event within ninety (90) days (or, if earlier, on the date of any required public filing thereof) after the end of each Fiscal Year, an audited Consolidated balance sheet of the U.S. Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows and a report containing management’s discussion and analysis of such financial statements for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year. Such annual financial statements shall be audited by an independent certified public accounting firm acceptable to the Administrative Agent and the U.S. Administrative Agent, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the U.S. Borrower or any of its Subsidiaries or with respect to accounting principles followed by the U.S. Borrower or any of its Subsidiaries not in accordance with GAAP.

(c) Annual Business Plan and Financial Projections of the U.S. Borrower. As soon as practicable and in any event within ninety (90) days after the beginning of each Fiscal Year, a business plan of the U.S. Borrower and its Subsidiaries for such Fiscal Year, such plan to be prepared in accordance with GAAP and to include, on a quarterly basis, the following: a projected income statement, statement of cash flows and balance sheet and a statement containing the volume and price assumptions by product line used in preparing the business plan, accompanied by a certificate from a Responsible Officer of the U.S. Borrower to the effect that, to the best of such officer’s knowledge, such projections are good faith estimates (utilizing assumptions believed to be reasonable) of the financial condition and operations of the U.S. Borrower and its Subsidiaries for such Fiscal Year.

(d) Financial Statements of the Borrower and its Subsidiaries.

(i) Quarterly Financial Statements of the Borrower. As soon as practicable and in any event within the time prescribed by applicable Canadian securities laws, regulations and policies, with respect to each fiscal quarter of each Fiscal Year, an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, retained earnings and cash flows and a report containing management’s discussion and analysis of such financial statements for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with Canadian GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments.

(ii) Annual Financial Statements of the Borrower. As soon as practicable and in any event within the time prescribed by applicable Canadian securities laws, regulations and policies, with respect to each Fiscal Year, an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows and a report containing management’s discussion and analysis of such financial statements for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with Canadian GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year. Such annual financial statements shall be audited by an independent certified public accounting firm acceptable to the Administrative Agent and the U.S. Administrative Agent, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the Borrower or any of its Subsidiaries or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with Canadian GAAP.

(e) Monthly Borrowing Limit Calculation. Within fifteen (15) Business Days after the last day of each calendar month beginning after the Third Amendment Effective Date, a report in form and substance reasonably satisfactory to the Administrative Agent showing a calculation of the Asset Coverage Amount and clauses (a) and (b) of the Borrowing Limit as of the last day of the preceding calendar month.

(f) Parent Cash Balance Reporting. On Monday of each week after the first week that the Parent establishes its initial deposit, securities or investment account, the Parent will deliver a written daily cash balance summary to the Administrative Agent and the U.S. Administrative Agent showing the aggregate available cash balance in the deposit, securities and other investment accounts of the Parent as of the end of business on each Business Day of the preceding week.

(g) Monthly Borrowing Base Certificate. As soon as available, but in any event within ten (10) days after the end of each calendar month, commencing with the calendar month ending June 30, 2008, a Borrowing Base Certificate, in form and substance satisfactory to the Administrative Agent as at the end of such calendar month, duly certified by a Responsible Officer of the Borrower.

(h) Borrowing Limit in the event of Asset Disposition. In the event of an Asset Disposition of Eligible Inventory or Eligible Accounts by the Borrower or any of its Subsidiaries that: (1) is permitted pursuant to Section 10.5(c), Section 10.5(d) or Section 10.5(k) and (2) the aggregate value of such Eligible Inventory and Eligible Accounts transferred in one or a series of related transactions is in excess of $10,000,000, (i) until October 31, 2008, a pro forma calculation of the Asset Coverage Amount giving effect to such Asset Disposition and, (ii) on or after November 1, 2008, a pro forma Borrowing Base Certificate giving effect to such Asset Disposition, in all cases to be delivered at least five (5) Business Days prior such Asset Disposition.

(i) Other Reporting.

(i) As soon as available but in any event within twenty (20) days after the end of each calendar month, commencing with the calendar month ending September 30, 2008, and at such other times as may be requested by the Administrative Agent, as of the monthly period then ended, all delivered electronically in a text formatted file acceptable to the Administrative Agent:

(A) a detailed schedule and aging of the Accounts (1) including all invoices aged by invoice date and due date (with an explanation of the terms offered) and (2) reconciled to the Borrowing Base Certificate delivered as of such date prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the name, address, and balance due for each account debtor;

(B) a schedule detailing the Borrower’s and its Subsidiaries’ Inventory, in form and substance satisfactory to the Administrative Agent, (1) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, mill store inventory, work-in-process and finished goods), and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Borrower are deemed by the Administrative Agent to be appropriate, (2) including a report of any variances or other results of Inventory counts performed by the Borrower or any of its Subsidiaries since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by the Borrower or any of its Subsidiaries and complaints and claims made against the Borrower or any of its Subsidiaries), and (3) reconciled to the Borrowing Base Certificate delivered as of such date;

(C) a worksheet of calculations prepared by the Borrower to determine Eligible Accounts and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the reason for such exclusion;

(D) a reconciliation of the Accounts and Inventory between the amounts shown in the Borrower’s general ledgers and financial statements and the reports delivered pursuant to clauses (A) and (B) above;

(E) a reconciliation of the loan balance per the Borrower’s general ledgers to the loan balance under this Agreement; and

(F) a schedule and aging of Borrower’s and its Subsidiaries’ accounts payable;

(ii) At such times as may be requested by the Administrative Agent, as of the quarter most recently ended, a list of all customer addresses, delivered electronically in a text formatted file acceptable to the Administrative Agent;

(iii) On or after September 30, 2008, promptly upon the Administrative Agent’s request:

(A) an appraisal of all of the Inventory of the Borrower and its Subsidiaries, which appraisal shall be in form and substance satisfactory to the Administrative Agent, prepared by an independent third party appraiser acceptable to the Administrative Agent, and upon which the Administrative Agent and the Lenders (and the successors and assigns of the Administrative Agent and each Lender) is expressly permitted to rely; and

(B) a schedule, which schedule shall be in form and substance satisfactory to the Administrative Agent, detailing the balance of all intercompany accounts of the Borrower and its Subsidiaries;

(iv) As soon as available but in any event within thirty (30) days after the end of each calendar month, commencing with the calendar month ending September 30, 2008, and at such other times as may be requested by the Administrative Agent, as of the period then ended, the Borrower’s and its Subsidiaries’ sales journals, cash receipts journals (identifying trade and non-trade cash receipts) and debit memo/credit memo journals; and

(v) After September 30, 2008, as soon as possible and in any event within thirty (30) days after filing thereof, copies of all tax returns filed by the Borrower or any of its Subsidiaries with the Canada Customs and Revenue Agency, and any other applicable Governmental Authority in any jurisdiction.

SECTION 7.2 Officer’s Compliance Certificate. At each time financial statements are delivered pursuant to Section 7.1(a) or (b) and at such other times as the Administrative Agent shall reasonably request, an Officer’s Compliance Certificate.

SECTION 7.3 Accountants’ Certificate. At each time financial statements are delivered pursuant to Section 7.1(b), a certificate of the independent public accountants certifying such financial statements that in connection with their audit, nothing came to their attention that caused them to believe that the U.S. Borrower or the Borrower failed to comply with the terms, covenants, provisions or conditions of Article IX or, if such is not the case, specifying such non-compliance and its nature and period of existence.

SECTION 7.4 Other Reports.

(a) Promptly upon their becoming available, copies of all registration statements (other than on Form S-8) and regular periodic reports on Forms 10-K, 10-Q and 8-K that the Parent, the U.S. Borrower or any of its Subsidiaries shall have filed with the SEC, or any similar periodic reports filed with any comparable agency in Canada (it being agreed that each such report or statement shall be deemed delivered on the date that (i) such report or statement is posted on the website of the SEC at www.sec.gov, on SEDAR at www.sedar.com or on the website of the Original U.S. Borrower at www.abitibibowater.com and (ii) the Original U.S. Borrower has provided the Administrative Agent with written notice of such posting).

(b) Promptly upon the mailing thereof to the shareholders of the Parent or the U.S. Borrower generally, copies of all financial statements, reports and proxy statements so mailed (it being agreed that such mailing shall be deemed delivered on the date that (i) such information is posted on the website of the SEC at www.sec.gov, on SEDAR at www.sedar.com or on the website of the Original U.S. Borrower at www.abitibibowater.com and (ii) the Original U.S. Borrower has provided the Administrative Agent with written notice of such posting).

(c) Such other information regarding the Collateral or the operations, business affairs and financial condition of the U.S. Borrower or any of its Subsidiaries as the Administrative Agent (for itself or on behalf of any Lender) may reasonably request.

SECTION 7.5 Notice of Litigation and Other Matters. Prompt (but in no event later than ten (10) days after any Credit Party obtains knowledge thereof) telephonic and written notice of:

(a) the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the U.S. Borrower or any of its Subsidiaries or any of their respective properties, assets or businesses that if adversely determined could reasonably be expected to have a Material Adverse Effect;

(b) any notice of any violation received by the U.S. Borrower or any of its Subsidiaries from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws which in any such case could reasonably be expected to have a Material Adverse Effect;

(c) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against the U.S. Borrower or any of its Subsidiaries which in any such case could reasonably be expected to have a Material Adverse Effect;

(d) any attachment, judgment, lien, levy or order exceeding $10,000,000 that is assessed against the U.S. Borrower or any of its Subsidiaries;

(e) (i) any Default or Event of Default or (ii) any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Significant Indebtedness to which the U.S. Borrower or any of its Subsidiaries is a party or by which the U.S. Borrower or any of its Subsidiaries or any of their respective properties may be bound which could reasonably be expected to have a Material Adverse Effect;

(f) (i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by the U.S. Borrower or any of its Subsidiaries or any of their ERISA Affiliates of the PBGC’s or any other Governmental Authority’s intent to terminate any Pension Plan or Canadian Pension Plan or to have a trustee appointed to administer any Pension Plan or Canadian Pension Plan, (iii) all notices received by the U.S. Borrower or any of its Subsidiaries or any of their ERISA Affiliates from a Multiemployer Plan or Canadian Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA or any other Applicable Law and (iv) the U.S. Borrower obtaining knowledge or reason to know that the U.S. Borrower or any of its Subsidiaries or any of their ERISA Affiliates has filed or intends to file a notice of intent to terminate any Pension Plan or Canadian Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA or otherwise;

(g) any event which makes any of the representations set forth in Section 6.1 that is subject to materiality or Material Adverse Effect qualifications inaccurate in any respect or any event which makes any of the representations set forth in Section 6.1 that is not subject to materiality or Material Adverse Effect qualifications inaccurate in any material respect; and

(h) any notice delivered to the U.S. Borrower, or sent by or on behalf of the U.S. Borrower, with respect to the U.S. Credit Agreement or any of the loan documents executed in connection therewith (including a copy of any such notice).

SECTION 7.6 Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of the Parent, the Borrower or the U.S. Borrower to the Administrative Agent or any Lender whether pursuant to this Article VII or any other provision of this Agreement, or any of the Security Documents, shall, at the time the same is so furnished, comply with the representations and warranties set forth in Section 6.1(w).

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until all of the Obligations have been paid and satisfied in full and the Commitment terminated, unless consent has been obtained in the manner provided for in Section 14.2, the U.S. Borrower and the Borrower will, and will cause each of their respective Subsidiaries to:

SECTION 8.1 Preservation of Corporate Existence and Related Matters. Except as permitted by Section 10.4, preserve and maintain its legal existence and all material rights, franchises, licenses and privileges and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

SECTION 8.2 Maintenance of Property; Reinvestment.

(a) Protect and preserve all properties used or useful in its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such property necessary for the conduct of its business; in each case to the extent necessary so that the business carried on in connection therewith may be conducted in a commercially reasonable manner, it being understood and agreed that nothing in this paragraph shall prohibit the idling or abandonment of any property in the reasonable business judgment of the U.S. Borrower and its Subsidiaries.

(b) (i) If the U.S. Borrower or any of its Subsidiaries receives Net Cash Proceeds in excess of $10,000,000 from any Asset Disposition permitted under this Agreement (other than (A) any Asset Disposition permitted pursuant to clauses (a), (b), (c), (d), (e), (f) or (h) of Section 10.5 or (B) any Asset Disposition described in clause (ii) or clause (iii) below) or consented to by the requisite Lenders pursuant to Section 14.2, or from any Insurance and Condemnation Event, and the Aggregate Credit Exposure is in excess of $100,000,000 at the end of the fiscal quarter following the time such proceeds are received, the U.S. Borrower shall no later than twelve (12) months following such quarter end, apply such portion of such Net Cash Proceeds to repayment of the outstanding amounts under this Credit Facility or the U.S. Credit Facility as shall reduce the Aggregate Credit Exposure to an amount less than $100,000,000; provided that no such repayment shall be required to the extent that such portion of the Net Cash Proceeds is within such twelve (12) month period either (A) reinvested in the business (including Capital Expenditures, Permitted Acquisitions, purchases of assets in the ordinary course of business and other business expenditures permitted hereunder) or (B) subject to compliance with Section 10.10, applied to repayment of the Existing Notes.

(ii) No later than five (5) Business Days following the date of receipt by the U.S. Borrower or any of its Subsidiaries of any Net Cash Proceeds from any Asset Disposition permitted pursuant to Section 10.5(j) or from any Insurance and Condemnation Event with respect to the New U.S. Borrower Fixed Assets, the U.S. Borrower shall, subject to the terms of, and in the allocations and manner specified in, the applicable New U.S. Borrower Mortgage, apply such Net Cash Proceeds (A) to permanently reduce the Commitment under this Agreement and the “Commitment” (under and as defined in the U.S. Credit Agreement) and (B) to permanently repay Extensions of Credit under this Agreement and U.S. Extensions of Credit under the U.S. Credit Agreement; provided that no such reduction or repayment shall be required from the Net Cash Proceeds received by the U.S. Borrower or any of its Subsidiaries with respect to any Asset Disposition of any Coosa Pines Mill Equipment or any Grenada Mill Equipment, or any Insurance and Condemnation Event with respect to any Coosa Pines Mill Equipment or any Grenada Mill Equipment, so long as such Net Cash Proceeds are committed to be reinvested in replacement Coosa Pines Mill Equipment (in the case of an Asset Disposition or Insurance or Condemnation Event with respect to Coosa Pines Mill Equipment) or Grenada Mill Equipment (in the case of an Asset Disposition or Insurance or Condemnation Event with respect to Grenada Mill Equipment) within three (3) months after receipt of such Net Cash Proceeds and are thereafter actually reinvested in such assets within twelve (12) months after receipt of such Net Cash Proceeds; provided, that any portion of the Net Cash Proceeds not committed to be reinvested within such three (3) month period or actually reinvested within such twelve (12) month period shall be applied in accordance with clauses (A) and (B) of this clause (ii); provided further, that the aggregate amount of the Net Cash Proceeds to be reinvested shall be either (x) deposited in a Deposit Account (as such term is defined in the U.S. Collateral Agreement) subject to control (as such term is defined in the U.S. Collateral Agreement) of the U.S. Administrative Agent, for the benefit of the Secured Parties and the U.S. Secured Parties, until so reinvested or (y) with respect to any amounts to be reinvested that are not deposited in a Deposit Account per clause (x) above, be used to repay

Extensions of Credit and U.S. Extensions of Credit to be allocated in the manner specified in the applicable New U.S. Borrower Mortgage (provided that each of the Borrowing Limit and the U.S. Borrowing Limit shall be temporarily reduced by an amount equal to the principal amount of all such repayments, as applicable, made pursuant to this clause (y), until such time as such reinvestment actually occurs and the U.S. Borrower delivers written notice thereof to the Administrative Agent and the U.S. Administrative Agent).

(iii) No later than five (5) Business Days following the date of receipt by the U.S. Borrower or any of its Subsidiaries of any Net Cash Proceeds from any Asset Disposition of timberlands permitted pursuant to Section 10.5(g) or consented to by the requisite Lenders pursuant to Section 14.2, the U.S. Borrower shall apply such Net Cash Proceeds to repayment of the outstanding amounts under this Credit Facility or the U.S. Credit Facility in an aggregate amount equal to the lesser of (A) fifty percent (50%) of the aggregate amount of such Net Cash Proceeds or (B) the amount which when used to repay the outstanding amounts under this Credit Facility or the U.S. Credit Facility will reduce the Aggregate Credit Exposure to an amount less than $100,000,000.

SECTION 8.3 Insurance. Maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law and as are required by any Security Documents (including, without limitation, hazard and business interruption insurance), and on the Closing Date and from time to time thereafter deliver to the Administrative Agent upon its reasonable request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

SECTION 8.4 Accounting Methods and Financial Records. Maintain a system of accounting, and keep proper books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

SECTION 8.5 Payment of Taxes. Pay and discharge all taxes, assessments and other governmental charges that may be levied or assessed upon it or on its income or profits or any of its property; except for any such tax, assessment or other governmental charge the payment of which is being contested in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

SECTION 8.6 Compliance With Laws and Approvals. Observe and remain in compliance with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.7 Environmental Laws. In addition to and without limiting the generality of Section 8.6, (a) comply with, and ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except where the failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, except where the failure to conduct or complete such actions, or comply with such orders or directions, could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the U.S. Borrower or any of its Subsidiaries, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor, as determined by a court of competent jurisdiction by final nonappealable judgment.

SECTION 8.8 Compliance with ERISA. In addition to and without limiting the generality of Section 8.6, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with all material applicable provisions of ERISA with respect to Employee Benefit Plans and the ITA and other Applicable Law with respect to all Canadian Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could be a liability to the PBGC or any other Governmental Authority or to a Multiemployer Plan or a Canadian Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan or Canadian Employee Benefit Plan as may be reasonably requested by the Administrative Agent.

SECTION 8.9 Visits and Inspections. Permit representatives of the Administrative Agent or any Lender, from time to time upon prior reasonable notice and during normal business hours, at the Borrower’s expense, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects; and conduct field audits, examinations and appraisals with respect to the Collateral (including, but not limited to, the Accounts, the Inventory and the New U.S. Borrower Fixed Assets). Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may do any of the foregoing at any time without advance notice. Notwithstanding the foregoing, field audits, examinations and appraisals with respect to the Collateral shall be conducted only by the Administrative Agent, in its sole discretion or at the request of any Lender.

SECTION 8.10 Additional Guarantors.

(a) Within thirty (30) days after (i) the redesignation of an Immaterial Subsidiary as a Material Subsidiary in accordance with Section 8.10(b) below or (ii) the creation or acquisition of any Material Subsidiary, including in connection with any Permitted Acquisition (any such Subsidiary, a “New Material Subsidiary”), cause to be executed and delivered to the Administrative Agent (unless otherwise agreed to by the Administrative Agent): (A) a duly executed Subsidiary Guaranty Agreement (or, if applicable, a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent joining such New Material Subsidiary to the Subsidiary Guaranty Agreement), the Collateral Agreement and any other applicable Security Documents, (B) such updated Schedules to the Loan Documents as requested by the Administrative Agent with regard to such Person (including, without limitation, updated Schedule 6.1(b) reflecting the creation or acquisition of such New Material Subsidiary), (C) such documents and certificates referred to in Section 5.2 as may be reasonably requested by the Administrative Agent (including, without limitation, favorable legal opinions of counsel addressed to the Administrative Agent and the Lenders with respect to the New Material Subsidiary, the Loan Documents and such other matters as the Lenders shall request), and (D) such other documents and certificates as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b) The Borrower may, at any time and upon written notice to the Administrative Agent, redesignate any Immaterial Subsidiary as a Material Subsidiary. Further, promptly after the date on which the Borrower or the Administrative Agent determines that any Subsidiary no longer qualifies as an Immaterial Subsidiary such Subsidiary shall be redesignated as a Material Subsidiary and shall comply with clause (a) of this Section.

(c) The Borrower may, at any time and upon written notice to the Administrative Agent, designate any direct or indirect parent company of the Borrower that is organized under the laws of Canada or any province thereof as a Parent Guarantor by causing such direct or indirect parent company of the Borrower to execute and deliver all documents and certificates required to be delivered pursuant to clause (a) of this Section (provided that such direct or indirect parent company of the Borrower shall, rather than execute a Subsidiary Guaranty Agreement or a joinder thereto, either (i) execute a parent guaranty agreement in form and substance satisfactory to the Administrative Agent or (ii) join as a guarantor under Article XI).

(d) Within thirty (30) days after the creation or acquisition of any new Subsidiary, including in connection with any Permitted Acquisition, cause to be executed and delivered to the Administrative Agent (unless otherwise agreed to by the Administrative Agent) a duly executed joinder agreement in the form attached to the Intercompany Subordination Agreement joining such new Subsidiary thereto.

(e) (i) (A) Concurrently with the delivery of the documentation required to be delivered pursuant to Section 8.10(e)(ii)(A) of the U.S. Credit Agreement but in no event later than April 15, 2008, the U.S. Administrative Agent shall have received:

(1) evidence satisfactory to the U.S. Administrative Agent that the U.S. Borrower shall be diligently pursuing in good faith the rendering of the solvency opinions referred to in Section 8.10(e)(i)(B) and Section 8.10(e)(i)(C) by a third party consultant reasonably acceptable to the U.S. Administrative Agent (including having delivered to such third party consultant all financial and other information necessary to provide the basis for the delivery of such solvency opinion); and

(2) information, in form and substance reasonably satisfactory to the U.S. Administrative Agent, confirming (x) that the New U.S. Borrowers own, free and clear of any Liens, the New U.S. Borrower Fixed Assets and (y) the ability of the New U.S. Borrowers to grant to the U.S. Administrative Agent, on behalf of the Secured Parties and the U.S. Secured Parties, a perfected first priority security interest in the New U.S. Borrower Fixed Assets without the consent or approval of any third Person; and

(B) Concurrently with the delivery of the documentation required to be delivered pursuant to Section 8.10(e)(ii)(B) of the U.S. Credit Agreement but in no event later than May 15, 2008, the Administrative Agent shall have received:

(1) a copy of a solvency opinion from an opinion provider reasonably acceptable to the Administrative Agent as to the solvency of the Original U.S. Borrower after giving effect to the New U.S. Borrower Transactions and the transactions contemplated by the Fourth Amendment, this Agreement and the joinder agreement referred to in clause (2) below and such other matters as the Lenders shall request (which such opinion shall expressly permit reliance (or be accompanied by a letter, in form and substance satisfactory to the Administrative Agent, executed by the opinion provider that expressly permits reliance) by the Administrative Agent, the Lenders and any successors and assigns of the Administrative Agent or any Lender);

(2) a duly executed joinder agreement, in form and substance reasonably satisfactory to the Administrative Agent, joining each New U.S. Borrower to Article XI of this Agreement (as a U.S. Borrower), the Intercompany Subordination Agreement and any other applicable Loan Documents;

(3) such updated Schedules to the Loan Documents as requested by the Administrative Agent or the U.S. Administrative Agent with regard to the New U.S. Borrowers (including, without limitation, an updated Schedule 6.1(b));

(4) a certificate of a Responsible Officer of each New U.S. Borrower certifying as to the incumbency and genuineness of the signature of each officer of each New U.S. Borrower executing the Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (w) the articles or certificate of incorporation or formation of each New U.S. Borrower and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation, (x) the bylaws or other governing document of each New U.S. Borrower as in effect on the date hereof, (y) resolutions duly adopted by the board of directors or other governing body of each New U.S. Borrower authorizing the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (z) certificates as of a recent date of the good standing of each New U.S. Borrower under the laws of its jurisdiction of incorporation or formation;

(5) the results of a Lien search (including a search as to judgments, pending litigation and tax matters) made against each New U.S. Borrower under the Uniform Commercial Code (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code should be made to evidence or perfect security interests in all assets of each New U.S. Borrower, indicating among other things that the assets of each New U.S. Borrower are free and clear of any Liens (except Permitted Liens);

(6) evidence in form and substance reasonably satisfactory to the Administrative Agent confirming the interest of the U.S. Administrative Agent (as loss payee and additional insured and, with respect to the real property subject to the New U.S. Borrower Mortgages (other than the Supplemental New U.S. Borrower Mortgage), as mortgagee) with respect to such insurance coverage;

(7) a duly executed counterpart of each New U.S. Borrower Mortgage (other than the Supplemental New U.S. Borrower Mortgage);

(8) all filings and recordations that are necessary to perfect the security interests of the U.S. Administrative Agent, on behalf of itself, the Secured Parties and the U.S. Secured Parties, in the Collateral granted by each New U.S. Borrower under each New U.S. Borrower Mortgage (other than the Supplemental New U.S. Borrower Mortgage) and evidence satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens therein;

(9) favorable opinions of counsel of each New U.S. Borrower addressed to the Administrative Agent and the Lenders with respect to each New U.S. Borrower, this Agreement, each of the New U.S. Borrower Mortgages (other than the Supplemental New U.S. Borrower Mortgage) and the other Loan Documents to which the New U.S. Borrowers are a party and such other matters as the Lenders shall reasonably request (which such opinions shall expressly permit reliance by successors and assigns of the Administrative Agent or any Lender); and

(10) such other instruments, documents and certificates as the Administrative Agent shall reasonably request.

(C) Concurrently with the delivery of the documentation required to be delivered pursuant to Section 8.10(e)(ii)(C) of the U.S. Credit Agreement but in no event later than May 22, 2008, the Administrative Agent shall have received a copy of a solvency opinion from an opinion provider reasonably acceptable to the Administrative Agent as to the solvency of each of the New U.S. Borrowers (other than BNS Holdings if BNS Holdings is a holding company that holds only the Capital Stock of the Coosa Pines U.S. Borrower and the Grenada U.S. Borrower and has no creditors other than the U.S. Lenders), in each case after giving effect to the New U.S. Borrower Transactions and the transactions contemplated by the Fourth Amendment, this Agreement and the joinder agreement referred to in Section 8.10(e)(i)(B)(2) above and such other matters as the Lenders shall request (which such opinion shall expressly permit reliance (or be accompanied by a letter, in form and substance satisfactory to the Administrative Agent, executed by the opinion provider that expressly permits reliance) by the Administrative Agent, the Lenders and any successors and assigns of the Administrative Agent or any Lender).

(D) Concurrently with the delivery of the documentation required to be delivered pursuant to Section 8.10(e)(ii)(D) of the U.S. Credit Agreement but in no event later than May 30, 2008, the Administrative Agent shall have received:

(1) to the extent reasonably requested by the Administrative Agent, evidence in form and substance reasonably satisfactory to the Administrative Agent confirming the interest of the U.S. Administrative Agent as loss payee, additional insured and mortgagee with respect to the Coosa Pines Mill and Coosa Pines Real Property subject to the Supplemental New U.S. Borrower Mortgage;

(2) a duly executed counterpart of the Supplemental New U.S. Borrower Mortgage;

(3) all filings and recordations that are necessary to perfect the security interests of the U.S. Administrative Agent, on behalf of itself, the other Secured Parties and the U.S. Secured Parties, in the Collateral granted by the Supplemental New U.S. Borrower Mortgagor, and evidence satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens therein (or, to the extent acceptable to the Administrative Agent, evidence satisfactory to the Administrative Agent that upon delivery of the Supplemental New U.S. Borrower Mortgage, all right, title and interest of the Supplemental New U.S. Borrower Mortgagor shall be subordinated in all respects to the security interests of the U.S.

Administrative Agent, on behalf of itself, the other Secured Parties and the U.S. Secured Parties, with respect to the interests subject to the Supplemental New U.S. Borrower Mortgage);

(4) favorable opinions of counsel of the Supplemental New U.S. Borrower Mortgagor addressed to the Administrative Agent and the Lenders with respect to the Supplemental New U.S. Borrower Mortgage and such other matters as the Lenders shall reasonably request (which such opinions shall expressly permit reliance by successors and assigns of the Administrative Agent or any Lender); and

(5) such other instruments, documents and certificates as the Administrative Agent shall reasonably request;

(E) As of the Seventh Amendment Effective Date, the Borrower has delivered the documentation required pursuant to Section 8.10(e)(i) of this Agreement.

(ii) On or before June 30, 2008:

(A) a final title policy, insuring the first priority Liens of the Secured Parties and the U.S. Secured Parties and showing no Liens prior to the Liens of the Secured Parties and the U.S. Secured Parties (other than for ad valorem taxes not yet due and payable) and containing only such other customary title exceptions as are reasonably acceptable to the U.S. Administrative Agent, with title insurance companies acceptable to the U.S. Administrative Agent, on each of the Coosa Pines Mill Real Property and Grenada Mill Real Property (it being agreed that the U.S. Borrower and its Subsidiaries shall provide or obtain any customary affidavits and indemnities as may be required or necessary to obtain title insurance satisfactory to the U.S. Administrative Agent);

(B) copies of all recorded documents creating exceptions to the title policies referred to in Section 8.10(e)(ii)(A);

(C) a certification form of a certification from the National Research Center, or any successor agency thereto, regarding each of the Coosa Pines Mill Real Property and the Grenada Mill Real Property;

(D) copies of as-built surveys of a recent date of each of the Coosa Pines Mill Real Property and the Grenada Mill Real Property, in each case, certified as of a recent date by a registered engineer or land surveyor. Each such survey shall be accompanied by an affidavit (a “Survey Affidavit”) of an authorized signatory of the owner of such property stating that there have been no improvements or encroachments to the property since the date of the respective survey such that the existing survey is no longer accurate. Each such survey shall show the area of such property, all boundaries of the land with courses and distances indicated, including chord bearings and arc and chord distances for all curves, and shall show dimensions and locations of all easements, private drives, roadways, and other facts materially affecting such property, and shall show such other details as the U.S. Administrative Agent may reasonably request, including, without limitation, any encroachment (and the extent thereof in feet and inches) onto the property or by any of the improvements on the property upon adjoining land or upon any easement burdening the property; any improvements, to the extent constructed, and the relation of the improvements by distances to the boundaries of the property, to any easements burdening the property, and to the established building lines and the street lines; and if improvements are existing, (x) a statement of the number of each type of parking space required by Applicable Laws, ordinances, orders, rules, regulations, restrictive covenants and easements affecting the improvement, and the number of each such type of parking space provided, and (y) the locations of all utilities serving the improvement;

(E) a Phase I environmental assessment and such other environmental report reasonably requested by the U.S. Administrative Agent regarding each of the Coosa Pines Mill Real Property and the Grenada Mill Real Property, in each case prepared by an environmental engineering firm acceptable to the U.S. Administrative Agent showing no environmental conditions in violation of Environmental Laws or liabilities under Environmental Laws, either of which could reasonably be expected to have a Material Adverse Effect; and

(F) such other certificates, documents and information (including, without limitation, engineering and structural reports, permanent certificates of occupancy and evidence of zoning compliance, in each case, with respect to each of the Coosa Pines Mill Real Property and the Grenada Mill Real Property) as may be reasonably requested by the U.S. Administrative Agent, all in form, consent and scope reasonably satisfactory to the U.S. Administrative Agent.

(iii) In each case noted above, the U.S. Administrative Agent shall have received, on behalf of itself, the Lenders and any other applicable Person, all accrued and unpaid fees, expenses or commissions payable to the Administrative Agent and the Lenders under this Agreement (including, without limitation, legal (including, without limitation, local counsel) fees and expenses) and such amounts as may be due to any other Person in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

SECTION 8.11 Use of Proceeds. The Borrower shall use the proceeds of the Extensions of Credit (a) to finance the acquisition of Capital Assets, (b) to refinance the Existing Facilities and (c) for working capital and general corporate purposes of the U.S. Borrower and its Subsidiaries, including the payment of certain fees and expenses incurred in connection with this Agreement.

SECTION 8.12 Further Assurances. Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Administrative Agent or the Required Agreement Lenders (through the Administrative Agent) may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Administrative Agent and the Lenders their respective rights under this Agreement, the Letters of Credit and the other Loan Documents.

ARTICLE IX

FINANCIAL COVENANTS

Until all of the Obligations have been paid and satisfied in full and the Commitment terminated, unless consent has been obtained in the manner set forth in Section 14.2, the U.S. Borrower and its Subsidiaries on a Consolidated basis will not:

SECTION 9.1 Consolidated Senior Secured Leverage Ratio. As of any fiscal quarter end, permit the Consolidated Senior Secured Leverage Ratio to be greater than the corresponding ratio set forth below:

Applicable Period	Maximum Ratio
Third Amendment Effective Date to March 31, 2008	4.50 to 1.00

April 1, 2008 through and including June 30, 2008	2.75 to 1.00

July 1, 2008 through and including September 30, 2008	1.50 to 1.00

October 1, 2008 and thereafter	1.25 to 1.00

SECTION 9.2 Interest Coverage Ratio. As of any fiscal quarter ending during the periods specified below, permit the ratio of (a) the sum, without duplication, of (i) Consolidated Adjusted EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date, plus (ii) the amount of Specified Non-Recurring Charges taken during the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date, to (b) Consolidated Interest Expense paid or payable in cash for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date, to be less than the corresponding ratio set forth below:

Applicable Period	Minimum Ratio
Third Amendment Effective Date to March 31, 2008	0.75 to 1.00

April 1, 2008 through and including June 30, 2008	1.10 to 1.00

July 1, 2008 through and including September 30, 2008	1.40 to 1.00

October 1, 2008 through and including December 31, 2008	1.75 to 1.00

January 1, 2009 and thereafter	2.00 to 1.00

ARTICLE X

NEGATIVE COVENANTS

Until all of the Obligations have been paid and satisfied in full and the Commitment terminated, unless consent has been obtained in the manner set forth in Section 14.2, the U.S. Borrower and the Borrower will not and will not permit any of their respective Subsidiaries to:

SECTION 10.1 Limitations on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:

(a) (i) the Obligations (excluding Hedging Obligations permitted pursuant to Section 10.1(c)) and (ii) the Guaranty Obligations in favor of the Administrative Agent for the benefit of the Secured Parties;

(b) (i) the U.S. Obligations (excluding any U.S. Obligations pursuant to Hedging Agreements permitted pursuant to Section 10.1(c)) and (ii) the Guaranty Obligations in respect of the U.S. Obligations in favor of the U.S. Administrative Agent for the benefit of the U.S. Secured Parties;

(c) Indebtedness incurred in connection with a Hedging Agreement (i) which is entered into for interest rate, foreign currency or other business purposes and not for speculative purposes and (ii) with a counterparty reasonably satisfactory to the Administrative Agent and the U.S. Administrative Agent; provided that any counterparty that is a Lender, a U.S. Lender or any Affiliate thereof shall be deemed satisfactory to the Administrative Agent and the U.S. Administrative Agent;

(d) Indebtedness existing on the Closing Date and not otherwise permitted under this Section and, to the extent that the outstanding principal amount of such Indebtedness is in excess of $25,000,000, listed on Schedule 10.1 (including any Indebtedness (including, without limitation, any Guaranty Obligation of Indebtedness of another Person but excluding the April 2008 Convertible Indebtedness) issued to refinance or to refund such Indebtedness or any Indebtedness which constitutes a renewal or extension of such Indebtedness); provided that (i) the principal amount of such Indebtedness may not be increased at the time of such refinancing, refunding, renewal or extension except (A) by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder and (B) by additional amounts, to the extent that the Consolidated Total Leverage Ratio, on a pro forma basis after giving effect to such increase, would be no greater than 5.50 to 1.00, (ii) no Default or Event of Default exists and is continuing or would be caused by the refinancing, refunding, renewal or extension thereof, (iii) the

Administrative Agent and the U.S. Administrative Agent shall have received satisfactory written evidence that the U.S. Borrower and its Subsidiaries would be in compliance with all covenants in this Agreement and the U.S. Credit Agreement on a pro forma basis after giving effect to the refinancing, refunding, renewal or extension thereof, (iv) the weighted average life of such Indebtedness shall not be shorter than the weighted average life of the Indebtedness being refinanced, refunded, renewed or extended, (v) any terms of subordination set forth in the Indebtedness being refinanced, refunded, renewed or extended are not adversely affected in any material respect and (vi) none of the Existing Notes nor any Indebtedness incurred in accordance with this paragraph to refinance, refund, renew or extend the Existing Notes shall be guaranteed by the U.S. Borrower or any of its Subsidiaries (other than (A) those Existing Notes which are guaranteed by the U.S. Borrower as of the Closing Date and identified on Schedule 10.1 as being so guaranteed and (B) any Indebtedness issued to refinance any Existing Notes which, as of the Closing Date, (1) have an outstanding principal balance in excess of $50,000,000 and (2) mature or are subject to mandatory redemption prior to the U.S. Maturity Date);

(e) Indebtedness incurred in connection with Capital Leases, including those Capital Leases existing on the Closing Date, and purchase money Indebtedness, including all purchase money Indebtedness existing on the Closing Date, in an aggregate amount not to exceed $50,000,000 on any date of determination;

(f) (i) Guaranty Obligations with respect to Indebtedness permitted pursuant to subsections (c), (e), (h), (l) and (n) of this Section (provided that any Guaranty Obligations of Indebtedness incurred pursuant to subsection (h) or, to the extent applicable, subsection (n) of this Section shall be subordinated to the Obligations and the U.S. Obligations to the same extent as the Indebtedness that is being guaranteed); or

(ii) Guaranty Obligations of the Original U.S. Borrower with respect to the April 2008 Convertible Indebtedness; provided that (A) the Original U.S. Borrower shall not be permitted to create, incur, assume or suffer to exist such Guaranty Obligations unless (1) it shall have delivered to the U.S. Administrative Agent evidence, in form and substance reasonably satisfactory to the U.S. Administrative Agent, that the Abitibi Entities shall have consummated (or will concurrently consummate) their previously announced financing plan which will consist of the following: (x) $250,000,000 to $325,000,000 of new senior unsecured exchange notes of Abitibi, (y) $350,000,000 to $450,000,000 of new 364-day term loans of Abitibi and (z) approximately $400,000,000 of new senior secured notes or a term loan of Abitibi not to exceed a five year term (provided that Abitibi may replace or amend the financings described in this clause (A)(1) above so long as such replacement or amendment consists of non-convertible debt financings of Abitibi that are not guaranteed by, or secured by the assets of, the U.S. Borrower or any of its Subsidiaries and would not reduce the aggregate amount of proceeds reflected above in this clause (A) in excess of $50,000,000) or (2) the proceeds of such Indebtedness are used to permanently reduce, on a pro rata basis, the Commitment under this Agreement and the “Commitment” under and as defined in the U.S. Credit Agreement and to permanently repay, on a pro rata basis, Extensions of Credit under this Agreement and U.S. Extensions of Credit under the U.S. Credit Agreement or for such other use approved in writing by the Required Lenders (it being understood that any use that involves the reduction of the commitments or repayment of the extensions of credit under this Credit Facility or the U.S. Credit Facility shall continue to be applied to this Credit Facility and the U.S. Credit Facility on a pro rata basis unless otherwise agreed to by the Required Agreement Lenders and the U.S. Required Agreement Lenders); and (B) such Guaranty Obligations shall be unsecured and shall not exceed $350,000,000 in an aggregate principal amount (plus any paid-in-kind interest thereon) on any date of determination;

(g) (i) (A) Indebtedness owed by any U.S. Credit Party to any other U.S. Credit Party, including, without limitation, Indebtedness evidenced by the New U.S. Borrower Notes (provided that, if requested by the U.S. Administrative Agent, such Indebtedness shall be subordinated to the U.S. Obligations on terms and conditions reasonably satisfactory to the U.S. Administrative Agent) and (B) Indebtedness owed by any Credit Party (other than the U.S. Borrower) to any other Credit Party (other than the U.S. Borrower) (provided that, if requested by the Administrative Agent, such Indebtedness shall be subordinated to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent);

(ii) (A) Indebtedness owed by any Credit Party (other than the U.S. Borrower) to any U.S. Credit Party (provided that such Indebtedness shall be payable by such Credit Party on demand by the applicable U.S. Credit Party) and (B) Indebtedness owed by any U.S. Credit Party to any Credit Party (provided that such Indebtedness shall be payable by such U.S. Credit Party (other than the U.S. Borrower) on demand by the applicable Credit Party);

(iii) Indebtedness owed by any Subsidiary which is not a U.S. Credit Party or a Credit Party to any other Subsidiary which is not a U.S. Credit Party or a Credit Party;

(iv) Indebtedness owed by any U.S. Credit Party or any Credit Party to a Subsidiary that is not a U.S. Credit Party or a Credit Party (provided that such Indebtedness (other than Indebtedness existing as of the Closing Date pursuant to the Bowater-Calhoun Arrangement) shall be subordinated to the U.S. Obligations and the Obligations, as applicable, pursuant to an Intercompany Subordination Agreement); and

(v) Indebtedness owed by any Subsidiary that is not a U.S. Credit Party or a Credit Party to a U.S. Credit Party or a Credit Party (provided that such Indebtedness shall be payable by such Subsidiary on demand by the U.S. Credit Party or the Credit Party, as applicable, to the extent required pursuant to the Intercompany Subordination Agreement); provided that the aggregate amount of such Indebtedness incurred after the Closing Date, together with any equity or capital investments made after the Closing Date permitted pursuant to Section 10.3(g) (without duplication), shall not exceed $50,000,000 outstanding on any date of determination (which amount shall be calculated as the net balance of such loans, advances and investments as reduced by any repayments or distributions made with respect thereto); provided further that the limitation set forth in the preceding proviso shall not be applicable to any loans and advances made by the U.S. Borrower to Bowater Canada Finance Corporation to pay interest on the BCFC Notes;

(h) Subordinated Indebtedness; provided that in the case of each issuance of Subordinated Indebtedness, (i) no Default or Event of Default shall have occurred and be continuing or would be caused by the issuance of such Subordinated Indebtedness, (ii) the Consolidated Total Leverage Ratio on pro forma basis after giving effect to issuance of such Subordinated Indebtedness is no greater than 5.50 to 1.00 and (iii) the U.S. Administrative Agent and the Administrative Agent shall have received satisfactory written evidence that the U.S. Borrower and its Subsidiaries would be in compliance with all covenants contained in this Agreement and the U.S. Credit Agreement on a pro forma basis after giving effect to the issuance of any such Subordinated Indebtedness;

(i) Indebtedness of the U.S. Borrower or any of its Subsidiaries as an account party in respect of trade letters of credit in an aggregate amount not to exceed $25,000,000 on any date of determination; provided that no such trade letter of credit shall be secured by any assets of the U.S. Borrower or any of its Subsidiaries other than the assets being acquired or shipped pursuant to such letter of credit;

(j) Indebtedness (i) of any Person that becomes a Subsidiary after the Closing Date in connection with any Permitted Acquisition or (ii) assumed in connection with any assets acquired in connection with any Permitted Acquisition, and the refinancing, refunding, renewal and extension (but not the increase in the aggregate principal amount) thereof; provided that (A) such Indebtedness exists at the time such Person becomes a Subsidiary or such assets are acquired and is not created in contemplation of, or in connection with, such Person becoming a Subsidiary or such assets being acquired and (B) notwithstanding anything to the contrary contained in this Agreement, neither the U.S. Borrower nor any other Subsidiary (other than such Person) shall have any liability or other obligation with respect to such Indebtedness (other than any liability or other obligation of the U.S. Borrower or any of its Subsidiaries permitted hereunder which existed prior to the time that such Person became a Subsidiary or such asset was acquired);

(k) [Intentionally Omitted];

(l) Indebtedness in an aggregate principal amount not to exceed $125,000,000 in the form of Canadian cash management facilities;

(m) [Intentionally Omitted]; and

(n) Additional Indebtedness not otherwise permitted pursuant to this Section in an aggregate amount outstanding not to exceed $25,000,000.

SECTION 10.2 Limitations on Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including, without limitation, shares of Capital Stock), real or personal, whether now owned or hereafter acquired, except:

(a) (i) Liens of the Administrative Agent for the benefit of the Secured Parties, (ii) Liens of the U.S. Administrative Agent for the benefit of the U.S. Secured Parties and (iii) Liens on the New U.S. Borrower Fixed Assets of the U.S. Administrative Agent for the benefit of the Secured Parties and the U.S. Secured Parties pursuant to the New U.S. Borrower Mortgages;

(b) Liens not otherwise permitted by this Section and in existence on the Closing Date and, with respect to each Credit Party and each U.S. Credit Party, described on Schedule 10.2 (including Liens incurred in connection with any refinancing, refunding, renewal or extension of Indebtedness pursuant to Section 10.1(d) solely to the extent that the such Liens were in existence on the Closing Date and described on Schedule 10.2); provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Closing Date;

(c) Liens for taxes, assessments and other governmental charges or levies not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(d) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(e) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation;

(f) Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property or other similar restrictions, which do not, in any case, impair the use thereof in the ordinary conduct of business;

(g) Liens securing Indebtedness permitted under Section 10.1(e); provided that (i) such Liens shall be created substantially simultaneously with the acquisition or lease of the related asset, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price or lease payment amount of such property at the time it was acquired;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 12.1(m) or securing appeal or other surety bonds relating to such judgments;

(i) Liens on tangible property or tangible assets of the U.S. Borrower or any of its Subsidiaries acquired pursuant to a Permitted Acquisition, or on tangible property or tangible assets of any Subsidiary of the U.S. Borrower which are in existence at the time that such Subsidiary of the U.S. Borrower is acquired pursuant to a Permitted Acquisition (provided that such Liens (i) are not incurred in connection with, or in anticipation of, such Permitted Acquisition, (ii) are applicable only to specific tangible property or tangible assets, (iii) are not “blanket” or all asset Liens and (iv) do not attach to any other property or assets of the U.S. Borrower or any of its Subsidiaries);

(j) Liens in existence as of the Closing Date in connection with the Bowater-Calhoun Arrangement as described in clause (b) of the definition thereof;

(k) [Intentionally Omitted]; and

(l) Liens not otherwise permitted hereunder securing obligations not at any time exceeding in the aggregate $25,000,000.

SECTION 10.3 Limitations on Loans, Advances, Investments and Acquisitions. Purchase, own, invest in or otherwise acquire, directly or indirectly, any Capital Stock, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, all or substantially all of the business or assets of any other Person (or any portion of the business or assets of any other Person that constitutes a line of business, a business unit or a division) or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person (collectively, “Investments”) except:

(a) Investments:

(i) existing on the Closing Date in Subsidiaries existing on the Closing Date;

(ii) after the Closing Date in Subsidiaries formed after the Closing Date so long as the U.S. Borrower, the Borrower and their respective Subsidiaries comply with the applicable provisions of Section 8.10 of this Agreement and Section 8.10 of the U.S. Credit Agreement;

(iii) existing on the Closing Date (other than Investments in Subsidiaries on the Closing Date) and described on Schedule 10.3;

(b) Investments in cash and Cash Equivalents;

(c) Investments by the U.S. Borrower or any of its Subsidiaries in the form of Permitted Acquisitions;

(d) Hedging Agreements permitted pursuant to Section 10.1;

(e) Investments in the form of loans and advances to employees in the ordinary course of business, which, in the aggregate, do not exceed at any time $2,000,000;

(f) (i) Investments in the form of intercompany Indebtedness permitted pursuant to Section 10.1(g) (other than clause (v) of Section 10.1(g)), but including, without limitation, Investments by the Original U.S. Borrower in the Parent evidenced by the New U.S. Borrower Notes so long as each of the New U.S. Borrower Notes is pledged as security for the U.S. Obligations and delivered to the U.S. Administrative Agent, for the ratable benefit of the U.S. Secured Parties, in each case, pursuant to the terms of the U.S. Collateral Agreement), (ii) equity or capital investments made by the U.S. Borrower or any of its Subsidiaries in any U.S. Credit Party or any Credit Party (or made in a Wholly-Owned Subsidiary that is not a U.S. Credit Party or a Credit Party and immediately contributed (directly or indirectly through one or more intermediate Wholly-Owned Subsidiaries) into a U.S. Credit Party or a Credit Party) and (iii) equity or capital investments made by any Subsidiary that is not a U.S. Credit Party or a Credit Party in any other Subsidiary that is not a U.S. Credit Party or a Credit Party;

(g) Investments in the form of intercompany Indebtedness permitted by clause (v) of Section 10.1(g), together with equity or capital investments made by any U.S. Credit Party or any Credit Party to any Subsidiary which is not a U.S. Credit Party or a Credit Party; provided that the aggregate amount of such intercompany Indebtedness and equity or capital investments, in each case incurred or made after the Closing Date, shall not exceed $50,000,000 outstanding on any date of determination (which amount shall be calculated as the net balance of such loans, advances and equity or capital investments as reduced by any repayments or distributions made with respect thereto); provided further that the limitation set forth in the preceding proviso shall not be applicable to any loans and advances made by the U.S. Borrower to Bowater Canada Finance Corporation to pay interest on the BCFC Notes;

(h) [Intentionally Omitted]; and

(i) Investments made after the Closing Date and not otherwise permitted hereunder (including minority investments in joint ventures) in an aggregate amount not to exceed $20,000,000 on any date of determination (which amount shall be calculated as the net balance of such Investments as reduced by any repayments or distributions made with respect thereto).

SECTION 10.4 Limitations on Mergers and Liquidation. Merge, amalgamate, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

(a) any Wholly-Owned Subsidiary of the U.S. Borrower may be merged, amalgamated or consolidated with or into:

(i) the U.S. Borrower (provided that the continuing or surviving Person shall be the U.S. Borrower); or

(ii) any other Wholly-Owned Subsidiary of the U.S. Borrower (provided that the continuing or surviving Person shall (A) be a U.S. Subsidiary Guarantor in the case of a merger, amalgamation or consolidation involving a U.S. Subsidiary Guarantor, (B) include the Borrower in the case of a merger, amalgamation or consolidation involving the Borrower or (C) subject to clauses (i) and (ii)(B) above, be a Guarantor in the case of a merger, amalgamation or consolidation involving a Guarantor);

provided further that no U.S. Credit Party may be merged, amalgamated or consolidated with or into a Credit Party (other than the U.S. Borrower) and no Credit Party (other than the U.S. Borrower) may be merged, amalgamated or consolidated with or into a U.S. Credit Party;

(b) any Wholly-Owned Subsidiary of the U.S. Borrower may merge or amalgamate into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with a Permitted Acquisition;

(c) any Wholly-Owned Subsidiary of the U.S. Borrower may merge or amalgamate into any Person pursuant to an Asset Disposition of all of the assets of such Wholly-Owned Subsidiary permitted pursuant to Section 10.5; and

(d) any Subsidiary of the U.S. Borrower (other than the Borrower) may wind-up, liquidate or dissolve; provided that (i) its assets are transferred to the U.S. Borrower or any Wholly-Owned Subsidiary of the U.S. Borrower and (ii) if such Subsidiary is (A) a U.S. Subsidiary Guarantor then the transferee shall be a U.S. Credit Party and (B) a Guarantor (other than the U.S. Borrower) then the transferee shall be a Credit Party.

SECTION 10.5 Limitations on Asset Dispositions. Make any Asset Disposition (including, without limitation, the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction) except:

(a) the sale of inventory in the ordinary course of business;

(b) the sale of obsolete, worn-out or surplus assets no longer used or usable in the business of the U.S. Borrower or any of its Subsidiaries;

(c) the transfer of assets to the U.S. Borrower, the Borrower or any Wholly-Owned Subsidiary (provided that, in the case of any such transfer of assets, (i) if the transferee of such assets is a U.S. Credit Party or a Credit Party, such U.S. Credit Party or Credit Party shall not pay more than the fair market value of such assets (determined as of the date of the applicable transfer) and (ii) if the transferor of such assets is a U.S. Credit Party or a Credit Party, the transferee shall not pay less than the fair market value of such assets (determined as of the date of the applicable transfer);

(d) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(e) the disposition of any Hedging Agreement;

(f) the disposition of cash or Cash Equivalents;

(g) subject to the requirements of Section 8.2(b), the sale of timberlands by the U.S. Borrower or its Subsidiaries;

(h) the transfer by the Original U.S. Borrower of the Capital Stock of the New U.S. Borrowers to the Parent in connection with the New U.S. Borrower Transactions in exchange for a promissory note or promissory notes, in form and substance satisfactory to the U.S. Administrative Agent, payable by the Parent to the Original U.S. Borrower (such notes, as amended, restated, supplemented or otherwise modified, the “New U.S. Borrower Notes”);

(i) [Intentionally Omitted]; and

(j) Asset Dispositions of all or any portion of the New U.S. Borrower Fixed Assets; provided that:

(i) such Asset Disposition shall be for no less than fair market value;

(ii) both before and after giving to such Asset Disposition, no Default or Event of Default shall have occurred and be continuing;

(iii) the U.S. Borrower shall be in pro forma compliance with each of the covenants set forth in Article IX;

(iv) the terms of such Asset Disposition shall be reasonably satisfactory to the Administrative Agent and the U.S. Administrative Agent, each in its sole discretion;

(v) the Net Cash Proceeds of such Asset Disposition shall be applied in accordance with Section 8.2(b)(ii); and

(k) additional Asset Dispositions not otherwise permitted pursuant to this Section in an aggregate amount not to exceed $250,000,000 in the aggregate during the term of this Agreement (it being understood and agreed that this clause (k) shall not permit the sale of any New U.S. Borrower Fixed Assets).

SECTION 10.6 Limitations on Dividends and Distributions. Declare or pay any dividends upon any of its Capital Stock; purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its Capital Stock, or make any distribution of cash, property or assets among the holders of shares of its Capital Stock, or make any change in its capital structure which such change in its capital structure could reasonably be expected to have a Material Adverse Effect; provided that:

(a) the U.S. Borrower or any Subsidiary may pay dividends in shares of its own Capital Stock;

(b) the U.S. Borrower or any Subsidiary may make cash distributions or equity repurchases pursuant to employee benefit plans or incentive compensation plans, in each case to the extent such distributions constitute compensation to executives or employees of the U.S. Borrower or of the applicable Subsidiary;

(c) any Subsidiary may pay dividends to the holders of its Capital Stock (other than payment of dividends to holders of the Exchangeable Shares); provided that in the case of any dividend paid by a Subsidiary that is not a Wholly-Owned Subsidiary, such dividend may be paid only if such dividend is paid on a ratable basis to the holders of such Capital Stock in accordance with their respective ownership percentages in such Subsidiary;

(d) [Intentionally Omitted];

(e) [Intentionally Omitted];

(f) Bowater Canada, Inc. or Bowater Canadian Holdings Incorporated may repurchase all or a portion of the Exchangeable Shares solely through an exchange of common stock of the Parent for the Exchangeable Shares being repurchased;

(g) the U.S. Borrower may make dividends and distributions to the Parent to pay:

(i) taxes attributable to the consolidated operations of the U.S. Borrower and its Subsidiaries;

(ii) the Parent Overhead Expenses in an aggregate amount per Fiscal Year not to exceed fifty percent (50%) of the aggregate amount of Parent Overhead Expenses during such Fiscal Year; and

(iii) so long as no Default or Event of Default has occurred and is continuing or would result after giving effect to such dividends or distributions, an additional amount of Parent Overhead Expenses in an aggregate amount not to exceed $10,000,000 per Fiscal Year;

(h) [Intentionally Omitted];

(i) subject to Section 12.1(o)(ix); so long as (i) no Default or Event of Default shall have occurred and be continuing or would be caused thereby and (ii) the U.S. Borrower shall have complied with the requirements set forth in Section 8.10(e)(i) of this Agreement and Section 8.10(e)(i), (ii)(A) and (ii)(B) of the U.S. Credit Agreement, the U.S. Borrower may make cash distributions or dividends to the Parent which shall be invested in a U.S. Credit Party; and

(j) subject to Section 10.10 and Section 12.1(o)(viii)(E), the U.S. Borrower and its Subsidiaries may make cash distributions or dividends to the Parent to allow the Parent to make required payments on Indebtedness incurred by the Parent as permitted pursuant to Section 12.1(o)(viii); provided that on each date any distribution or dividend is paid and after giving effect thereto:

(i) no Default or Event of Default shall have occurred and be continuing; and

(ii) the U.S. Borrower shall be in pro forma compliance with each of the covenants set forth in Article IX and Section 12.1(o)(ix).

SECTION 10.7 Limitations on Exchange and Issuance of Capital Stock. Except to the extent included as Indebtedness and incurred in accordance with Section 10.1 hereof, issue, sell or otherwise dispose of any class or series of Capital Stock that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time would be, (a) convertible or exchangeable into Indebtedness unless such Indebtedness is permitted at the time pursuant to Section 10.1or (b) required to be redeemed or repurchased, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due.

SECTION 10.8 Transactions with Affiliates. Directly or indirectly (a) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or other Affiliates, or subcontract any operations to any of its Affiliates or (b) enter into, or be a party to, any other transaction not described in clause (a) above with any of its Affiliates other than:

(i) transactions permitted by Section 10.3, Section 10.4, Section 10.6 or Section 10.7 ;

(ii) transactions existing on the Closing Date and described on Schedule 10.8;

(iii) normal compensation and reimbursement of reasonable expenses of officers and directors; and

(iv) other transactions in the ordinary course of business on terms as favorable as would be obtained by it on a comparable arms-length transaction with an independent, unrelated third party.

SECTION 10.9 Certain Accounting Changes; Organizational Documents.

(a) Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required by GAAP.

(b) Amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner which materially adversely affects the rights or interests of the Lenders or the U.S. Lenders.

SECTION 10.10 Amendments; Payments and Prepayments of Indebtedness.

(a) Amend, modify or change any indenture or other agreement governing the Existing Notes in any respect which would materially adversely affect the rights or interests of the U.S. Administrative Agent, the Administrative Agent, the U.S. Lenders and the Lenders.

(b) Amend, modify or change (i) any provision of this Agreement which, under Section 14.2, is subject to the approval of the Required Lenders without amending, modifying or changing the corresponding provision in the U.S. Credit Agreement or (ii) any provision of the U.S. Credit Agreement which, under Section 13.2 of the U.S. Credit Agreement, is subject to the approval of the Required Lenders without amending, modifying or changing the corresponding provision in this Agreement.

(c) Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Subordinated Indebtedness in any respect which would materially adversely affect the rights or interests of the U.S. Administrative Agent, the Administrative Agent, the U.S. Lenders and the Lenders.

(d) Cancel, forgive, make any payment (other than regularly scheduled interest payments) or prepayment on, or redeem or acquire for value (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due, but excluding payments at the scheduled maturity thereof) all or any portion of any Subordinated Indebtedness (other than Indebtedness incurred pursuant to Section 10.1(g)(i)), the Existing Notes or any Indebtedness incurred to refinance the Existing Notes as permitted pursuant to Section 10.1(d), except for:

(i) refinancings, refundings, renewals, extensions or exchange of any Subordinated Indebtedness permitted by Section 10.1(h) subject to the satisfaction of each of the conditions to a refinance, refunding, renewal or extension set forth in Section 10.1(d);

(ii) [Intentionally Omitted];

(iii) refinancings, refundings, renewals, extensions or exchange of any Existing Notes permitted by Section 10.1(d); and

(iv) cash redemptions or repayments of the Existing Notes or any Indebtedness incurred to refinance the Existing Notes as permitted pursuant to Section 10.1(d); provided that (A) no Default or Event of Default shall have occurred and be continuing at the time of such redemption or repayment or would result from such redemption or repayment and (B) if at the time of such redemption or repayment (or immediately after giving effect thereto), the sum of (x) the principal amount of the outstanding Loans under this Credit Facility plus (y) the principal amount of the outstanding U.S. Loans is in excess $100,000,000, the Administrative Agent shall have received satisfactory written evidence that:

(1) the U.S. Borrower and its Subsidiaries would be in compliance with all covenants in this Agreement on a pro forma basis after giving effect to such redemption;

(2) the principal amount of availability under this Credit Facility and the U.S. Credit Facility both before and after giving effect to such redemption is equal to or greater than $50,000,000;

(3) the Consolidated Total Senior Secured Indebtedness, both before and immediately after giving effect thereto, is less than or equal to eighty percent (80%) of the net book value of the U.S. Coverage Assets as set forth on the Consolidated balance sheet of the U.S. Borrower and its Consolidated Subsidiaries most recently delivered pursuant to Section 5.2 or Section 7.1 hereof; and

(4) the principal amount of outstanding Extensions of Credit, both before and immediately after giving effect thereto, is less than or equal to fifty percent (50%) of the net book value of the Coverage Assets as set forth on the Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries most recently delivered pursuant to Section 5.2 or Section 7.1 hereof.

(e) Amend, modify, waive or supplement (or permit the modification, amendment, waiver or supplement of) any of the terms or provisions of the April 2008 Convertible Indebtedness (including the Purchase Agreement dated March 24, 2008 by and between the Parent and Fairfax Financial Holdings Limited (including the exhibits and schedules thereto) and each other material document, instrument, certificate and agreement executed or delivered in connection therewith), other than the waiver of any of the closing conditions set forth in Section 6 of the Purchase Agreement, in any respect which would adversely affect the rights or interests of the Administrative Agent, the U.S. Administrative Agent, the Lenders and the U.S. Lenders.

SECTION 10.11 Restrictive Agreements.

(a) Enter into any Indebtedness which:

(i) contains any covenants more restrictive than the provisions of Article VIII, Article IX, Article X, or

(ii) contains any negative pledge on assets or restricts, limits or otherwise encumbers its ability to incur Liens on or with respect to any of its assets or properties other than the assets or properties securing such Indebtedness (other than (A) the Existing Notes (provided that such provisions may not be amended or modified to be more restrictive), (B) any Indebtedness incurred in accordance with Section 10.1(d) to refinance the Existing Notes (provided that such provisions may not be more restrictive than those contained in the Existing Notes) and (C) the U.S. Credit Facility (provided that such provisions shall not be amended or modified except as permitted hereunder and thereunder).

(b) Enter into or permit to exist any agreement which impairs or limits the ability of any Subsidiary to pay dividends to the U.S. Borrower or to make or repay loans or advances to the U.S. Borrower other than (i) restrictions and conditions imposed by Applicable Law or the Loan Documents, (ii) legally enforceable restrictions and conditions which are permitted by clause (iii) of Section 6.1(n) and (iii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or its assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted under this Agreement.

SECTION 10.12 Nature of Business. Alter in any material respect the character or conduct of the business conducted by the U.S. Borrower and its Subsidiaries as of the Closing Date.

SECTION 10.13 Impairment of Security Interests. Take or omit to take any action, which might or would have the result of materially impairing the security interests in favor of the Administrative Agent with respect to the Collateral or grant to any Person (other than the Administrative Agent or the U.S. Administrative Agent, in each case, for the benefit of the Secured Parties, pursuant to the Security Documents) any interest whatsoever in the Collateral, except for Permitted Liens and Asset Dispositions permitted under Section 10.5.

ARTICLE XI

UNCONDITIONAL U.S. BORROWER GUARANTY

SECTION 11.1 Guaranty of Obligations. The U.S. Borrower hereby unconditionally guarantees to the Administrative Agent for the ratable benefit of the Administrative Agent and the Secured Parties, and their respective successors, endorsees, transferees and assigns, the prompt payment of all Obligations of the Borrower, whether primary or secondary (whether by way of endorsement or otherwise), whether now existing or hereafter arising, whether or not from time to time reduced or extinguished (except by payment thereof) or hereafter increased or incurred, whether or not recovery may be or hereafter become barred by the statute of limitations, whether enforceable or unenforceable as against the Borrower, whether or not discharged, stayed or otherwise affected by any Applicable Insolvency Law or proceeding thereunder, whether created directly with the Administrative Agent or any other Secured Party or acquired by the Administrative Agent or any other Secured Party through assignment, endorsement or otherwise, whether matured or unmatured, whether joint or several, as and when the same become due and payable (whether at maturity or earlier, by reason of acceleration, mandatory repayment or otherwise), in accordance with the terms of any such instruments evidencing any such obligations, including all renewals, extensions or modifications thereof (all Obligations of the Borrower, including all of the foregoing, being hereinafter collectively referred to as the “Bowater Guaranteed Obligations”).

SECTION 11.2 Nature of Guaranty.

(a) The U.S. Borrower agrees that this U.S. Borrower Guaranty is a continuing, unconditional guaranty of payment and performance and not of collection, and that its obligations under this U.S. Borrower Guaranty shall be primary, absolute and unconditional, irrespective of, and unaffected by:

(i) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement or any other Loan Document or any other agreement, document or instrument to which the U.S. Borrower, the Borrower or any of their respective Subsidiaries or Affiliates is or may become a party;

(ii) the absence of any action to enforce this U.S. Borrower Guaranty, this Agreement, any other Loan Document or any Hedging Agreement, or the waiver or consent by the Administrative Agent or any other Secured Party with respect to any of the provisions of this U.S. Borrower Guaranty, this Agreement, any other Loan Document or any Hedging Agreement;

(iii) the existence, value or condition of, or failure to perfect its Lien against, any security for or other guaranty of the Bowater Guaranteed Obligations or any action, or the absence of any action, by the Administrative Agent or any other Secured Party in respect of such security or guaranty (including, without limitation, the release of any such security or guaranty);

(iv) any structural change in, restructuring of or other similar change of the U.S. Borrower, the Borrower or any of their respective Subsidiaries; or

(v) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor;

it being agreed by the U.S. Borrower that its obligations under this U.S. Borrower Guaranty shall not be discharged except as under the terms of Section 11.6 below.

(b) The U.S. Borrower represents, warrants and agrees that the Bowater Guaranteed Obligations and its obligations under this U.S. Borrower Guaranty are not and shall not be subject to any counterclaims, offsets or defenses of any kind (other than the defense of payment) against the Administrative Agent, the Secured Parties or the Borrower whether now existing or which may arise in the future.

(c) The U.S. Borrower hereby agrees and acknowledges that the Bowater Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this U.S. Borrower Guaranty, and all dealings between the Borrower and the U.S. Borrower, on the one hand, and the Administrative Agent and any other Secured Party, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this U.S. Borrower Guaranty.

SECTION 11.3 Waivers. To the extent permitted by Applicable Law, the U.S. Borrower expressly waives the benefit of all provisions of Applicable Law which are or might be in conflict with this U.S. Borrower Guaranty and all of the following rights and defenses (and agrees not to take advantage of or assert any such right or defense):

(a) any rights it may now or in the future have under any statute, or at law or in equity, or otherwise, to compel the Administrative Agent or any other Secured Party to proceed in respect of the Bowater Guaranteed Obligations against the Borrower or any other Person or against any security for or other guaranty of the payment and performance of the Bowater Guaranteed Obligations before proceeding against, or as a condition to proceeding against, the U.S. Borrower;

(b) any defense based upon the failure of the Administrative Agent or any other Secured Party to commence an action in respect of the Bowater Guaranteed Obligations against the Borrower, the U.S. Borrower, any other guarantor or any other Person or any security for the payment and performance of the Bowater Guaranteed Obligations;

(c) any right to insist upon, plead or in any manner whatever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshalling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by the U.S. Borrower of its obligations under, or the enforcement by the Administrative Agent or the other Secured Parties of, this U.S. Borrower Guaranty;

(d) any right of diligence, presentment, demand, protest and notice (except as specifically required herein) of whatever kind or nature with respect to any of the Bowater Guaranteed Obligations and waives, to the fullest extent permitted by Applicable Laws, the benefit of all provisions of Applicable Law which are or might be in conflict with the terms of this U.S. Borrower Guaranty; and

(e) any and all right to notice of the creation, renewal, extension or accrual of any of the Bowater Guaranteed Obligations and notice of or proof of reliance by the Administrative Agent or any other Secured Party upon, or acceptance of, this U.S. Borrower Guaranty.

The U.S. Borrower agrees that any notice or directive given at any time to the Administrative Agent or any other Secured Party which is inconsistent with any of the foregoing waivers shall be null and void and may be ignored by the Administrative Agent or such other Secured Party, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this U.S. Borrower Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this U.S. Borrower Guaranty, unless the Administrative Agent and the Required Agreement Lenders have specifically agreed otherwise in writing. The foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and, but for this U.S. Borrower Guaranty and such waivers, the Administrative Agent and other Secured Parties would decline to enter into this Agreement and the other Loan Documents.

SECTION 11.4 Modification of Loan Documents, Etc. Neither the Administrative Agent nor any other Secured Party shall incur any liability to the U.S. Borrower as a result of any of the following, and none of the following shall impair or release this U.S. Borrower Guaranty or any of the obligations of the U.S. Borrower under this U.S. Borrower Guaranty:

(a) any change or extension of the manner, place or terms of payment of, or renewal or alteration of all or any portion of, the Bowater Guaranteed Obligations;

(b) any action under or in respect of this Agreement or the other Loan Documents in the exercise of any remedy, power or privilege contained therein or available to any of them at law, in equity or otherwise, or waiver or refraining from exercising any such remedies, powers or privileges;

(c) any amendment to, or modification of, in any manner whatsoever, the Loan Documents;

(d) any extension or waiver of the time for performance by the U.S. Borrower, any other guarantor, the Borrower or any other Person of, or compliance with, any term, covenant or agreement on its part to be performed or observed under a Loan Document, or waiver of such performance or compliance or consent to a failure of, or departure from, such performance or compliance;

(e) the taking and holding of security or collateral for the payment of the Bowater Guaranteed Obligations or the sale, exchange, release, disposal of, or other dealing with, any property pledged, mortgaged or conveyed, or in which the Administrative Agent or the other Secured Parties have been granted a Lien, to secure any Indebtedness of the U.S. Borrower, any other guarantor or the Borrower to the Administrative Agent or the other Secured Parties;

(f) the release of anyone who may be liable in any manner for the payment of any amounts owed by the U.S. Borrower, any other guarantor or the Borrower to the Administrative Agent or any other Secured Party;

(g) any modification or termination of the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors of the U.S. Borrower, any other guarantor or the Borrower are subordinated to the claims of the Administrative Agent or any other Secured Party; or

(h) any application of any sums by whomever paid or however realized to any Bowater Guaranteed Obligations owing by the U.S. Borrower, any other guarantor or the Borrower to the Administrative Agent or any other Secured Party in such manner as the Administrative Agent or any other Secured Party shall determine in its reasonable discretion.

SECTION 11.5 Demand by the Administrative Agent. In addition to the terms set forth in this Article XI and in no manner imposing any limitation on such terms, if all or any portion of the then outstanding Bowater Guaranteed Obligations are declared to be immediately due and payable, then the U.S. Borrower shall, upon demand in writing therefor by the Administrative Agent to the U.S. Borrower, pay all or such portion of the outstanding Bowater Guaranteed Obligations due hereunder then declared due and payable.

SECTION 11.6 Termination; Reinstatement.

(a) Subject to clause (c) below, this U.S. Borrower Guaranty shall remain in full force and effect until all the Bowater Guaranteed Obligations and all the obligations of the U.S. Borrower under this U.S. Borrower Guaranty shall have been paid in full and the Commitments terminated.

(b) No payment made by the Borrower, the U.S. Borrower or any other Person received or collected by the Administrative Agent or any other Secured Party from the Borrower, the U.S. Borrower or any other Person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Bowater Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the U.S. Borrower hereunder which shall, notwithstanding any such payment (other than any payment made by the U.S. Borrower in respect of the obligations of the U.S. Borrower or any payment received or collected from the U.S. Borrower in respect of the obligations of the U.S. Borrower), remain liable for the obligations of the U.S. Borrower up to the maximum liability of the U.S. Borrower hereunder until the Bowater Guaranteed Obligations and all the obligations of the U.S. Borrower shall have been paid in full and the Commitments terminated.

(c) The U.S. Borrower agrees that, if any payment made by the Borrower or any other Person applied to the Bowater Guaranteed Obligations is at any time annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or is repaid in whole or in part pursuant to a good faith settlement of a pending or threatened claim, or the proceeds of any Collateral are required to be refunded by the Administrative Agent or any other Secured Party to the Borrower, its estate, trustee, receiver or any other Person, including, without limitation, the U.S. Borrower, under any Applicable Law or equitable cause, then, to the extent of such payment or repayment, the U.S. Borrower’s liability hereunder shall be and remain in full force and effect, as fully as if such payment had never been made, and, if prior thereto, this U.S. Borrower Guaranty shall have been canceled or surrendered, this U.S. Borrower Guaranty shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of the U.S. Borrower in respect of the amount of such payment.

SECTION 11.7 No Subrogation. Notwithstanding any payment or payments by the U.S. Borrower hereunder, or any setoff or application of funds of the U.S. Borrower by the Administrative Agent or any other Secured Party, or the receipt of any amounts by the Administrative Agent or any other Secured Party with respect to any of the Bowater Guaranteed Obligations, the U.S. Borrower shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any other Secured Party against the Borrower, the other Subsidiary Guarantors or any other guarantor or against any collateral security held by the Administrative Agent or any other Secured Party for the payment of the Bowater Guaranteed Obligations nor shall the U.S. Borrower seek any reimbursement from the Borrower, any of the other Subsidiary Guarantors or any of the other guarantors in respect of payments made by the U.S. Borrower in connection with the Bowater Guaranteed Obligations, until all amounts owing to the Administrative Agent and the other Secured Parties on account of the Bowater Guaranteed Obligations are paid in full and the Commitments are terminated. If any amount shall be paid to the U.S. Borrower on account of such subrogation rights at any time when all of the Bowater Guaranteed Obligations shall not have been paid in full or the Commitments have not been terminated, such amount shall be held by the U.S. Borrower in trust for the Administrative Agent, segregated from other funds of the U.S. Borrower, and shall, forthwith upon receipt by the U.S. Borrower, be turned over to the Administrative Agent in the exact form received by the U.S. Borrower (duly endorsed by the U.S. Borrower to the Administrative Agent, if required) to be applied against the Bowater Guaranteed Obligations, whether matured or unmatured, in such order as set forth in this Agreement.

SECTION 11.8 Payments. Payments by the U.S. Borrower shall be made to the Administrative Agent, to be credited and applied to the Bowater Guaranteed Obligations in accordance with Section 12.4 of this Agreement, in immediately available Dollars or Canadian Dollars, as designated by the Administrative Agent, to an account designated by the Administrative Agent or at the Administrative Agent’s Office or at any other address that may be specified in writing from time to time by the Administrative Agent. Any and all payments by or on account of any obligation of the U.S. Borrower under this U.S. Borrower Guaranty shall be made free and clear of and without reduction or withholding for any taxes.

SECTION 11.9 Nature of Obligations; Bankruptcy Limitations; Agreement for Contribution

(a) Nature of Obligations. All of the U.S. Borrowers shall be jointly and severally liable for the Bowater Guaranteed Obligations, however incurred.

(b) Bankruptcy Limitations. Notwithstanding anything to the contrary contained in this Agreement, it is the intention of each U.S. Borrower, the Administrative Agent and the Lenders that, in any proceeding involving the bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution or insolvency or any similar proceeding with respect to any U.S. Borrower or its assets, the amount of such U.S. Borrower’s obligations with respect to the Bowater Guaranteed Obligations shall be equal to, but not in excess of, the maximum amount thereof not subject to avoidance or recovery by operation of Applicable

Insolvency Laws after giving effect to Section 11.9(c). To that end, but only in the event and to the extent that after giving effect to Section 11.9(c), such U.S. Borrower’s obligations with respect to the Bowater Guaranteed Obligations or any payment made pursuant to such Bowater Guaranteed Obligations would, but for the operation of the first sentence of this Section 11.9(b), be subject to avoidance or recovery in any such proceeding under Applicable Insolvency Laws after giving effect to Section 11.9(c), the amount of such U.S. Borrower’s obligations with respect to the Bowater Guaranteed Obligations shall be limited to the largest amount which, after giving effect thereto, would not, under Applicable Insolvency Laws, render such U.S. Borrower’s obligations with respect to the Bowater Guaranteed Obligations unenforceable or avoidable or otherwise subject to recovery under Applicable Insolvency Laws. To the extent any payment actually made pursuant to the Bowater Guaranteed Obligations exceeds the limitation of the first sentence of this Section 11.9(b) and is otherwise subject to avoidance and recovery in any such proceeding under Applicable Insolvency Laws, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment exceeds such limitation and the Bowater Guaranteed Obligations as limited by the first sentence of this Section 11.9(b) shall in all events remain in full force and effect and be fully enforceable against such U.S. Borrower. The first sentence of this Section 11.9(b) is intended solely to preserve the rights of the Administrative Agent and the Lenders hereunder against such U.S. Borrower in such proceeding to the maximum extent permitted by Applicable Insolvency Laws and neither such U.S. Borrower, any other U.S. Borrower, any Guarantor nor any other Person shall have any right or claim under such sentence that would not otherwise be available under Applicable Insolvency Laws in such proceeding.

(c) Agreement for Contribution. The U.S. Borrowers hereby agree among themselves that, if any U.S. Borrower shall make an Excess Payment (as defined below), such U.S. Borrower shall have a right of contribution from each other U.S. Borrower in an amount equal to such other U.S. Borrower’s Contribution Share (as defined below) of such Excess Payment. The payment obligations of any U.S. Borrower under this Section 11.9(c) shall be subordinate and subject in right of payment to the Bowater Guaranteed Obligations until such time as the Bowater Guaranteed Obligations have been paid in full, and none of the U.S. Borrowers shall exercise any right or remedy under this Section 11.9(c) against any other U.S. Borrower until such Bowater Guaranteed Obligations have been paid in full. For purposes of this Section 11.9(c):

(1) “Excess Payment” shall mean the amount paid by any U.S. Borrower in excess of its Ratable Share of any Bowater Guaranteed Obligations;

(2) “Ratable Share” shall mean, for any U.S. Borrower in respect of any payment of Bowater Guaranteed Obligations, the ratio (expressed as a percentage) as of the date of such payment of Bowater Guaranteed Obligations of (A) the amount by which the aggregate present fair salable value of all of the assets and properties of such U.S. Borrower exceeds the amount of all debts and liabilities of such U.S. Borrower (including probable contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such U.S. Borrower hereunder) to (B) the amount by which the aggregate present fair salable value of all assets and other properties of all of the U.S. Borrowers exceeds the amount of all of the debts and liabilities (including probable contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the U.S. Borrowers hereunder) of the U.S. Borrowers; provided, however, that, for purposes of calculating the Ratable Shares of the U.S. Borrowers in respect of any payment of the Bowater Guaranteed Obligations, any U.S. Borrower that became a U.S. Borrower subsequent to the date of any such payment shall be deemed to have been a U.S. Borrower on the date of such payment and the financial information for such U.S. Borrower as of the date such U.S. Borrower became a U.S. Borrower shall be utilized for such U.S. Borrower in connection with such payment; and

(3) “Contribution Share” shall mean, for any U.S. Borrower in respect of any Excess Payment made by any other U.S. Borrower, the ratio (expressed as a percentage) as of the date of such Excess Payment of (A) the amount by which the aggregate present fair salable value of all of the assets and properties of such U.S. Borrower exceeds the amount of all debts and liabilities of such U.S. Borrower (including probable contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such U.S. Borrower hereunder) to (B) the amount by which the aggregate present fair salable value of all assets and other properties of the U.S. Borrowers other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including probable contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the U.S. Borrowers) of the U.S. Borrowers other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the U.S. Borrowers in respect of any Excess Payment, any U.S. Borrower that became a U.S. Borrower subsequent to the date of any such Excess Payment shall be deemed to have been a U.S. Borrower on the date of such Excess Payment and the financial information for such U.S. Borrower as of the date such U.S. Borrower became a U.S. Borrower shall be utilized for such U.S. Borrower in connection with such Excess Payment.

Each of the U.S. Borrowers recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. No U.S. Borrower shall have any right of subrogation, indemnity or reimbursement under Applicable Law in respect of any payment of Bowater Guaranteed Obligations (other than the contribution rights set forth in this Section 11.9(c)) against any other U.S. Borrower.

For purposes of this Section, the term “U.S. Borrowers” means the collective reference to the Original U.S. Borrower and the New U.S. Borrowers and “U.S. Borrower” means the Original U.S. Borrower or one of the New U.S. Borrowers, as applicable.

ARTICLE XII

DEFAULT AND REMEDIES

SECTION 12.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

(a) Default in Payment of Principal of Loans and Reimbursement Obligations. The Borrower or any other Credit Party shall default in any payment of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).

(b) Other Payment Default. The Borrower or any other Credit Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue for a period of three (3) or more Business Days.

(c) Misrepresentation. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the U.S. Borrower, the Borrower or any other Credit Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the U.S. Borrower, the Borrower or any other Credit Party herein, any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.

(d) Default in Performance of Certain Covenants. The U.S. Borrower, the Borrower or any other Credit Party shall default in the performance or observance of any covenant or agreement contained in Section 5.4, Section 7.1, Section 7.2, Section 7.5(e)(i), Section 8.2(b)(ii), Section 8.10(e)(i), Section 8.10(e)(ii) or Article IX or Article X.

(e) Default in Performance of Other Covenants and Conditions. The U.S. Borrower, the Borrower or any other Credit Party shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Borrower by the Administrative Agent.

(f) Hedging Agreement. The U.S. Borrower, the Borrower or any other Credit Party shall default in the performance or observance of any terms, covenant, condition or agreement (after giving effect to any applicable grace or cure period) under any Hedging Agreement and such default causes the termination of such Hedging Agreement and the Termination Value owed by the U.S. Borrower, the Borrower or such other Credit Party as a result thereof exceeds $25,000,000.

(g) Indebtedness Cross-Default.

(i) Any “Event of Default” (as defined in the U.S. Credit Agreement) shall occur under the U.S. Credit Agreement.

(ii) Any default shall occur in the payment of any Indebtedness of the U.S. Borrower or any of its Subsidiaries (other than the Loans, any Reimbursement Obligation or the U.S. Credit Facility) the aggregate outstanding amount of which Indebtedness is in excess of $25,000,000 beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created.

(iii) Any default in the observance or performance of any other agreement or condition relating to any Indebtedness of the U.S. Borrower or any of its Subsidiaries (other than the Loans, any Reimbursement Obligation or the U.S. Credit Facility) the aggregate outstanding amount of which Indebtedness is in excess of $25,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Indebtedness to become due prior to its stated maturity (any applicable grace period having expired).

(iv) Any payment default or any other event of default or any other similar event, including any change in control, shall occur under any agreement executed in connection with the April 2008 Convertible Indebtedness.

(h) Change in Control. Any Change in Control shall occur.

(i) Voluntary Bankruptcy Proceeding. The U.S. Borrower or any of its Subsidiaries shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

(j) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the U.S. Borrower or any of its Subsidiaries in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the U.S. Borrower or any of its Subsidiaries or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

(k) Failure of Agreements. (i) Any provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be valid and binding on the Borrower or any other Credit Party party thereto or any such Person shall so state in writing, (ii) any Loan Document shall for any reason cease to create a valid and perfected first priority Lien on, or security interest in, any of the Collateral securing the Obligations purported to be covered thereby or (iii) any subordination provision in any document or instrument governing any Subordinated Indebtedness, any subordination provision in any subordination agreement that relates to any Subordinated Indebtedness or any subordination provision in any guaranty by any U.S. Credit Party of any Subordinated Indebtedness shall, in any case, cease to be in full force and effect, or any Person shall contest in any manner the validity, binding nature or enforceability of any such provision, in each of the foregoing clauses (i), (ii) and (iii), other than in accordance with the express terms hereof or thereof.

(l) Termination Event. The occurrence of any of the following events: (i) the U.S. Borrower or any of its Subsidiaries or any of their ERISA Affiliates fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 of the Code, the U.S. Borrower or any of its Subsidiaries or any of their ERISA Affiliates is required to pay as contributions thereto, (ii) the U.S. Borrower or any of its Subsidiaries fails to make full payment when due of all amounts which, under the provisions of any Canadian Pension Plan or other Applicable Law, the U.S. Borrower or any of its Subsidiaries is required to pay as contributions thereto, (iii) an accumulated funding deficiency in excess of $25,000,000 occurs or exists, whether or not waived, with respect to any Pension Plan or Canadian Pension Plan, (iv) a Termination Event, (v) the U.S. Borrower or any of its Subsidiaries or any of their ERISA Affiliates as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plan notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $25,000,000 or (vi) the U.S. Borrower or any of its Subsidiaries as employers under one or more Canadian Multiemployer Plans makes a complete or partial withdrawal from any such Canadian Multiemployer Plan and the plan sponsor of such Canadian Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $25,000,000.

(m) Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments or orders to exceed (i) $10,000,000 in the aggregate (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) or (ii) $50,000,000 in the aggregate (regardless of insurance) shall be entered against the U.S. Borrower or any of its Subsidiaries by any court and such judgment or order shall continue without having been paid and satisfied, discharged, vacated or stayed for a period of thirty (30) days after the entry thereof.

(n) Environmental. Any one or more Environmental Claims shall have been asserted against the U.S. Borrower or any of its Subsidiaries; the U.S. Borrower or any of its Subsidiaries would be reasonable likely to incur liability as a result thereof; and such liability would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

(o) Activities of Parent. The Parent shall engage in any business, operations or activities other than:

(i) (A) holding all of the Capital Stock of the Original U.S. Borrower, each New U.S. Borrower, the Donohue Corp., a Delaware corporation (or an intermediate holding company that owns the Capital Stock of the Donahue Corp.) and Abitibi-

Consolidated Inc. or any of its subsidiaries, (B) holding certain preferred Capital Stock of Bowater Canadian Holdings Incorporated, a company organized under the laws of Nova Scotia, so long as promptly upon receipt thereof, the Parent either (1) distributes such Capital Stock to the Original U.S. Borrower, (2) distributes such Capital Stock to another U.S. Credit Party or (3) pledges such Capital Stock as collateral support for the U.S. Obligations in accordance with the U.S. Collateral Agreement, (C) the employment of management and (D) activities reasonably complimentary and related to the foregoing (including, without limitation, investments in the U.S. Borrower);

(ii) guaranteeing the U.S. Obligations in favor of the U.S. Administrative Agent, for the ratable benefit of the U.S. Secured Parties, pursuant to the U.S. Parent Guaranty Agreement;

(iii) [Intentionally Omitted];

(iv) granting a security interest in its assets and properties (other than (A) the Capital Stock of the U.S. Borrower or (B) in connection with the Indebtedness permitted pursuant to the following clause (viii)); provided that (x) the U.S. Administrative Agent is given a Lien on such assets and properties that is prior to such other Lien or (y) to the extent that a Lien is granted in the stock of Abitibi-Consolidated Inc., then the U.S. Administrative Agent shall be granted a Lien in the stock of the Original U.S. Borrower;

(v) granting a security interest in the Capital Stock of the U.S. Borrower in favor of the U.S. Administrative Agent, for the ratable benefit of the U.S. Secured Parties, to secure the U.S. Obligations;

(vi) engaging in non-revenue generating activities reasonably related to restructuring of the Subsidiaries of the Parent; provided, that in the case of any restructuring involving the Credit Parties or the U.S. Credit Parties, the Administrative Agent and the U.S. Administrative Agent shall have received (A) an organizational chart of the Parent and its Subsidiaries after giving effect thereto and (B) a final summary of the steps involved in any such restructuring;

(vii) guaranteeing obligations of Subsidiaries of the Parent or of the Abitibi Entities to the extent that such obligations are unsecured, relate to indemnification obligations with respect to asset sales or trade obligations incurred in the ordinary course of business and do not constitute Indebtedness of such Subsidiary or of such Abitibi Entity; and

(viii) to the extent not otherwise permitted hereunder and so long as the U.S. Borrower shall have complied with the requirements set forth in Section 8.10(e)(i) of the U.S. Credit Agreement, incurring unsecured Indebtedness; provided, that:

(A) the Administrative Agent and the U.S. Administrative Agent shall have received reasonably satisfactory written evidence that the U.S. Borrower and its Subsidiaries would be in compliance with the covenants set forth in Article IX and Section 12.1(o)(ix) on a pro forma basis after giving effect to such Indebtedness;

(B) no Default or Event of Default shall have occurred and be continuing or would be caused by the issuance of such Indebtedness;

(C) no portion of such Indebtedness of the Parent may be recourse to any Credit Party or any U.S. Credit Party (except to the extent permitted pursuant to Section 10.1(d) or (f)(ii)) (it being understood and agreed that no Credit Party or U.S. Credit Party (except to the extent permitted pursuant to Section 10.1(d) or (f)(ii) shall have any obligation whatsoever to repay such Indebtedness or any other obligation related thereto);

(D) no such Indebtedness shall have a maturity date that is earlier than the ninety-first (91st) day after the Maturity Date;

(E) the Parent may not cancel, forgive or make any payment (other than regularly scheduled interest payments) or prepayments on, or redeem or acquire for value (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due, but excluding payments at the scheduled maturity thereof) any such Indebtedness; provided, that the Parent may pay a cash settlement of any convertible Indebtedness so long as on the date of any such payment and after giving effect thereto:

(1) no Default or Event of Default shall have occurred and be continuing;

(2) the U.S. Borrower shall be in pro forma compliance with each of the covenants set forth in Article IX;

(3) the Aggregate Credit Exposure shall not exceed $100,000,000;

(4) the pro forma Consolidated Total Leverage Ratio shall not exceed 4.50 to 1.00; and

(F) except to the extent such Indebtedness is guaranteed by a U.S. Credit Party pursuant to Section 10.1(d), the proceeds of such Indebtedness are used solely for working capital and general corporate purposes of, or to repay outstanding Indebtedness of, the Parent and its Subsidiaries or any Abitibi Entity;

(ix) holding a cash balance in the deposit, securities and other investment accounts of the Parent as of the end of any Business Day in excess of $25,000,000, unless the amount of such balance that is in excess of $25,000,000 is as promptly as possible, but in no event later than one (1) Business Day, invested in the U.S. Borrower; provided, that notwithstanding this Section 12.1(o)(ix)), the Parent may retain the proceeds of the April 2008 Convertible Indebtedness until no later than April 15, 2008; and

(x) to the extent not otherwise permitted hereunder, incurring Indebtedness payable to the Original U.S. Borrower pursuant to the New U.S. Borrower Notes.

SECTION 12.2 Remedies. Upon the occurrence of an Event of Default, with the consent of the Required Agreement Lenders, the Administrative Agent may, or upon the request of the Required Agreement Lenders, the Administrative Agent shall, by notice to the Borrower:

(a) Acceleration; Termination of Facilities. Terminate the Commitment and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations (other than Hedging Obligations), to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 12.1(i) or (j), the Credit Facility shall be automatically terminated and all Obligations (other than Hedging Obligations) shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b) Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations on a pro rata basis. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower.

(c) Rights of Collection. Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrower’s Obligations.

SECTION 12.3 Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the U.S. Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

SECTION 12.4 Crediting of Payments and Proceeds. In the event that the Borrower shall fail to pay any of the Obligations when due or the Obligations have been accelerated pursuant to Section 12.2, all payments received by the Lenders upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such and each Issuing Lender in its capacity as such (ratably among the Administrative Agent and each Issuing Lender in proportion to the respective amounts described in this clause First payable to them);

Second, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest) payable to the Lenders, including attorney fees (ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them);

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations (including any accrued and unpaid interest thereon) (ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them);

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Reimbursement Obligations (ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them);

Fifth, to the Administrative Agent for the account of each Issuing Lender, to cash collateralize any L/C Obligations then outstanding (ratably among the Issuing Lenders in proportion to the respective amounts described in this clause Fifth payable to them);

Sixth, to the payment of that portion of the Obligations constituting Hedging Obligations (including any termination payments and any accrued and unpaid interest thereon) (ratably among the Secured Parties providing the Hedging Agreements giving rise to such Hedging Obligations in proportion to the respective amounts described in this clause Sixth payable to them); and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

SECTION 12.5 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 3.3, Section 4.3 and Section 14.3) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 3.3, Section 4.3 and Section 14.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 12.6 Judgment Currency. The obligation of the Borrower to make payments of the principal of and interest on the Notes and the obligation of any such Person to make payments of any other amounts payable hereunder or pursuant to any other Loan Document in the currency specified for such payment shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any other currency, except to the extent that such tender or recovery shall result in the actual receipt by each of the Administrative Agent and Lenders of the full amount of the particular Permitted Currency expressed to be payable pursuant to the applicable Loan Document. The Administrative Agent shall, using all amounts obtained or received from the Borrower pursuant to any such tender or recovery in payment of principal of and interest on the Obligations, promptly purchase the applicable currency at the most favorable spot exchange rate determined by the Administrative Agent to be available to it. The obligation of the Borrower to make payments in the applicable currency shall be enforceable as an alternative or additional cause of action solely for the purpose of recovering in the applicable currency the amount, if any, by which such actual receipt shall fall short of the full amount of the currency expressed to be payable pursuant to the applicable Loan Document.

ARTICLE XIII

THE ADMINISTRATIVE AGENT

SECTION 13.1 Appointment and Authority.

(a) Each of the Lenders and each of the Issuing Lenders hereby irrevocably appoints The Bank of Nova Scotia to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders (and, as applicable, the Documentation Agent), and neither the U.S. Borrower, the Borrower nor any of their respective Subsidiaries shall have rights as a third party beneficiary of any of such provisions.

(b) Without prejudice to the foregoing, each of the Lenders hereby irrevocably designates and appoints the Administrative Agent as the person holding the power of attorney (fondé de pouvoir) of the Lenders as contemplated under Article 2692 of the CCQ, to enter into, to take and to hold on their behalf, and for their benefit, any deed of hypothec (“Deed of Hypothec”) to be executed by any of the Credit Parties granting a Lien pursuant to the Applicable Law of the Province of Québec and to exercise such powers and duties which are conferred thereupon under such deed. Each of the Lenders hereby additionally irrevocably designates and appoints the Administrative Agent as agent, custodian and depository for and on behalf of the Lenders (i) to hold and to be the sole registered holder of any debenture (“Debenture”) issued under the Deed of Hypothec, the whole notwithstanding Section 32 of the Act respecting the Special Powers of Legal Persons (Québec) or any other Applicable Law, and (ii) to enter into, to take and to hold on their behalf, and for their benefit, a debenture pledge agreement (“Pledge”) to be executed by such Credit Party pursuant to the Applicable Law of the Province of Québec and creating a Lien on the Debenture as security for the payment and performance of, inter alia, the Obligations. In this respect, (A) the Administrative Agent as agent, custodian and depository for and on behalf of the Lenders, shall keep a record indicating the names and addresses of, and the pro rata portion of the obligations and indebtedness secured by the Pledge owing to each of the Lenders for and on behalf of whom the Debenture is so held from time to time, and (B) each of the Lenders will be entitled to the benefits of any property or assets charged under the Deed of Hypothec and the Pledge and will participate in the proceeds of realization of any such property or assets. The Administrative Agent, in such aforesaid capacities shall (x) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Administrative Agent with respect to the property or assets charged under the Deed of Hypothec and Pledge, any other Applicable Law or otherwise, and (y) benefit from and be subject to all provisions hereof with respect to the Administrative Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders and/or the Credit Parties.

SECTION 13.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the U.S. Borrower, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 13.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders or Required Agreement Lenders, as applicable (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the U.S. Borrower, the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders or Required Agreement Lenders, as applicable (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 12.2 and Section 14.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the U.S. Borrower, the Borrower, a Lender or an Issuing Lender in accordance with Section 14.1. In the event that the Administrative Agent receives such a notice, it shall promptly give notice thereof to the Lenders and the Issuing Lenders.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 13.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the U.S. Borrower or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 13.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 13.6 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, each Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Agreement Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in Canada, or an Affiliate of any such bank with an office in Canada. If no such successor shall have been so appointed by the Required Agreement Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of any Lender or any Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time as the Required Agreement Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 14.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b) Any resignation by The Bank of Nova Scotia as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, (ii) the retiring Issuing Lender shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

SECTION 13.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 13.8 No Other Duties, etc; Documentation Agent.

(a) Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents (other than as noted in subsection (b) below), co-agents, book manager, lead manager, arranger, lead arranger or co-arranger listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.

(b) (i) Each of the Lenders and each of the Issuing Lenders hereby irrevocably appoints Wachovia Bank, National Association as the Documentation Agent hereunder and under the other Loan Documents and authorizes the Documentation Agent to take actions with respect to the documentation of the Credit Facility, including the preparation and execution of any definitive documentation in connection with the Credit Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto; provided that, anything herein to the contrary notwithstanding, the Documentation Agent shall have no other powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.

(ii) The Documentation Agent and it Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the U.S. Borrower, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Documentation Agent hereunder and without any duty to account therefor to the Lenders.

(iii) The Documentation Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Documentation Agent. The Documentation Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.

SECTION 13.9 Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(b) to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of the Secured Parties, under any Loan Document (i) upon repayment of the outstanding principal of and all accrued interest on the Loans and Reimbursement Obligations, payment of all outstanding fees and expenses hereunder, the termination of the Commitment and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold or otherwise transferred as part of or in connection with any sale or transfer permitted hereunder or under any other Loan Document, or (iii) subject to Section 14.2, if approved, authorized or ratified in writing by the Required Agreement Lenders;

(c) to subordinate or release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien; and

(d) to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement, the Collateral Agreement and any other Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction(s) permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Agreement Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement pursuant to this Section.

SECTION 13.10 Swingline Lender.

(a) Resignation of Swingline Lender.

(i) Notwithstanding anything to the contrary contained herein, the Swingline Lender may, upon thirty (30) days’ notice to the Borrower, resign as the Swingline Lender. In the event of any such resignation, the Borrower shall be entitled to appoint from among the Lenders a successor Swingline Lender hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the Swingline Lender; provided further that (i) no Lender shall be required to accept such appointment as successor Swingline Lender; (ii) any successor Swingline Lender shall be approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed); and (iii) until a Lender shall have notified the Administrative Agent and the current Swingline Lender in writing that it has agreed to act as a successor Swingline Lender, the current Swingline Lender shall continue as Swingline Lender hereunder. Upon the acceptance of any appointment as Swingline Lender hereunder by a successor, such successor Swingline Lender shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the replaced Swingline Lender, and the replaced Swingline Lender shall be discharged from its duties and obligations in its capacity as Swingline Lender without any other or further act or deed on the part of such replaced Swingline Lender or any other Lender.

(ii) Any resigning Swingline Lender shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving Credit Lenders to make Revolving Credit Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.2(b).

(b) Knowledge of Defaults. For purposes of Section 2.2(b), the Swingline Lender shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Swingline Lender by the U.S. Borrower, the Borrower, the Administrative Agent, a Lender or an Issuing Lender in accordance with Section 14.1. In the event that the Swingline Lender receives such a notice, it shall promptly give notice thereof to the Administrative Agent, the Lenders and the Issuing Lenders.

ARTICLE XIV

MISCELLANEOUS

SECTION 14.1 Notices.

(a) Method of Communication. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing (for purposes hereof, the term “writing” shall include information in electronic format such as electronic mail and internet web pages), or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via electronic mail, posting on an internet web page, telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by electronic mail, posting on an internet web page, telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third (3rd) Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to the Administrative Agent as understood by the Administrative Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

(b) Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

If to the U.S. Borrower
or the Borrower:	Bowater Incorporated
55 East Camperdown Way
Greenville, SC 29602-1028
Attention: Treasurer
Telephone No.: (864) 282-9413
Telecopy No.: (864) 282-9219

With copies to:	Hazen H. Dempster
Troutman Sanders LLP
Suite 5200
600 Peachtree Street, N.E.
Atlanta, Georgia 30308-2216
Telephone No.: (404) 885-3126
Telecopy No.: (404) 962-6544

If to The Bank of
Nova Scotia as
Administrative Agent:	The Bank of Nova Scotia
40 King Street West
Scotia Plaza, 62nd Floor
Toronto, Ontario M5W 2X6
Attention: Corporate Banking Loan Syndication
Telephone No.:
Telecopy No.: (416) 866-3329

If to any Lender:	To the address set forth on the Register

(c) Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.

SECTION 14.2 Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, in the case of an amendment, waiver or consent for which a substantially similar corresponding amendment, waiver or consent with regard to the U.S. Credit Agreement will be made effective thereunder contemporaneously, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; and in the case of any other amendment, waiver or consent specifically impacting only this Agreement and the other Loan Documents, such amendment, waiver or consent is in writing signed by the Required Agreement Lenders (or by the Administrative Agent with the consent of the Required Agreement Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:

(a) waive any condition set forth in Section 5.2 without the written consent of each Lender directly affected thereby;

(b) (i) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 12.2) or the amount of Loans of any Lender without the written consent of such Lender or (ii) increase the aggregate Commitments of all Lenders to an aggregate principal amount in excess of $165,000,000 without the consent of the U.S. Required Agreement Lenders;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, that only the consent of the Required Lenders shall be necessary in order to waive (in whole or in part) any prepayment required pursuant to Section 8.2(b).

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (iv) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Agreement Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the rate set forth in Section 4.1(c) during the continuance of an Event of Default;

(e) change Section 4.4 or Section 12.4 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(f) change any provision of this Section or the definitions of “Required Lenders” or “Required Agreement Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender and each U.S. Lender directly affected thereby;

(g) increase the percentage specified in the definition of “Asset Coverage Amount”; reduce or eliminate any of the Indebtedness specified in part (b) of the definition of “Extensions of Credit” in determining the Borrowing Limit; or add additional categories or types of assets to the definition of “Coverage Assets”, in each case without the written consent of each Lender directly affected thereby;

(h) increase any of the percentages specified in the definition of “Borrowing Base”; amend the definitions of “Eligible Accounts” or “Eligible Inventory” in a manner which would result in more availability under the Borrowing Base; or add additional categories or types of assets to the definition of “Borrowing Base”, in each case without the written consent of each Lender directly affected thereby;

(i) (i) release the U.S. Borrower from the U.S. Borrower Guaranty, or (ii) release all of the Subsidiary Guarantors or release Subsidiary Guarantors comprising substantially all of the credit support for the Obligations, in either case, from the Subsidiary Guaranty Agreement (other than as authorized in Section 13.9), in each case without the written consent of each Lender;

(j) release all or substantially all of the Collateral or release any Security Document (other than as authorized in Section 13.9 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender; or

(k) change Article XI of this Agreement without the written consent of each U.S. Lender;

(l) add as Collateral any assets of any Person that is not organized under the laws of Canada or any province thereof without the written consent of the U.S. Administrative Agent and the U.S. Required Agreement Lenders (it being understood that under the terms of the U.S. Credit Agreement a vote of the Administrative Agent and the Required Agreement Lenders shall be required to add as Collateral for the U.S. Credit Facility any assets of any Person that is not organized under the laws of the United States or any state thereof); or

(m) join as a Credit Party any Person that is not organized under the laws of Canada or any province thereof without the written consent of the U.S. Administrative Agent and the U.S. Required Agreement Lenders (it being understood that under the terms of the U.S. Credit Agreement a vote of the Administrative Agent and the Required Agreement Lenders shall be required to join as a U.S. Credit Party any Person that is not organized under the laws of the United States or any state thereof);

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable Issuing Lender in addition to the Lenders required above, affect the rights or duties of such Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

SECTION 14.3 Expenses; Indemnity.

(a) Costs and Expenses. The Borrower and the other Credit Parties, jointly and severally, shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Documentation Agent and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for each of the Administrative Agent and the Documentation Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by each Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Documentation Agent, any Lender or any Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, the Documentation Agent, any Lender or any Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit or (C) with respect to the preservation and protection of the Collateral and (iv) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by the Administrative Agent during the course of periodic field audits, examinations and appraisals with respect to the Collateral and the operations of the Credit Parties and their Subsidiaries, plus a per diem charge at the Administrative Agent’s then standard rate for the Administrative Agent’s examiners in the field and office.

(b) Indemnification. The Borrower and the other Credit Parties shall indemnify the Administrative Agent (and any sub-agent thereof), the Documentation Agent (and any sub-agent thereof), each Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the U.S. Borrower or any of its Subsidiaries, or any Environmental Claim related in any way to the U.S. Borrower or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), investigation, litigation or other proceeding (whether or not the Administrative Agent, the Documentation Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory, or sole negligence of the Indemnitee, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Documentation Agent (or any sub-agent thereof), any Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Documentation Agent (or any sub-agent thereof), such Issuing Lender or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Documentation Agent (or any sub-agent thereof) or such Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Documentation Agent (or any sub-agent thereof) or such Issuing Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 4.7.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower and each other Credit Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable promptly after demand therefor.

SECTION 14.4 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Lender or the Swingline Lender, irrespective of whether or not such Lender, such Issuing Lender or the Swingline Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, such Issuing Lender or the Swingline Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each Issuing Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender, the Swingline Lender or their respective Affiliates may have. Each Lender, each Issuing Lender and the Swingline Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 14.5 Governing Law.

(a) Governing Law. This Agreement and the other Loan Documents, unless expressly set forth therein, shall be governed by, and construed in accordance with, the law of the State of New York, without reference to the conflicts of law principles thereof insofar as such principles would defer to the substantive laws of some other jurisdiction.

(b) Submission to Jurisdiction. The Borrower and each other Credit Party irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of (i) the State of New York sitting in New York County and of the United States District Court for the Southern District of New York and (iii) the Province of Ontario, and in each case any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or Ontario court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or any Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 14.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 14.6 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION

SECTION 14.7 Reversal of Payments. To the extent the U.S. Borrower or the Borrower makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

SECTION 14.8 Injunctive Relief; Punitive Damages.

(a) The U.S. Borrower and the Borrower recognize that, in the event the U.S. Borrower or the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the U.S. Borrower and the Borrower agree that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

(b) The Administrative Agent, the Lenders and the U.S. Borrower and the Borrower (on behalf of themselves and the other Credit Parties) hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.

SECTION 14.9 Accounting Matters. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the U.S. Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the U.S. Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the U.S. Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 14.10 Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless (A) such assignment is made to an existing Lender, to an Affiliate thereof, or to an Approved Fund, in which case no minimum amount shall apply, or (B) each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) (A) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Credit Facility if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender, (B) the consent of each Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding) and (C) the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Credit Facility; and

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 4.8, Section 4.9, Section 4.10, Section 4.11 and Section 14.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Montreal, Québec or Toronto, Ontario, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower and the Administrative Agent, sell participations to any Person (other than a natural person or the U.S. Borrower, the Borrower or any of the their respective Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 14.2 that directly affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 4.8, Section 4.9,

Section 4.10 and Section 4.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 14.4as though it were a Lender, provided such Participant agrees to be subject to Section 4.6 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 4.10 and Section 4.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.11 unless (i) the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.11(e) as though it were a Lender and (ii) the applicable Lender shall provide the Borrower with satisfactory evidence that the participation is in registered form and shall permit the Borrower to review such register as reasonably needed for the Borrower to comply with its obligations under Applicable Laws.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 14.11 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document (or any Hedging Agreement with a Lender or the Administrative Agent) or any action or proceeding relating to this Agreement or any other Loan Document (or any Hedging Agreement with a Lender or the Administrative Agent) or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any purchasing Lender, proposed purchasing Lender, Participant or proposed Participant, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the U.S. Borrower, the Borrower and their respective obligations, (g) with the consent of the U.S. Borrower or the Borrower, (h) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach by such Person of this Section or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the U.S. Borrower or the Borrower or (j) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates. For purposes of this Section, “Information” means all information received from any Credit Party relating to any Credit Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party; provided that, in the case of information received from a Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 14.12 Performance of Duties. Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

SECTION 14.13 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitment remains in effect or the Credit Facility has not been terminated.

SECTION 14.14 Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XIV and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

SECTION 14.15 Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 14.16 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 14.17 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

SECTION 14.18 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 14.19 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full and the Commitment has been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 14.20 No Fiduciary Duty. The Administrative Agent, the Documentation Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of U.S. Borrower or the Borrower. The U.S. Borrower and the Borrower agree that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders, the U.S. Borrower, the Borrower, their stockholders or Affiliates. The U.S. Borrower and the Borrower acknowledge and agree that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and the U.S. Borrower or the Borrower, on the other, (ii) in connection with this Agreement and the Loan Documents, each of the Lenders is acting solely as a principal and not the agent or fiduciary of the U.S Borrower, the Borrower, their management, stockholders, creditors or any other Person, (iii) no Lender has assumed an advisory or fiduciary responsibility under this Agreement or the Loan Documents in favor of the U.S Borrower or the Borrower (irrespective of whether any Lender or any of its Affiliates has advised or is currently advising the U.S Borrower or the Borrower on other matters) and (iv) U.S. Borrower and Borrower have consulted their own legal and financial advisors to the extent it deemed appropriate. U.S. Borrower and Borrower further acknowledge and agree that they are responsible for making their own independent judgment with respect to this Agreement and the Loan Documents. Borrower and U.S. Borrower agree that they will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to U.S. Borrower or Borrower, in connection with this Agreement and the Loan Documents.

SECTION 14.21 Advice of Counsel, No Strict Construction. Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SECTION 14.22 USA Patriot Act. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name and address of each Borrower and each Guarantor and other information that will allow such Lender to identify such Borrower or Guarantor in accordance with the Act.

SECTION 14.23 Inconsistencies with Other Documents; Independent Effect of Covenants.

(a) In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on the U.S. Borrower or its Subsidiaries or further restricts the rights of the U.S. Borrower or its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

(b) The U.S. Borrower and the Borrower expressly acknowledge and agree that each covenant contained in Article VIII, Article IX or Article X, hereof shall be given independent effect. Accordingly, the U.S. Borrower and the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Article VIII, Article IX or Article X if, before or after giving effect to such transaction or act, the U.S. Borrower or the Borrower shall or would be in breach of any other covenant contained in Article VIII, Article IX or Article X.

SECTION 14.24 No Novation. The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to the Lenders or the Administrative Agent based on facts or events occurring or existing prior to the execution and delivery of this Agreement.

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